                           SCHEDULE 14A INFORMATION

  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF
                                     1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]Preliminary Proxy Statement

                                          [_]CONFIDENTIAL, FOR USE OF THE
                                             COMMISSION ONLY (AS PERMITTED BY
[X]Definitive Proxy Statement                RULE 14a-6(e)(2))

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to
   (S)240.14a-11(c) or (S)240.14a-12

                     INTERNATIONAL TECHNOLOGY CORPORATION
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

   (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

[_] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

 (1) Title of each class of securities to which transaction applies:

 (2) Aggregate number of securities to which transaction applies:

 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

 (4) Proposed maximum aggregate value of transaction:

 (5) Total fee paid:

[X] Fee paid previously with preliminary materials.

[_] Checkbox if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

 (1) Amount Previously Paid:

 (2) Form, Schedule or Registration Statement No.:

 (3) Filing Party:

 (4) Date Filed:

Notes:

                [LOGO OF INTERNATIONAL TECHNOLOGY CORPORATION]


                               October 30, 1996

Dear Stockholder:

  We are pleased to enclose proxy materials for the Annual Meeting of Stockholders to be held November 20, 1996 and the 1996 Annual Report to Stockholders.

  This year's Annual Meeting is extraordinarily important to the future of our Company. At the Meeting, stockholders will vote upon proposals related to a proposed $45 million investment by The Carlyle Group, a well-known, and very successful Washington, D.C.-based investment group. If this transaction is approved, the Company will have a new seven member board of directors, consisting of four persons designated by Carlyle and three existing directors.

  Complete information concerning the preferred stock and warrants to be issued in the Carlyle transaction, the Company's agreements with Carlyle, and the new directors is contained in the accompanying proxy statement. We urge you to review it carefully.

  You should know that the Carlyle transaction was approved unanimously by the Board of Directors following a 6-month exploration of a broad range of strategic alternatives, in which the Company was assisted by the Company's financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). The Board of Directors believes that the proposed transaction is the highest value alternative available to the Company and urges you to vote in favor of it.

  The contribution of $45 million will substantially increase the financial strength and stability of the Company. In addition, it will be the primary source of capital to finance an active acquisition program to take advantage of opportunities presented by the industry-wide consolidation that is now underway. Our objective, and Carlyle's, is to make the Company a platform to build a multi-billion dollar global consulting, engineering and construction firm.

  Without the cash infusion from Carlyle, the Company faces significant financial issues and formidable obstacles to growth in the foreseeable future. Unsatisfactory operating results in the first half of this fiscal year left the Company unable to comply with covenants in its bank credit and senior note agreements, and with no borrowing capacity under its bank credit line. Following a series of short-term waivers, the lenders have agreed to amendments to their agreements which will enable the Company to avoid future covenant defaults if operations are in accordance with the Company's current plan. The proceeds of the Carlyle investment and the amendments to the credit agreements will provide the Company greater operational flexibility and the ability to use such sources for selected acquisitions. Without the Carlyle investment, the amended agreements would provide the Company with no significant operating flexibility which, combined with limited cash and debt availability, would substantially restrict the ability of the Company to grow. Further, without the Carlyle investment, if the presently anticipated recovery in operations does not materialize, or is significantly delayed, the Company could face serious liquidity issues in future periods.

  In short, the proposed Carlyle transaction will restore the Company's financial health and provide exciting new opportunities to enhance stockholder value. Without the transaction, the Company's future can only be described as uncertain and precarious.

  We strongly urge your favorable vote on the Carlyle transaction and the other proposals in the proxy statement.

                                          Sincerely yours,

                                          /s/ Anthony J. Deluca

                                          ANTHONY J. DELUCA
                                          President and Acting Chief Executive
                                           Officer

                     INTERNATIONAL TECHNOLOGY CORPORATION
                           23456 HAWTHORNE BOULEVARD
                          TORRANCE, CALIFORNIA 90505

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

  The 1996 Annual Meeting of Stockholders (the "Annual Meeting") of International Technology Corporation (the "Company") will be held at the Sheraton Grande Hotel, located at 333 South Figueroa Street, Los Angeles, California 90071, on Wednesday, November 20, 1996, at 9:00 a.m. Pacific Standard time, for the following purposes:

  Proposal 1: To consider and vote upon the issuance and sale of (i) 45,000 shares of Cumulative Convertible Participating Preferred Stock, par value $100 per share, of the Company ("Convertible Preferred Stock") and (ii) warrants to purchase 5,000,000 shares of Common Stock, $1.00 par value per share, of the Company to certain investors affiliated with The Carlyle Group (collectively, "Carlyle"), at an aggregate price of $45,000,000 (the "Investment") on the terms and subject to the conditions set forth in that certain Securities Purchase Agreement, dated August 28, 1996, between the Company and Carlyle; and a related amendment to the Company's Certificate of Incorporation (the "Certificate") to (a) effect a one-for-four reverse stock split (the "Reverse Stock Split") pursuant to which each four shares of Common Stock will be exchanged for one share of Common Stock,
              (b) reduce the number of authorized shares of Common Stock from 100,000,000 to 50,000,000 and (c) reduce the par value of the Company's Common Stock from $1.00 per share to $.01 per share. Except as otherwise indicated, all share and per share information in this Proxy Statement is presented without giving effect to the Reverse Stock Split.

  Proposal 2: To elect three directors to hold office until the 1999 Annual
              Meeting of Stockholders and until their successors are elected and qualified.

  Proposal 3: To consider and vote upon the approval of the Company's 1996
              Stock Incentive Plan.

  Proposal 4:
              To consider and vote upon amendments to the Certificate to: (i) eliminate the provisions of the Certificate that provide for cumulative voting with respect to the election of directors; and
              (ii) eliminate the provisions of the Certificate that provide for a classified board of directors.

              and to transact such other business as may properly come before the Annual Meeting.


  Proposal 4 will not be implemented unless Proposal 1 is approved.

  Holders of record of the Company's Common Stock at the close of business on September 27, 1996 are entitled to notice of and to vote at the Annual Meeting and at any adjournment(s) or postponement(s) thereof. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, from November 8, 1996 until November 20, 1996 at the Company's executive offices located at 23456 Hawthorne Boulevard, Torrance, California.

  Each stockholder is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw the proxy and vote personally on each matter brought before the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /s/ James G. Kirk


                                          JAMES G. KIRK
                                          Secretary

October 30, 1996
Torrance, California

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
VOTING AT THE MEETING....................................................   1
SUMMARY OF MATTERS TO BE CONSIDERED......................................   2
RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY..................   2
PROPOSAL 1--PROPOSED CARLYLE INVESTMENT..................................   3
  Summary of Proposed Carlyle Investment.................................   3
  Capitalization.........................................................   6
  Price Range for the Company's Common Stock and Related Stockholder
   Matters...............................................................   7
  Second Quarter Results.................................................   7
  Use of Proceeds........................................................   8
  Events Leading to the Carlyle Investment...............................   8
  Impact on Company's Business Strategy of Carlyle Investment............   9
  Board of Directors' Recommendations....................................   9
  Opinion of Financial Advisor...........................................  11
  Dissenters' Rights and Preemptive Rights...............................  14
  Impact of the Transaction on the Company and Existing Stockholders;
   Certain Considerations................................................  14
  The Securities Purchase Agreement......................................  16
  Interest of Certain Persons in the Investment..........................  26
  Proposed Compensation of Convertible Preferred Stock Directors and
   Carlyle Fee...........................................................  26
  Reverse Stock Split, Reduction in Number of Authorized Shares and
   Reduction of Par Value................................................  26
  Vote Required for Approval of the Investment Proposal..................  28
PROPOSAL 2--ELECTION OF DIRECTORS........................................  29
  Board of Directors Following the Investment............................  29
  Election of Directors at the Annual Meeting............................  30
  Background of the Nominees, Proposed Convertible Preferred Stock
   Directors and Current Directors.......................................  30
  Cumulative Voting and Nominations......................................  32
  Meetings of the Board of Directors and Committees......................  33
  Compensation of Directors..............................................  33
PROPOSAL 3--APPROVAL OF THE 1996 STOCK INCENTIVE PLAN....................  36
  Objectives of the Plan.................................................  36
  1996 Stock Incentive Plan..............................................  36
  Awards To Employees, Directors and Consultants.........................  37
  Non-employee Director Options..........................................  37
  Plan Duration..........................................................  37
  Amendments.............................................................  38
  Tax Treatment..........................................................  38
  Board Recommendation...................................................  39
PROPOSAL 4--APPROVAL OF THE ELIMINATION OF CUMULATIVE VOTING AND
 ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS PROPOSAL...................  40
  Proposed Amendments to Certificate of Incorporation....................  40
  Further Information....................................................  40
  Vote Required for Approval of the Elimination of Cumulative Voting and
   Elimination of Classified Board of Directors Proposal.................  41
BENEFICIAL OWNERSHIP OF SHARES...........................................  42
EXECUTIVE COMPENSATION...................................................  44
  Summary Compensation Table.............................................  44
  Stock Option Grants In Last Fiscal Year................................  46
  Aggregated Option Exercises During Last Fiscal Year And Option Values
   At End Of Last Fiscal Year............................................  46

                                                                         PAGE
                                                                         -----
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION..........    47
  Compensation Program Objectives.......................................    47
  Base Salary...........................................................    47
  Total Annual Cash Compensation (base salary plus bonus)...............    48
  The Incentive Compensation "Bonus" Plan...............................    48
  Long-Term Incentive Compensation Program..............................    49
  Total Direct Compensation (total annual cash compensation plus the
   annualized value of long-term incentives)............................    49
  Section 162(m) of the Internal Revenue Code...........................    50
  Compensation of Chief Executive Officer...............................    50
STOCK PRICE PERFORMANCE GRAPH...........................................    51
CERTAIN TRANSACTIONS....................................................    52
INDEPENDENT AUDITOR.....................................................    55
STOCKHOLDER PROPOSALS...................................................    55
ANNUAL REPORT...........................................................    56
FORM 10-K ANNUAL REPORT.................................................    56
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................    56
GENERAL AND OTHER MATTERS...............................................    56
APPENDICES..............................................................    57
APPENDIX I--DLJ FAIRNESS OPINION........................................   I-1
APPENDIX II--QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED
 JUNE 28, 1996..........................................................  II-1
APPENDIX III--CERTIFICATE OF DESIGNATIONS OF CONVERTIBLE PREFERRED
 STOCK.................................................................. III-1
APPENDIX IV--AMENDMENT TO CERTIFICATE OF INCORPORATION EFFECTING A ONE-
 FOR-FOUR REVERSE STOCK SPLIT, REDUCING THE NUMBER OF AUTHORIZED SHARES
 OF COMMON STOCK AND REDUCING THE PAR VALUE OF SHARES OF COMMON STOCK...  IV-1
APPENDIX V--AMENDMENT TO CERTIFICATE OF INCORPORATION ELIMINATING
 CUMULATIVE VOTING AND AMENDMENT TO CERTIFICATE OF INCORPORATION
 ELIMINATING THE CLASSIFIED BOARD OF DIRECTORS..........................   V-1
APPENDIX VI--1996 STOCK INCENTIVE PLAN..................................  VI-1

                     INTERNATIONAL TECHNOLOGY CORPORATION
                           23456 HAWTHORNE BOULEVARD
                          TORRANCE, CALIFORNIA 90505

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                            NOVEMBER 20, 1996

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of International Technology Corporation, a Delaware corporation (the "Company"), for use at the 1996 Annual Meeting of Stockholders of the Company to be held at 9:00 a.m. Pacific Standard time, on Wednesday, November 20, 1996, at the Sheraton Grande Hotel, located at 333 South Figueroa Street, Los Angeles, California 90071, and at any adjournment(s) or postponement(s) thereof (the "Annual Meeting"). It is anticipated that this Proxy Statement, together with the proxy and the 1996 Annual Report to Stockholders, will first be mailed to the Company's stockholders on or about October 30, 1996.

                             VOTING AT THE MEETING

  The close of business on September 27, 1996 has been fixed as the record date for determination of holders of the Company's Common Stock, $1.00 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 36,251,130 shares of Common Stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

  Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting, subject to cumulative voting rights in the election of directors (see "Election of Directors"). With regard to the election of directors, votes may be cast in favor of or withheld from nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors. Abstentions and broker non-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. Each proposal is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy for the Annual Meeting bearing a later date, or (iii) delivering written notice of revocation to the Secretary of the Company prior to use of the enclosed proxy at the Annual Meeting.

                      SUMMARY OF MATTERS TO BE CONSIDERED

  The following is a summary of the proposals contained in this Proxy Statement. The summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement and the Appendices hereto. Stockholders are urged to read this Proxy Statement and the Appendices to this Proxy Statement in its and their entirety.

 . Proposal 1. Carlyle Investment. Stockholders are being asked to consider and approve a cash investment of $45,000,000 in the Company by certain investors affiliated with The Carlyle Group (collectively, "Carlyle"). In consideration of its investment, Carlyle will receive 45,000 shares of newly issued Cumulative Convertible Participating Preferred Stock, par value $100 per share (the "Convertible Preferred Stock"), and warrants (the "Warrants") to purchase up to 5,000,000 shares of the Company's Common Stock at a price of $3.00 per share. Initially, the holders of this Convertible Preferred Stock will own approximately 38% of the voting power of the Company (43% assuming exercise of the Warrants). Carlyle will also have the right to elect a majority of the Company's Board of Directors until the fifth anniversary of the closing of the Investment. Information relating to the conversion, redemption and dividends with respect to the Convertible Preferred Stock is set forth below under "Proposal 1--Proposed Carlyle Investment." To accommodate the Carlyle Investment, the Company's
  Certificate of Incorporation (the "Certificate") will be amended to
  (i) effect a one-for-four reverse stock split (the "Reverse Stock Split") pursuant to which each four shares of Common Stock will be exchanged for one share of Common Stock, (ii) reduce the number of authorized shares of Common Stock from 100,000,000 to 50,000,000 in connection with the Reverse Stock Split and (iii) reduce the par value of the shares of Common Stock from $1.00 per share to $.01 per share. Approval of a majority of the outstanding shares of Common Stock will be required for this proposal.

 All share and per share information in this Proxy Statement is presented without giving effect to the Reverse Stock Split, unless otherwise indicated.

 . Proposal 2. Election of Directors. At the Annual Meeting, Stockholders will elect three directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. If the Investment is approved, the Board will initially consist of seven directors and Carlyle will have the right to designate a majority of the Board (four of seven directors) for a period of five years from the closing of the Investment. All of the directors other than Anthony J. DeLuca, E. Martin Gibson and James C. McGill have advised the Company that they will resign from the Board of Directors, effective upon the consummation of the Investment.

 . Proposal 3. 1996 Stock Incentive Plan. Stockholders are being asked to consider and approve the 1996 Stock Incentive Plan in order to allow the Company to attract, motivate and retain qualified professionals and employees with stock-based incentives. Authority to grant new awards under the Company's prior stock incentive plan, the 1991 Stock Incentive Plan (the "1991 Plan"), expired as of March 31, 1996. Approval of a majority of the outstanding shares of Common Stock will be required for this proposal.

 . Proposal 4. Election of Directors for Annual Terms and Deletion of
  Cumulative Voting. Stockholders are being asked to consider and approve an amendment to the Certificate to delete the provision related to a classified board of directors, and an amendment to the Certificate to remove the provisions related to cumulative voting for directors. Approval of two-thirds of the outstanding shares will be required for this proposal, which will be implemented only if the Carlyle Investment is completed.

 . Other Business. In addition to the foregoing, stockholders will be asked to transact such other business as may properly come before the Annual Meeting and any postponement(s) or adjournment(s) thereof.

            RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY

  THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED EACH OF THE PROPOSALS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF EACH OF THE INVESTMENT, THE ELECTION OF DIRECTORS, THE 1996 STOCK INCENTIVE PLAN, AND THE ELIMINATION OF CUMULATIVE VOTING AND THE ELIMINATION OF THE CLASSIFIED BOARD OF DIRECTORS.

                                  PROPOSAL 1

                          Proposed Carlyle Investment

SUMMARY OF PROPOSED CARLYLE INVESTMENT

  The following is a brief summary of the main provisions of the proposed Investment. This summary is not intended to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Proxy Statement and the Appendices hereto.

  All share and per share information in this Proxy Statement is presented without giving effect to the Reverse Stock Split, unless otherwise indicated.

  Overview. This proxy statement relates to a proposal for significant investment (referred to herein as the "Carlyle Investment" or "Investment") in the Company by certain investors affiliated with The Carlyle Group (collectively, "Carlyle") which management considers critical to the Company's ability to build profitability and shareholder values. The Carlyle Investment will provide significant funds and operating flexibility to enable the Company to take advantage of opportunities for expansion and diversification of its business through the acquisition of other companies in the environmental consulting, engineering and remediation industry in order to create long-term value for its stockholders.

  As of June 28, 1996, the Company was unable to comply with certain financial covenants in its $65,000,000 senior secured notes and $60,000,000 bank line of credit. The Company received temporary waivers of such covenants which were extended through November 1, 1996. The Company has recently negotiated amendments to the foregoing credit agreements, which are intended to avoid future covenant defaults and provide enhanced flexibility in its operations following the consummation of the Carlyle Investment. See "Capitalization." The Carlyle Investment will also provide additional liquidity which will help the Company to avert future severe liquidity constraints that may occur in the event the recovery of the Company's business from recent periods does not develop as the Company anticipates.

   If this proposal is approved, Carlyle will make a cash investment of $45,000,000 in the Company in exchange for shares of newly issued Cumulative Convertible Participating Preferred Stock, par value $100 per share (the "Convertible Preferred Stock"), and warrants (the "Warrants") to purchase 5,000,000 additional shares of Common Stock, par value $1.00 per share, of the Company (the "Common Stock"). Initially, the holders of the Convertible Preferred Stock will own approximately 38% of the voting power of the Company (43% assuming exercise of the Warrants).

  The initial conversion price of the Convertible Preferred Stock will be $2.00 per share and the initial exercise price of the Warrants will be $3.00 per share. The conversion price and exercise price could be reduced to as low as $1.45 and $2.18, respectively, if all shares of the Company's existing 7% Cumulative Convertible Exchangeable Preferred Stock (the "7% Preferred Stock") were converted into Common Stock at an assumed special conversion price of $3.17. The special conversion price will be in effect for a period of 45 days following notice to holders of the 7% Preferred Stock after completion of the Investment, with the actual special conversion price equal to the higher of $3.17 or the average closing price of the Common Stock for the five trading days ending on the day prior to the completion of the Investment. In such event, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock could be as much as 31,965,517. See "Impact of the Transaction on the Company and Existing Stockholders; Certain Considerations-- Special Conversion Price of 7% Preferred Stock."

  The Carlyle Group. The Carlyle Group is a Washington D.C. based private merchant bank that has sponsored more than $5 billion of mergers, acquisitions and other corporate investments and has made numerous successful investments. The Company believes that association with Carlyle as a major investor in the Company will enhance the Company's credibility and standing in its industry, and will provide the Company's stockholders the opportunity to benefit from Carlyle's sponsorship, support and financial strength. Most importantly, the Company's management believes that Carlyle's interests will be closely aligned with the interests of the Company's public stockholders.

  Dividend Rights and Conversion. The Convertible Preferred Stock will be entitled to cumulative annual dividends. No dividends will be payable in the first year. Thereafter, dividends will be payable quarterly in kind for one year at the rate of 3% per annum and in cash thereafter at the rate of 6% per annum. In addition, the Convertible Preferred Stock will have the right to participate in any dividends paid with respect to the Common Stock, on the basis of the number of shares of Common Stock into which it may be converted, as described below.

  Holders of the Convertible Preferred Stock will have the right, at their option at any time, to convert such shares of Convertible Preferred Stock into shares of Common Stock at an initial conversion price of $2.00 per share (which is approximately equal to trading prices for the Company's Common Stock on the New York Stock Exchange (the "NYSE") prior to announcement of the Investment). The conversion price of the Convertible Preferred Stock (a) could be reduced by reason of the conversion of shares of the 7% Preferred Stock at a special conversion price or as a result of certain other anti-dilution provisions described under "The Securities Purchase Agreement--Description of Convertible Preferred Stock," and (b) will be reduced to one-half of the then-current conversion price per share after the eighth anniversary of the closing of the Investment if the Convertible Preferred Stock has not earlier been redeemed or converted. The Convertible Preferred Stock will be entitled to a liquidation preference equal to $1,000 per share.

  Convertible Preferred Stock Voting Rights. For five years from the consummation of the Investment (the "Five-Year Period"), holders of the Convertible Preferred Stock will be entitled to elect a majority of the Company's Board of Directors, provided that Carlyle continues to own at least 20% of the voting power of the Company. The Company's Board will consist of an odd number of directors and initially will consist of seven directors, of whom four will be elected by the Convertible Preferred Stock and the remaining three will be elected by the Common Stock. Initially, at least two of the directors elected by the holders of the Common Stock will be persons who have no employment or other relationship with the Company or Carlyle, other than their positions as directors of the Company. During the Five-Year Period, holders of the Convertible Preferred Stock will not participate in elections of the remaining directors ("Non-Preferred Stock Directors") and those directors elected by the holders of the Convertible Preferred Stock will not have the right to vote on the election of any director to fill a vacancy among the Non-Preferred Stock Directors. At the end of the Five-Year Period, provided that Carlyle continues to own at least 20% of the voting power of the Company, holders of the Convertible Preferred Stock will be entitled to elect the largest number of directors which is a minority of the directors of the Company and to vote with the Common Stock (as a single class) on the election of the remaining directors. Additionally, the holders of the Convertible Preferred Stock, in the event they no longer have the right to elect at least a minority of the directors, will have the right (voting as a class with holders of the 7% Preferred Stock and any other parity stock) to elect two directors to the Board in the event the Company shall fail to make payment of dividends on the Convertible Preferred Stock for six dividend periods.

  In addition, regardless of the aggregate amount of voting power they own, holders of the Convertible Preferred Stock will always have the right (i) to vote with the Common Stock (as a single class) on all matters other than the election of directors, with the Convertible Preferred Stock having the number of votes equal to the number of shares of Common Stock into which it might be converted and (ii) voting as a separate class, to approve certain major corporate transactions. Additional information about the Convertible Preferred Stock voting rights is discussed below under "--The Securities Purchase Agreement--Description of Convertible Preferred Stock--Voting Rights."

  Special Provisions for the Protection of Public Stockholders. The transaction documents contain provisions for the protection of those stockholders not affiliated with Carlyle, including: (i) a requirement that actions in connection with the Company's rights under the Carlyle agreements (such as any claims for indemnity) shall be determined by a majority of the Non-Preferred Stock Directors; (ii) a similar requirement for approval by a majority of the Non-Preferred Stock Directors of certain determinations in connection with the anti-dilution provisions of the Convertible Preferred Stock and Warrants; (iii) a requirement that transactions or contracts between the Company and Carlyle (or its affiliates) must be approved by a majority of the Non-Preferred Stock Directors; (iv) a requirement for approval by a majority of the Non-Preferred Stock Directors for any acquisition of additional shares of capital stock of the Company by Carlyle or its affiliates if such acquisition would result in Carlyle and its affiliates holding 75% or more of the general voting power of the Company; and (v) an additional requirement for approval by holders of a majority of the Company's Common Stock, not including Carlyle, for any "going private" transaction within the meaning of SEC Rule 13e-3 under the Exchange Act.

  Redemption. The Company will be entitled, at its option (as determined by a majority of the Non-Preferred Stock Directors), to redeem all of the Convertible Preferred Stock at its liquidation preference of $1,000 per share plus accumulated and unpaid dividends on or after the seventh anniversary of the closing date of the Investment.

  Registration Rights. Carlyle will have piggyback and demand registration rights with respect to the Common Stock issuable upon conversion of the Convertible Preferred Stock and/or exercise of the Warrants.

  Reverse Stock Split and Reduction in Par Value. In order to enable the Company to reserve the appropriate number of shares of Common Stock for issuance pursuant to the Investment while retaining a sufficient number of shares for other corporate purposes, to allow for the conversion of the Convertible Preferred Stock and exercise of the Warrants, and to enhance the liquidity of the Common Stock it has been proposed that the Company's Certificate of Incorporation be amended to effect a one-for-four reverse stock split pursuant to which each four shares of Common Stock will be exchanged for one share of Common Stock and to reduce the par value from $1.00 to $.01 per share. If all shares were issued that are potentially subject to issuance by reason of the Investment, exercise of all outstanding stock options, conversion of outstanding convertible securities and the proposed 1996 Stock Incentive Plan, the total number of shares outstanding would be 95,629,085. After giving effect to the proposed Reverse Stock Split, such number would be 23,907,271. Except as otherwise indicated, all share and per share information in this Proxy Statement is presented without giving effect to the Reverse Stock Split. As of September 27, 1996, the Company had outstanding 36,251,130 shares of Common Stock; 2,485,438 additional shares are reserved for issuance upon the exercise of outstanding options and 10,273,920 shares are reserved for issuance upon conversion of the 7% Preferred Stock. As described under "-- Special Conversion Price of Outstanding 7% Preferred Stock," the number of shares required for issuance upon conversion of the 7% Preferred Stock could be increased to 18,927,000 by reason of the Investment. 23,175,000 shares will be required for conversion of the Convertible Preferred Stock (including shares issuable as in-kind dividends), 5,000,000 shares for issuance upon exercise of the Warrants and 1,000,000 shares for issuance pursuant to the proposed 1996 Stock Incentive Plan. As described under "--Special Conversion Price of Outstanding 7% Preferred Stock," the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock could be increased to as much as 31,965,517 if all shares of 7% Preferred Stock were converted to Common Stock at the special conversion price. In connection with the Reverse Stock Split, it is proposed to reduce the number of authorized shares of Common Stock from 100,000,000 to 50,000,000.

  This Amendment will not be implemented if the Investment is not completed.

CAPITALIZATION

  The following table sets forth the capitalization of the Company at June 28, 1996 and as adjusted to give effect to the Investment, the addition of the estimated net proceeds therefrom to cash (see "Use of Proceeds") and the reclassification of $65,000,000 of 8.67% Senior Secured Notes from short-term debt to long-term debt after certain modifications which were recently made to the Company's credit agreements. For additional financial information about the Company please refer to the Company's 1996 Annual Report (enclosed with this Proxy Statement and incorporated herein by reference), its Quarterly Report on Form 10-Q for the quarter ended June 28, 1996, attached as Appendix II hereto and incorporated herein by reference, and "--Second Quarter Results" below.

                                                            JUNE 28, 1996
                                                         ---------------------
                                                          ACTUAL   AS ADJUSTED
                                                         --------  -----------
                                                            (IN THOUSANDS)
Cash.................................................... $ 25,104   $ 66,104(1)
                                                         ========   ========
Short-term debt, including current portion of long term
 debt:
  8.67% Senior Secured Notes(2)......................... $ 65,000   $    --
  Other.................................................      259        259
                                                         --------   --------
    Total short-term debt, including current portion of
     long-term debt..................................... $ 65,259   $    259
                                                         ========   ========
Long-term debt:
  8.67% Senior Secured Notes due 2003(2)................ $    --    $ 65,000
  Other.................................................      392        392
                                                         --------   --------
    Total long-term debt................................      392     65,392
                                                         --------   --------
Stockholders' equity:
  Preferred stock, $100 par value, 180,000 shares autho-
   rized:
   7% Cumulative Convertible Exchangeable Preferred
    Stock, $100 par value; 24,000 shares issued and
    outstanding.........................................    2,400      2,400
   Cumulative Convertible Preferred Stock, $100 par
    value; 45,000 shares to be issued...................      --       4,500
 Common stock, $1.00 par value; 100,000,000 shares au-
  thorized:
   36,601,778 shares issued and outstanding(3)..........   36,602     36,602
 Treasury stock, at cost (27,811 shares)................      (84)       (84)
 Additional paid-in capital.............................  170,069    206,569
 Deficit................................................  (70,598)   (70,598)
                                                         --------   --------
    Total stockholders' equity..........................  138,389    179,389
                                                         --------   --------
Total capitalization.................................... $138,781   $244,781
                                                         ========   ========

--------
(1) Includes $45,000,000 of proceeds from the Carlyle Investment less an estimated $4,000,000 of related offering costs.

(2) In anticipation of the loss reported by the Company for its current first fiscal quarter, the Company, prior to June 28, 1996, obtained a waiver through August 1996 (which was later extended through November 1, 1996) of certain covenants in its lending arrangements which allowed it to maintain compliance with those arrangements as of the end of the first quarter of fiscal year 1997. Due to the short-term nature of the waiver, the Company's $65,000,000 senior secured notes, which otherwise would have been classified as long-term, were classified as current in the June 28, 1996 consolidated balance sheet.

(3) Does not include approximately 2,485,438 shares of Common Stock issuable upon exercise of outstanding stock options under the Company's stock incentive plans or 10,273,920 shares reserved for issuance upon conversion of the 7% Preferred Stock.

  The Company has recently negotiated amendments to its 8.67% senior secured notes and $60 million line of credit, which are intended to avoid future covenant defaults and provide enhanced flexibility in the Company's operations. The modifications will enable the Company to again classify its 8.67% senior secured notes as long term debt. Among other things, the changes will modify certain financial covenants; permit proceeds from borrowings to be used to finance acquisitions in certain circumstances, increase the Company's allowable debt; permit the Carlyle Investment and the payment of dividends on the Convertible Preferred Stock and increase the cost of the senior secured notes and credit line based upon certain leverage thresholds. Covenants applicable to the Company after completion of the Carlyle Investment will require the Company to achieve results in accordance with its current plan, and any failure to do so could result in future defaults and/or create a need for further waivers. It is a condition of Carlyle's obligation to make the Investment that such amendments to these credit agreements which are reasonably satisfactory to Carlyle are made, and Carlyle has informed the Company that the amendments the Company has negotiated are satisfactory in all material respects to Carlyle.

PRICE RANGE FOR THE COMPANY'S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

  The Company's Common Stock is listed on the NYSE and Pacific Stock Exchange under the symbol ITX. The following table sets forth the high and low sale prices of the Common Stock, as reported by the NYSE for the periods indicated.

                              QUARTER ENDED                          HIGH   LOW
                              -------------                         ------ -----
      June 30, 1994............................................   $3 1/4  $2
      September 30, 1994.......................................    3 7/8   2 3/8
      December 31, 1994........................................    4 1/2   2 3/4
      March 31, 1995...........................................    3 1/4   2 1/4
      June 30, 1995............................................    3 3/8   2 3/8
      September 29, 1995.......................................    3 7/8   2 3/4
      December 29, 1995........................................    3 3/8   2 1/4
      March 29, 1996...........................................    2 3/4   2
      June 28, 1996............................................    3 1/2   2 1/8
      September 27, 1996.......................................    3       1 7/8

  On October 25, 1996, the closing sale price of the Common Stock on the NYSE was $2 3/8 per share. On that date, there were 2,131 stockholders of record. The high and low sales price of the Common Stock on the NYSE on August 28, 1996, the date preceding the public announcement of the proposed Investment was $2 and $1 7/8, respectively.

  The Company has not paid a cash dividend on its Common Stock for the three years ended March 29, 1996. The Company has no present intention to pay cash dividends on its Common Stock for the foreseeable future in order to retain all earnings for investment in the Company's business. The Company's credit agreements prohibit cash dividends on Common Stock.

SECOND QUARTER RESULTS

  On October 24, 1996, the Company reported its financial results for the second fiscal quarter ended September 27, 1996. Revenues for the second quarter were $92.5 million compared with $106.3 million in the prior year. Net loss for the quarter, excluding a special restructuring charge described below, was $1.5 million, or $0.04 per share, compared with net income of $1.3 million, or $0.04 per share, for the same period of last year. The Company took a special charge in the second quarter of $8.4 million in conjunction with corporate restructuring. Including the restructuring charge, the net loss for the quarter was $9.9 million, or $0.27 per share. The one-time $8.4 million restructuring charge included costs for severance, for closing or reducing the size of a number of the Company's offices, and for other related items.

USE OF PROCEEDS

  The net proceeds to the Company from the Carlyle Investment are estimated to be approximately $41,000,000, after the deduction of the expenses of the Investment transactions, which are expected to total approximately $4,000,000. Such proceeds will be used for acquisitions, working capital and other corporate purposes.

EVENTS LEADING TO THE CARLYLE INVESTMENT

  In light of the Company's stock performance in recent years, and continuing difficult operating conditions in its industry (as noted in the Company's Quarterly Report on Form 10-Q for the quarter ended June 28, 1996, included as Appendix II to this Proxy Statement), on February 6, 1996 the Company announced that it had retained Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and The Environmental Financial Consulting Group ("EFCG") to assist it in exploring strategic alternatives. Among the Company's important objectives was to take advantage of opportunities for consolidation in the current environmental consulting, engineering and remediation industry. The Company announced that all opportunities would be actively explored, including mergers, acquisitions and strategic and financial alliances.

  From February through May 1996, the Company's representatives communicated with 96 corporations and financial investors regarding their interest in a potential transaction. Of the 96 persons contacted, 18 entered into a confidentiality agreement and were furnished non-public information concerning the Company. The Company's representatives had numerous discussions with these 18 persons and by mid May it appeared that only four had a possible interest in proceeding with a transaction. Following a presentation by DLJ and EFCG of the strategic review process undertaken and communications to date, on May 15 the Board of Directors authorized DLJ to seek preliminary, non-binding indications of interest from the remaining interested parties for consideration by the Board of Directors at a meeting on June 27, 1996.

  At the June 27 Board of Directors meeting, Carlyle was the only party to submit such an indication of interest. Among the principal reasons given by other parties for their decision not to proceed were the following:

    (i) perceived risks of further negative developments in the environmental consulting, engineering and remediation industry;

    (ii) the Company's material exposure to environmental liabilities relating to its discontinued operations;

    (iii) the Company's significant current and future cash requirements;

    (iv) heavy dependence by the Company on federal government contracts;

    (v) the recent decline in the Company's operating performance and operating losses;

    (vi) the availability of alternative acquisition opportunities in the environmental consulting, engineering and remediation industry; and

    (vii) risks associated with contractor liability issues in the environmental consulting, engineering and remediation industry.

  Following a complete review of the process which had been undertaken to date, the Board of Directors authorized management, with the assistance of DLJ, to enter into negotiations with Carlyle to establish specific terms for a potential Carlyle transaction. Between June 28 and July 19, 1996, there were extensive discussions and negotiations concerning the Carlyle proposal. The Company was represented in these, and subsequent, discussions and negotiations by its Chairman, E. Martin Gibson, its President and Acting Chief Executive Officer, Anthony J. DeLuca (who was appointed to such position following the resignation of Robert B. Sheh as of July 1, 1996), representatives of DLJ and outside legal counsel.

  A meeting of the Board of Directors was held July 22, 1996, at which a report was made on the status of negotiations and a full discussion of the principal terms of the proposed investment occurred. Following further discussions and negotiations between Carlyle and the Company, the proposed transaction was unanimously approved by the Board of Directors on August 8, 1996. At the August 8 meeting, the Board of Directors received a further report on the progress of the negotiations and the detailed terms of the proposed transaction, and the oral opinion of DLJ that the consideration to be received by the Company is fair to the Company from a financial point of view.

  From August 8, 1996 to August 28, 1996 definitive documentation for the terms of the transaction was negotiated; and further discussions occurred between the Company's representatives, Carlyle and representatives of the NYSE concerning the corporate governance provisions of the proposed transaction and their compliance with the rules of the NYSE. Upon satisfactory resolution of these discussions, the definitive agreements were signed on August 28, 1996.

IMPACT ON COMPANY'S BUSINESS STRATEGY OF CARLYLE INVESTMENT

  The Company and Carlyle intend that the Carlyle Investment will provide additional working capital and cash reserves to help the Company address the current challenging market conditions that the Company faces, to more aggressively pursue existing internal growth opportunities and the commercial remediation market, and to enable the Company to take advantage of opportunities for expansion and diversification of its business through the acquisition of, or other business combination with, other companies in the environmental consulting, engineering and remediation industry.

  In its acquisition program, the Company plans to initially pursue two strategic paths. The first part of the plan involves seeking acquisition candidates that are specialty consulting/engineering firms that perform economically-driven/value-added services for clients, which the Company believes are extensions of or complementary to IT's existing services. These types of acquisitions will enable IT to expand into higher growth, higher margin services and markets and will be synergistic in that the acquired companies will benefit from IT's nationwide presence, market position and infrastructure, and IT will benefit from exposure to new clients for which IT can perform its existing services. The second part of the Company's strategy would be to acquire participants in IT's existing businesses that could be purchased at attractive prices and leveraged off IT's existing infrastructure, generating economies of scale.

  Additionally, the Company will consider exploring opportunities for growth which utilize its existing capabilities and infrastructure but which may be partially in or outside of the environmental management industry.

  The Company intends that the above growth plans would be financed by a combination of the cash received from the Carlyle Investment, acquisition debt financing, which may be more available to the Company due to the reduced financial leverage resulting from the Carlyle Investment, and possibly newly issued shares of Common Stock of the Company. Although there is no present intent to divest any major part of IT's existing services, any assets or business segments that are ultimately evaluated as "non-core" could be considered for disposition to further fund the growth and diversification strategy.

BOARD OF DIRECTORS' RECOMMENDATIONS

  The Board of Directors has unanimously approved the Investment and believes that it is in the best interests of the Company and its stockholders. The Board of Directors, in approving the Carlyle Investment and recommending stockholder approval, considered a number of factors, including, without limitation, the following:

    (i) The Carlyle Investment will provide significant funds and operating flexibility to enable the Company to take advantage of opportunities for expansion and diversification of its business through the acquisition of other companies in the environmental consulting, engineering and remediation industry in order to create long-term value for its stockholders.

    (ii) At June 28, 1996, the Company was not in a position to comply with certain financial covenants in its $65,000,000 senior secured notes and $60,000,000 bank line of credit agreements, with such non-compliance temporarily waived by the lenders.

    In anticipation of the Carlyle Investment, the Company recently negotiated amendments to its 8.67% senior secured notes and $60 million line of credit which are intended to avoid future covenant defaults and provide enhanced flexibility in the Company's operations. Additionally, the anticipated earnings increase from the expansion and diversification of the Company's business resulting from the use of the proceeds of the Carlyle Investment is expected to provide the Company with the opportunity to reduce its borrowing costs in the future. Without the Carlyle Investment, the amended agreements would provide the Company with no significant operating flexibility which, combined with limited cash and debt availability, would substantially restrict the ability of the Company to grow. See "Capitalization."

    (iii) Because of the Company's present inability to comply with covenants in its bank credit facility, its only significant sources of liquidity are cash flow from operations and invested cash of approximately $19,000,000. However the Company continues to have significant cash requirements, including working capital, capital expenditures, closure costs relating to its inactive disposal sites and environmental cleanup costs related to discontinued operations, 7% Preferred Stock dividend obligations and contingent liabilities. In the event the anticipated recovery in the Company's business does not develop during the remainder of fiscal year 1997, the Company could encounter severe liquidity constraints. Such a development could have other major business implications: (a) the Company's bonding availability could be substantially reduced, which could limit its ability to bid on and perform new contract work, (b) the lack of operating flexibility caused by near-term cash pressures could negatively impact the Company's competitiveness and (c) the combination of reduced bonding capacity and lack of operating flexibility could result in loss of market share. Proceeds from the Carlyle Investment will provide a valuable cushion against any such contingency.

    (iv) The Company's financial advisor has given its opinion to the effect that, as of the date of such opinion, and based on, and subject to, the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the Company pursuant to the Purchase Agreement is fair to the Company from a financial point of view. See "-- Opinion of Financial Advisor."

    (v) The terms and conditions of the Carlyle Investment are structured in a manner which the Board of Directors believes is favorable to the Company. The Convertible Preferred Stock to be issued will require no cash for the payment of dividends for two years to accommodate the Company's significant cash requirements during this period.

    (vi) Based upon the Company's lengthy exploration of strategic alternatives, with the assistance of the Company's financial advisor, the Board of Directors does not believe that there is any alternative transaction which would be more advantageous to stockholders than the proposed Carlyle Investment.

    (vii) The Board of Directors believes that there are material potential advantages to the Company and its stockholders from the Company's association with Carlyle. Carlyle is an investment group whose commitment to the Company and majority representation on the Board of Directors should add to investor interest in the Company's Common Stock and confidence that management will be responsive to investor interests. In addition, while there is no legal obligation to do so, it will be in the interests of Carlyle, as the Company's largest stockholder, to make available to the Company the resources and expertise of Carlyle personnel in matters involving capital markets, government contracting and regulation and acquisitions and strategic alliances.

  Based upon all of the factors mentioned above, and the Board of Directors' evaluation of the Company's prospects as an ongoing business without the Carlyle Investment, the Board of Directors concluded that the prospects for enhancing stockholder value will be materially increased by the Carlyle Investment.

  In view of the variety of factors considered by the Board in connection with its evaluation of the Investment, the Board of Directors did not qualify or otherwise assign relative weights to the individual factors considered in reaching its determination and recommendations set forth herein. Neither the Board nor any individual director articulated the consideration of, or otherwise identified, any one factor or group of factors as more significant than any other in reaching the determination or recommendation set forth herein.

  THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSED CARLYLE INVESTMENT IS FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE "FOR" APPROVAL OF THE INVESTMENT.

OPINION OF FINANCIAL ADVISOR

  In its role as financial advisor to the Company, DLJ was asked by the Company to render an opinion to the Board of Directors of the Company as to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company pursuant to the terms of the Securities Purchase Agreement dated August 28, 1996, between the Company and Carlyle (the "Purchase Agreement"). On August 8, 1996, DLJ delivered its oral opinion to the Board of Directors of the Company (subsequently confirmed in a written opinion to the Board of Directors of the Company, dated October 30, 1996 (the "DLJ Opinion")), that, as of the date of the DLJ Opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be received by the Company pursuant to the Purchase Agreement is fair to the Company from a financial point of view.

  THE FULL TEXT OF THE DLJ OPINION IS ATTACHED HERETO AS APPENDIX I. THE DLJ OPINION SHOULD BE READ CAREFULLY IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW AND PROCEDURES FOLLOWED BY DLJ IN CONNECTION WITH SUCH OPINION.

  The Board selected DLJ as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in the environmental consulting, engineering and remediation industry and is familiar with the Company and its business. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

  The DLJ Opinion was prepared for the Company's Board of Directors and is directed only to the fairness of the transaction to the Company from a financial point of view and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the Annual Meeting. The DLJ Opinion does not constitute an opinion as to the price at which the Common Stock will actually trade at any time. No restrictions or limitations were imposed by the Company upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

  In arriving at its opinion, DLJ reviewed the Purchase Agreement and the exhibits thereto including the Certificate of Designations relating to the Preferred Stock, the form of Warrant Agreement and the form of Registration Rights Agreement to be entered into upon the consummation of the Investment by and among the Company and Carlyle. DLJ also reviewed financial and other information that was publicly available or furnished to it by the Company including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were financial projections of the Company for the period beginning July 1, 1996 and ending March 31, 2001, prepared by the management of the Company. In addition, DLJ compared certain financial and securities data of the Company with various other companies that DLJ deemed relevant, reviewed the historical stock prices and trading volumes of the Common Stock and the 7% Preferred Stock of the Company, and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion. DLJ also considered alternative financing sources available to the Company and DLJ examined the terms of certain investments by private investors in public companies.

  In rendering its opinion, DLJ relied upon and assumed the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by the Company or that was otherwise reviewed by it. DLJ did not make any independent evaluation of the assets or liabilities of the Company, nor did DLJ independently verify the information reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company.

  The DLJ Opinion was necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of its opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligations to update, revise or reaffirm the DLJ Opinion. The DLJ Opinion does not address the relative merits of the proposed transaction and other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the proposed transaction.

  The following is a summary of certain factors considered and financial analyses performed by DLJ in connection with the DLJ Opinion that were included in a presentation to the Board of Directors of the Company on August 8, 1996.

  Analysis of Certain Other Publicly Traded Companies. To provide contextual data and comparative market information, DLJ compared selected historical share price, earnings and operating and financial ratios for the Company to the corresponding data and ratios of certain other companies whose securities are publicly traded (collectively, the "Comparable Companies"). The Comparable Companies were chosen because they possess general business, operating and financial characteristics representative of companies in the industry in which the Company operates. The Comparable Companies consisted of: Dames & Moore, Inc., EMCON, Harding-Lawson Associates Group, Inc., ICF Kaiser International, Inc., OHM Corporation, Sevenson Environmental Services, Inc., TRC Companies, Inc., and Roy F. Weston, Inc. Such data and ratios included Enterprise Value ("Enterprise Value" is defined as the product of the stock price and total shares outstanding ("Equity Value") plus Net Debt ("Net Debt" is defined as total debt (including liabilities of discontinued operations) plus preferred stock less cash and cash equivalents)) as a multiple of gross revenues, earnings before interest, taxes, depreciation and amortization ("EBITDA") and earnings before interest and taxes ("EBIT") for the latest reported twelve months ("LTM"). In addition, DLJ examined the ratios of Equity Value to LTM net income, 1996 estimated net income and 1997 estimated net income and current book value for the Comparable Companies and compared such ratios with those of the Company.

  Applying the median multiples obtained for the Comparable Companies to the operating data for the Company, this analysis indicated a range of implied Enterprise Values for the Company of $82.8 million to $152.7 million; a range of implied Equity Values for the Company of $15.3 million to $72.9 million; and a range of implied prices per share from $0.42 to $1.99 with an average of $0.99. The implied Equity Values and per share prices exclude the impact of values which are less than zero.

  Transaction Analysis. DLJ reviewed publicly available information for 13 selected transactions involving the combination of selected environmental consulting, engineering and remediation companies. The 13 transactions reviewed (the "Comparative Transactions") were: (i) Fluor Daniel, Inc./Groundwater Technology, Inc.; (ii) EMCON/Organic Waste Technologies, Inc.; (iii) Tyco International Ltd./Earth Technology Corporation; (iv) Tetra Tech, Inc./PRC Environmental Management, Inc.; (v) OHM Corporation/Rust International, Inc.; (vi) Dames & Moore, Inc./Walk, Haydel & Associates, Inc.;
(vii) Dames & Moore, Inc./O'Brien-Kreitzberg & Associates, Inc.; (viii) Earth Technology Corporation/HazWaste Industries, Inc.; (ix) Canonie Environmental Services Corporation/Riedal Environmental Services, Inc.; (x) Foster Wheeler Corporation/Enserch Environmental Corporation; (xi) Earth Technology Corporation/Summit Environmental Group, Inc.; (xii) TRC

Companies, Inc./Environmental Solutions, Inc.; and (xiii) Heidemij N.V./Geraghty & Miller, Inc. The 13 transactions selected are not intended to represent the complete list of environmental consulting, engineering and remediation transactions which have occurred during the last three years; rather they include only transactions involving combinations of companies with operating characteristics, size or financial performance characteristics which DLJ believed to be comparable to those of the Company. DLJ reviewed the Enterprise Value of such transactions as a multiple of LTM gross revenue, LTM EBITDA and LTM EBIT and the Equity Value as a multiple of LTM net income.

  Applying the median multiples obtained for the Comparative Transactions to the operating data for the Company, this analysis indicated a range of implied Enterprise Values for the Company of $201.3 million to $212.0 million; a range of implied Equity Values for the Company of $64.0 million to $74.6 million; and a range of implied prices per share ranging from $1.75 to $2.04 with an average of $1.89. The implied Equity Values and per share prices exclude the impact of values which are less than zero. In its presentation to the Board, DLJ noted that the value of this analysis was somewhat limited in its view because such analysis was based on publicly available historical information, whereas prices paid in transactions in the environmental consulting and engineering industry are generally based on future financial expectations, for which data is unavailable.

  Stock Trading History. To provide contextual data and comparative market data, DLJ examined the history of the trading prices for the Common Stock for the latest twelve-month period ended August 5, 1996. DLJ also reviewed the daily closing prices of the Common Stock and compared the closing stock prices with an index consisting of the Comparable Companies. This information was presented solely to provide the Board with background information regarding the stock prices of the Company over the period indicated. DLJ noted the high and low prices for the Common Stock over the twelve-month period ended August 5, 1996 was $3.88 and $1.88, respectively.

  Discounted Cash Flow Analysis. DLJ also performed a discounted cash flow analysis of the Company. In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by the Company. Using the information set forth in the Company projections, DLJ calculated the estimated "Free Cash Flow" based on projected unleveraged operating income adjusted for: (i) taxes; (ii) certain projected non-cash items (i.e., depreciation and amortization); (iii) projected changes in non-cash working capital; and (iv) projected capital expenditures. DLJ analyzed the Company forecast and discounted the stream of cash flows using discount rates ranging from 11% to 13%. To estimate the residual value of the Company at the end of the forecast period, DLJ applied a range of terminal EBITDA multiples of 4.5 to 5.5. DLJ then aggregated the present value of the free cash flows and residual value to derive a range of implied per share equity values for the Company. Based on this analysis, DLJ calculated Equity Values for the Company ranging from $24.1 million to $65.1 million and per share prices of $0.66 to $1.78, with a midpoint per share price of $1.20.

  The summary set forth above does not purport to be a complete description of the analyses performed by DLJ. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions. In performing its analyses, DLJ made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

  Pursuant to the terms of an engagement letter dated February 1, 1996, the Company has agreed to pay DLJ a fee equal to 1.20% (of which $600,000 is due upon delivery of the DLJ Opinion) of the aggregate amount of consideration received by the Company or its stockholders, plus the amount of any debt assumed or repaid, preferred stock redeemed or remaining outstanding, and short and long-term liabilities of discontinued operations assumed in connection with the transaction, to be paid upon consummation of the transaction. The Company has also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and out-of-pocket expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the arrangement with DLJ, which DLJ and the Company believe are customary in transactions of this nature, were negotiated at arm's length between the Company and DLJ and the Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the transaction.

  In the ordinary course of business, DLJ may actively trade the securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. DLJ has provided financial advisory and investment banking services to the Company in the past, including the placement on behalf of the Company of its 8.67% Senior Notes due 2003 and related services for which DLJ received usual and customary fees.

DISSENTERS' RIGHTS AND PREEMPTIVE RIGHTS

  Stockholders have no dissenters' rights or preemptive rights in connection with the issuance of the Convertible Preferred Stock or the Warrants.

IMPACT OF THE TRANSACTION ON THE COMPANY AND EXISTING STOCKHOLDERS; CERTAIN CONSIDERATIONS

  While the Board of Directors is of the opinion that the proposed Carlyle Investment is fair to, and its approval is advisable and in the best interests of, the Company and its stockholders, stockholders should consider the following possible effects in evaluating the Investment Proposal.

 Impact on Voting and Other Rights of Stockholders; Impact on Future Share Issuances

  As described in more detail above under "--Summary of Proposed Investment-- Convertible Preferred Stock Voting Rights," the Investment would give the holders of the Convertible Preferred Stock the right to elect a majority of the Company's Board of Directors for the Five-Year Period, provided that Carlyle continues to own at least 20% of the voting power of the Company. Thus, during the Five-Year Period, holders of Common Stock of the Company will be entitled to elect only a minority of the Board of Directors. After the Five-Year Period, provided that Carlyle continues to own at least 20% of the voting power of the Company, holders of Convertible Preferred Stock will have the right to elect the largest number of directors which is a minority of the directors of the Company.

  Aside from the foregoing, approval of the holders of the Convertible Preferred Stock will be required: (i) to approve the creation of additional classes or series of preferred stock on a parity with or prior to the Convertible Preferred Stock, any increase in the number of shares of Convertible Preferred Stock, any amendment to the Certificate of Incorporation that would adversely affect the rights of the Convertible Preferred Stock, or any reorganization, recapitalization, sale of substantially all assets or merger of the corporation, if such transaction would adversely affect the rights of the Convertible Preferred Stock; and (ii) to approve the payment of dividends on any junior stock. In addition, as such time as the voting rights in the preceding paragraph are no longer in effect, holders of the Convertible Preferred Stock (voting as a class with holders of the Company's already outstanding 7% Preferred Stock and any parity stock that may be issued with similar rights in the future) will have the right to elect two additional directors in the event of a default in the payment of preferred dividends for six quarterly periods.

 Diminished Ability to Sell the Company and to Raise Additional Preferred Equity Capital

  As a result of Carlyle's substantial ownership interest in the Company's securities, it may be more difficult for a third party to acquire control of the Company without Carlyle's approval. In addition, the consent of at least a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class, will be required for approval of certain corporate transactions including the merger or consolidation of the Company or the sale of substantially all of its assets. See "--The Securities Purchase Agreement-- Description of Convertible Preferred Stock--Voting Rights."

 Effect on Dividends and Distributions to Common Stockholders

  After giving effect to expenses of the Investment, the sale of the Convertible Preferred Stock and the Warrant to Carlyle would increase the Company's capital by approximately $41,000,000. No dividends will be payable on the Convertible Preferred Stock in the first year. Thereafter, dividends will be payable quarterly in kind for one year at the rate of 3% and in cash thereafter at the rate of 6% per annum. Additionally, although the first two years' dividends to be paid are at a rate of 0% and 3%, respectively, for earnings per share calculation purposes, dividends will be imputed at a rate of approximately 6% per annum as required by SEC Staff Accounting Bulletin No. 78 "Increasing Rate Preferred Stock." All dividends payable must be paid, or declared (and a sum of money sufficient for payment set apart), prior to the payment of any dividends on the Common Stock. In addition, if dividends are paid on the Common Stock (which requires the approval of holders of 67% of the Convertible Preferred Stock) there must also be paid to holders of the Convertible Preferred Stock the amount of dividends that would have been payable if such shares had been fully converted into Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Company, before any payment or distribution of assets may be made to the holders of Common Stock, the holders of Convertible Preferred Stock must be paid the full liquidation preference ($1,000 per share) plus all dividends accrued and unpaid.

 Special Conversion Price of Outstanding 7% Preferred Stock

  The consummation of the Carlyle Investment will trigger the right of the holders of the Company's outstanding 7% Preferred Stock to convert into a greater number of shares of Common Stock than that to which they are otherwise entitled. The 7% Preferred Stock does not trade on the NYSE. Instead, the 7% Preferred Stock trades through and is represented by Depositary Shares, each representing 1/100 of a share of the 7% Preferred Stock. The 7% Preferred Stock is currently convertible into a number of shares of Common Stock determined by dividing the liquidation price of the 7% Preferred Stock ($2,500 per share) by the conversion price (currently $5.84 per share). At this price each share of 7% Preferred Stock would convert into approximately 428.08 shares of Common Stock (each Depositary Share would convert into 4.2808 shares of Common Stock). The terms of the 7% Preferred Stock provide that if any person or group shall beneficially own at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company, each holder of the 7% Preferred Stock shall have the right, at the holder's option, for a period of 45 days after the mailing of a notice by the Company, to convert all, but not less than all, of such holder's shares of 7% Preferred Stock into Common Stock at a special conversion price of the higher of the market value of one share of Common Stock or $3.17 per share. Because Carlyle will have the right to elect a majority of the Board of Directors, and holders of the Convertible Preferred Stock will have the right to approve other significant corporate actions (see "--The Securities Purchase Agreement--Description of Convertible Preferred Stock--Voting Rights"), based on the advice of counsel, the Company believes that the special conversion price will be triggered by the Investment. Thus, if the market value of the Common Stock is at or below $3.17 per share, one share of 7% Preferred Stock would become, as a result of the Investment, convertible into 788.64 shares of Common Stock (each Depository Share would convert into 7.8864 shares of Common Stock). Such number of shares may have a market value in excess of the then-current market value of the 7% Preferred Stock, leading some or all holders of the 7% Preferred Stock to exercise their special conversion right. If holders of a substantial number of shares of 7% Preferred Stock choose to convert, the prevailing market price of the Common Stock could be depressed. The Company will mail notice of the special conversion right not later than 30 days following completion of the Investment.

  The Convertible Preferred Stock and the Warrants provide for an adjustment to the conversion price and exercise price, respectively, and the number of shares of Common Stock issuable upon exercise of the Convertible Preferred Stock, in the event that any shares of 7% Preferred Stock are converted into Common Stock at the special conversion price. If all shares of 7% Preferred Stock were converted at a special conversion price of $3.17 per share, the conversion price of the Convertible Preferred Stock would be reduced from $2.00 to $1.45 and the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock (including shares issuable as in-kind dividends) would be increased from 23,175,000 to 31,965,517. Under such circumstances, the exercise price of the Warrants would be reduced from $3.00 to $2.18. In such event, the shares of Common Stock issuable upon conversion of the Convertible Preferred Stock would represent approximately 37% of the shares outstanding, on an "as converted" basis; and upon exercise of the Warrants the total shares so issued would represent approximately 40% of the shares outstanding, on such basis.

THE SECURITIES PURCHASE AGREEMENT

  The following summary of the material provisions of the Securities Purchase Agreement by and among the Company and Carlyle, dated August 28, 1996 (the "Purchase Agreement") is not intended to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such agreement, a copy of which was filed with the SEC as an exhibit to the Company's Current Report on Form 8-K on September 20, 1996 and is incorporated herein by reference. Stockholders are urged to read the Purchase Agreement in its entirety.

 Issuance and Sale of Convertible Preferred Stock and Warrants

  Pursuant to the Purchase Agreement, the Company will sell, and certain investors affiliated with The Carlyle Group (collectively, "Carlyle") will purchase, 45,000 shares of newly issued Convertible Preferred Stock of the Company and the Warrants to purchase 5,000,000 shares of Common Stock of the Company for an aggregate purchase price of $45,000,000.

 Certain Representations and Warranties

  Under the Purchase Agreement, the Company has made certain representations and warranties to Carlyle as to the Company and its subsidiaries, including
(i) due corporate organization and qualification to do business; (ii) the capital structure of the Company; (iii) the due authorization and issuance of the Convertible Preferred Stock and the Warrants and the shares of Common Stock issuable upon conversion or exchange thereof, respectively; (iv) the due authorization, execution, delivery and performance of the Purchase Agreement and related agreements and their enforceability; (v) no conflict with or violation of the Company's Certificate of Incorporation or bylaws, any of the Company's material agreements and applicable law; (vi) required consents from governmental authorities or other third parties; (vii) the capital structure of the Company's subsidiaries; (viii) employee benefits plans; (ix) the reports and other documents filed by the Company with the SEC and the accuracy of the information contained therein; (x) the absence of undisclosed liabilities and guarantees; (xi) absence of certain changes to the Company's business, financial condition or capitalization; (xii) compliance with laws;
(xiii) pending and threatened litigation; (xiv) accuracy of all representations and warranties and good faith basis for financial projections;
(xv) taxes; (xvi) environmental matters; (xvii) insurance; (xviii) title to assets; (xix) condition of tangible assets; (xx) contracts; (xxi) books and records; (xxii) labor matters; (xxiii) payments to government authorities;
(xxiv) the accuracy of the information contained in this Proxy Statement;
(xxv) Board recommendation of the Investment; (xxvi) intellectual property; (xxvii) recent securities offerings; (xxviii) absence of other agreements to sell assets or the Company; (xxix) financial advisors and brokers and (xxx) absence of required approval of the holders of the Company's 7% Preferred Stock.

  Under the Purchase Agreement, each Carlyle-affiliated purchaser has made certain representations and warranties to the Company as to (i) its due organization and qualification to do business; (ii) its due authorization, execution, delivery and performance of the Purchase Agreement and related agreements and their enforceability; (iii) no conflict with or violation of the applicable governing instruments of each purchaser, any agreements and applicable law; (iv) required consents from governmental authorities or other third parties; (v) investment intent; (vi) accuracy of written material supplied by Carlyle for this proxy statement; and (vii) absence of brokers or finders.

 Certain Covenants

  General. The Purchase Agreement contains various covenants regarding the Investment. It requires that the Company take action necessary to call and hold the Annual Meeting as promptly as practicable to consider and vote upon the Investment and the ancillary related proposals including the proposed amendments to the Company's Certificate of Incorporation. The Purchase Agreement provides that, subject to its fiduciary duties, the Board of Directors of the Company shall (i) recommend to the stockholders that they vote in favor of all matters necessary to effectuate the Investment, (ii) use its reasonable best efforts to solicit from the stockholders proxies in favor of such adoption and approval and (iii) take all other action reasonably necessary to secure a favorable vote of the stockholders. The Company must also use its reasonable best efforts to obtain a statement from its executive officers and directors who own voting stock of the Company that such persons intend to vote all shares of voting stock owned by them in favor of the transactions contemplated by the Purchase Agreement at the Annual Meeting.

  SEC Filings and Blue Sky Laws. The Company has also agreed, pursuant to the Purchase Agreement, to use its reasonable best efforts to promptly prepare and file with the SEC any documents or materials, including a proxy statement pertaining to the issuance of the Convertible Preferred Stock and Warrants and the Annual Meeting and to have the proxy materials cleared by the SEC. Additionally, the Company must take such action as may be required under applicable state securities or blue sky laws in connection with the issuance of the Convertible Preferred Stock and Warrants or the shares of Common Stock issuable pursuant thereto.

  NYSE Confirmation. The Company further agreed to use its best efforts and take all action necessary to obtain the confirmation of the NYSE that the transactions contemplated by the Purchase Agreement (including the proposed amendments to the Company's Certificate of Incorporation) will not violate
Section 313 of the NYSE's Listed Company Manual.

  Business in Ordinary Course. Pursuant to the Purchase Agreement, the Company has agreed that, prior to the closing date of the Investment (the "Closing Date"), the Company will conduct its business in the ordinary course and, among other things, will not, without the consent of Carlyle (i) amend its Certificate of Incorporation or bylaws; split, combine, or reclassify any shares of its capital stock; adopt resolutions authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company's capital structure or of any subsidiary; or make any other material changes in its or any subsidiary's capital structure;
(ii) except in the ordinary course and consistent with past practice, incur any material liability or obligation, become liable or responsible for the material obligations of any other person (other than wholly-owned subsidiaries), or pay, discharge or satisfy any material claims, liabilities or obligations, other than as is consistent with past practice provided that the Company shall not enter into any settlement or compromise of any litigation or claims involving liability in excess of $1,000,000 without the prior consent of Carlyle; (iii) incur any indebtedness for borrowed money other than revolving debt and letters of credit under the Company's bank credit facility and up to an aggregate of $2,000,000 of debt for capital assets; (iv) make any loans or advances to any person, other than advances to employees in the ordinary course of business and transactions among or between the Company and its subsidiaries with respect to cash management conducted in the ordinary course of business; (v) declare or pay any dividend (other than dividends to be paid by any subsidiary to the Company or another subsidiary in the ordinary course of business or to holders of the 7% Preferred Stock) or make any other distributions; (vi) issue, sell, or deliver any of its capital stock or other securities other than pursuant to stock options issued and outstanding as of the date of the Purchase Agreement or purchase any of its capital stock, employee or director stock options or debt securities; (vii) subject any of its assets or properties to certain encumbrances other than as permitted under the Company's bank credit facility; (viii) other than in the ordinary course of business and sales of non-core assets of up to $3,000,000 in the aggregate, sell, lease, transfer, or otherwise dispose of any assets, or waive, release, grant, or transfer any rights of value; (ix) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof, create or make any investment in any subsidiary (other than a wholly-owned subsidiary); or make any other investment or expenditure of a capital nature, other than in any amounts already included in the capital expenditure budget for the Company and its subsidiaries for the fiscal year ended March 28, 1997, as previously provided to and approved by Carlyle; (x) enter into, adopt, or amend or terminate any collective bargaining agreement or any employee benefit plan, approve or implement any employment severance arrangements (other than in accordance with past practice) or retain or discharge any officers and executive management personnel; authorize or enter into any employment, severance, consulting services or other agreement with any officers and executive management personnel or any of their affiliates; or change the compensation or benefits provided to any director, officer, or employee as of March 29, 1996 other than arrangements previously disclosed to Carlyle; (xi) enter into any contract, agreement or lease involving total value or consideration or liability in excess of $50,000,000 or other commitment (not including cost reimbursable contracts) which other commitment involves any material risk of loss to the business, assets, properties, or financial position of the Company and its subsidiaries; or except as otherwise provided in the Purchase Agreement, amend, modify, or change in any materially adverse respect any of the agreements pertaining to existing indebtedness or any other existing contract, agreement, lease involving total value or consideration or liability in excess of $50,000,000, or other commitment which is material to the business, assets, properties, or financial position of the Company and its subsidiaries, taken as a whole; (xii) enter into any speculative or commodity swaps, hedges or other derivatives transactions or purchase any securities for investment purposes, other than in connection with cash management of the Company; or (xiii) grant any option or preferential right to purchase or enter into agreements that could adversely affect the marketability of any material asset of the Company or any subsidiary.

  Press Releases; Financial Statements; Access; Notification. The Company and Carlyle agreed not to issue press releases with respect to the Purchase Agreement without the consent of the other. The Company also agreed to provide Carlyle, prior to the Closing Date, with certain interim financial statements and with access to the Company and Company information. Additionally, the Company and Carlyle agreed to notify the other of any event which would be likely to cause any representation or warranty to be materially untrue or inaccurate, and of any material failure to comply with or satisfy any covenant, condition or agreement to be complied with under the Purchase Agreement.

  No Solicitation. Under the Purchase Agreement, prior to the Closing Date, neither the Company, its affiliates or any officers, directors and employees thereof shall solicit or initiate any discussions, submissions of proposals or offers, provide information to, or otherwise cooperate in any way with any corporation or other person other than Carlyle concerning any alternative transaction, except to the extent that the Board of Directors determines in good faith that such action is required for the Board to comply with its fiduciary duties. In such case, the Board must provide specified written notice to Carlyle prior to furnishing any information to such other party and obtain a confidentiality agreement from the other party.

  Miscellaneous. The Purchase Agreement also requires that (i) the Company and Carlyle will file any applicable notices and reports pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"),
(ii) the Company will use its best efforts to enter into employment agreements with certain senior executives of the Company on or prior to the Closing Date (see "Certain Transactions--Employment Agreements"), (iii) the Company adopt an amendment to the Company's Non-Employee Directors Retirement Plan and obtain the consent of affected beneficiaries under such Plan, (iv) the Company shall use its best efforts to obtain waivers from each non-employee director of all rights to the acceleration of vesting requirements under any non-employee director nonqualified option agreement under the 1991 Plan, (v) the Board of Directors shall take all action necessary to ensure that the acquisition of the Convertible Preferred Stock and Warrants by Carlyle shall not result in the acceleration or creation of any rights of any person to benefits under any employee plan other than the outstanding options under the Company's 1983 Stock Incentive Plan (the "1983 Plan"), and options granted to non-employee directors under the 1991 Plan and the Non-Employee Directors Retirement Plan, (vi) the Company shall use its best efforts to enter into an amendment to its bank credit agreements which will, among other things, (x) modify current covenants, (y) increase capital expenditure limits and (z) confirm that consummating the Investment and related transactions will not conflict with or breach the bank credit agreements, (vii) if the Company is notified by government contracting authorities that the Company may not participate in bidding or performing work under a government contract based on the degree of foreign ownership, control or influence over the Company, Carlyle will use all reasonable efforts to cooperate with the Company in attempting to appeal or overturn such a decision (this obligation shall not obligate Carlyle to take any action which results in an impairment of the economic or tax benefits of their investment in the Company) and (viii) by the Closing Date, the Company shall have ensured that each person serving on the Board on and after the Closing Date will receive the same liability insurance coverage as such a member as the directors of the Company received as of the date of the Purchase Agreement, and that such policies will be in full force and effect in accordance with their terms as of the Closing Date.

 Conditions Precedent

  Conditions to Both Parties' Obligations. The Purchase Agreement provides that the respective obligations of the Company and Carlyle to consummate the transactions contemplated by the Purchase Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent, or the waiver thereof including the following: (i) no governmental or other proceedings or litigation restraining the consummation of the transactions contemplated by the Purchase Agreement, (ii) approval by the Company's stockholders, (iii) the consent of the Company's lenders, (iv) expiration of any waiting periods under the HSR Act, if applicable, and (v) the NYSE shall have informed the Company that the transactions contemplated hereby will not violate Section 313 of the NYSE Listed Company Manual and shall not have indicated any intention to delist the Company's Common Stock.

  Conditions to Carlyle's Obligations. The Purchase Agreement provides that the obligations of Carlyle to consummate the transactions contemplated by the Purchase Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent, or the waiver thereof by Carlyle including the following: (i) the representations and warranties of the Company shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date; (ii) the Company and its subsidiaries shall have performed and complied in all material respects with all agreements and conditions contained in the Purchase Agreement required to be performed or complied with by the Company or its subsidiaries prior to or at the Closing; (iii) the Company shall have received or obtained all required consents, approvals, permits and waivers from governmental entities and other parties required to consummate the transactions contemplated by the Purchase Agreement, except where the failure to do so does not have a material adverse effect upon the Company or Carlyle; (iv) Carlyle shall have received a legal opinion from counsel to the Company with respect to certain matters; (v) since the date of the Purchase Agreement, there shall not have been any material adverse effect on the Company; (vi) all actions shall have been taken by the Company, its stockholders and Board of Directors so that, immediately upon Carlyle's purchase of the Convertible Preferred Stock and Warrants, the Board of Directors of the Company comprises seven directors and Carlyle may, by execution and delivery of a written consent, elect four members of the Board of Directors of the Company effective as of the Closing Date; (vii) the Certificate of Incorporation and/or Bylaws of the Company will have been amended on or prior to the Closing Date in a form acceptable to Carlyle in order to effectuate the transactions contemplated by the Purchase Agreement and none of the provisions of the Certificate of Incorporation or Bylaws shall prohibit or restrict the authority of the Board of Directors of the Company by action of a majority of its members, from amending the Bylaws; (viii) the Company shall have delivered to Carlyle certificates, executed by the President and Acting Chief Executive Officer and the Secretary of the Company, dated the Closing Date, as to certain matters; (ix) the Company shall have provided to Carlyle a copy of certain insurance policies and schedules evidencing that each person serving on the Board on and after the Closing Date shall receive the same liability coverage as a member of the Board as the Company's directors received as of the date of the Purchase Agreement and that such policies are in full force and effect; (x) the average of the daily high and low sales price for a share of Common Stock on the NYSE for each ten (10) NYSE trading day period commencing on the date of the Purchase Agreement and ending prior to the Closing Date shall be greater than or equal to $1.75; (xi) the Company and certain executives shall have entered into the employment agreements contemplated by the Purchase Agreement; (xii) the Company shall have obtained waivers from the Company's directors with respect to foregoing accelerated benefits under the Non-Employee Directors' Retirement Plan and any option agreements for such directors under the 1991 Stock Incentive Plan; and (xiii) the Company shall have entered into certain specified amendments to its bank credit agreements (see "Capitalization").

  Conditions to the Company's Obligations. The obligations of the Company to consummate the transactions contemplated by the Purchase Agreement are subject to the fulfillment prior to or on the Closing Date of certain conditions precedent reciprocal to the conditions contained in paragraphs (i), (ii),
(iii), (iv), (viii), and (x).

 Termination

  The Purchase Agreement may be terminated (i) by the mutual written consent of the Company and Carlyle; (ii) by the Company or Carlyle if (a) the Closing shall not have occurred on or before December 31, 1996, provided that such provision shall not be available to either party if the other party has the right to terminate the agreement due to a material breach by such other party after an adequate opportunity to cure or (b) holders of the Common Stock of the Company fail to approve the Investment Proposal and the consummation of transactions contemplated by the Purchase Agreement; (iii) by Carlyle, if the Company shall have breached in any material respect any of its representations or warranties, or the covenants or agreement contained in the Purchase Agreement, which breach is not cured by the Company; (iv) by the Company if Carlyle shall have breached in any material respect any of the representations or warranties, or covenants or agreements, contained in the Purchase Agreement, which breach is not cured; (v) by either party if at any time prior to the Closing Date, the Board of Directors of the Company has entered into a definitive agreement, in the exercise of its fiduciary obligation, with respect to an alternative transaction; or (vi) by either party if at any time prior to the Closing Date, the average of the daily high and low sales price for a share of Common Stock on the NYSE for any ten (10) NYSE trading day period commencing on or after the date of the Purchase Agreement and ending prior to the Closing Date shall be less than $1.75.

  If the Purchase Agreement is terminated as provided above, each party will redeliver all documents and work papers of any other party, the fees and expense provisions remain in effect, and such termination shall be without liability or further obligation of either the Company or Carlyle to the other party to the Purchase Agreement, except that no such termination shall relieve any party from liability or a prior breach of the Purchase Agreement.

 Minority Protections

  The Purchase Agreement provides that during any period in which Carlyle beneficially owns shares of capital stock of the Company having 20% or more of the votes that may be cast generally at annual or special meetings of stockholders (i) any contract or transaction between the Company and any affiliate of Carlyle shall be voidable by the Company unless the Board in good faith authorizes the contract or transaction by the affirmative vote of a majority of the Non-Preferred Stock Directors, (ii) any acquisition of capital stock of the Company by any affiliate of Carlyle, the result of which shall cause one or more affiliates of Carlyle to beneficially own, in the aggregate, shares of capital stock of the Company having 75% or more of the votes that may be cast generally at annual or special meetings of stockholders shall be subject to the prior approval of the Non-Preferred Stock Directors, provided that for purposes of (i) and (ii), the Non-Preferred Stock Directors may be counted in determining the presence of a quorum at the relevant meeting of the Board of Directors; and (iii) no Carlyle affiliate shall consummate any "going private" transaction (within the meaning of Rule 13e-3 under the Exchange Act) without the prior approval of the Board (by the affirmative vote of a majority of Non-Preferred Stock Directors) and a majority of the shares of Common Stock held by persons other than Carlyle affiliates.

 Indemnification

  All representations and warranties of the Company and Carlyle contained in the Purchase Agreement shall survive the consummation of the transactions contemplated by the Purchase Agreement for a period of 18 months from the Closing Date; provided that there shall be no termination with respect to any representation or warranty as to which a bona fide claim has been asserted prior to such expiration date.

  The Purchase Agreement provides that the Company will indemnify, defend and hold harmless Carlyle, and its affiliates, directors, officers, advisors, employees and agents to the fullest extent lawful from and against all demands, losses, damages, penalties, claims, liabilities, obligations, actions, causes of action and reasonable expenses ("Losses") arising out of the Purchase Agreement or the related transactions or arising by reason of or resulting from the breach of any representation, warranty, covenant or agreement of the Company contained in the Purchase Agreement for the period for which such representation or warranty survives; provided, however, that the Company shall not have any liability to indemnify Carlyle with respect to Losses arising from the bad faith or gross negligence of the Carlyle indemnified party.

  The Purchase Agreement provides that Carlyle will indemnify, defend and hold harmless the Company, its affiliates, directors, officers, advisors, employees and agents from and against all Losses arising out of the breach of any representation, warranty, covenant or agreement of Carlyle contained in the Purchase Agreement for the period for which such representation or warranty survives; provided, however, that Carlyle shall not have any liability to indemnify the Company with respect to Losses arising from the bad faith or gross negligence of the Company indemnified party.

  The Purchase Agreement provides that no claim may be made against an indemnifying party for indemnification until the aggregate dollar amount of all Losses exceeds $1,500,000 and the indemnification obligations of the respective parties shall be effective only until the dollar amount paid in respect of the Losses indemnified against aggregates to an amount equal to $45,000,000.

 Expenses of the Transaction

  The Company shall be responsible for the payment of all expenses incurred by the Company in connection with the transactions contemplated by the Purchase Agreement, regardless of whether such transactions close, including, without limitation, all fees and expenses incurred in connection with this Proxy Statement and the fees and expenses of the Company's legal counsel and all third party consultants engaged by the Company to assist in the transactions. On the Closing Date, the Company shall reimburse Carlyle for reasonable expenses incurred by Carlyle including fees and expenses of legal counsel, accountants, consultants and travel expenses and similar expenses incurred in connection with transactions contemplated by the Purchase Agreement in an amount not to exceed $900,000 (the "Carlyle Transaction Expenses"). In the event that the Agreement is terminated (other than due to a material breach of Carlyle or the Company's entering into an agreement for an alternate transaction pursuant to the Board's fiduciary duties), the Company shall pay the Carlyle Transaction Expenses as described above. If the Purchase Agreement is terminated because the Company enters into an alternative transaction or the transactions are not consummated for any reason other than a breach by Carlyle and if thereafter the Company successfully closes an alternative transaction other than to an affiliate of the Company, on or prior to June 30, 1997, the Company shall pay to Carlyle the greater of (i) three percent of the proceeds of such sale of equity securities or (ii) the Carlyle Transaction Expenses. In addition, if the closing of the Investment does not occur for any reason and the Company successfully closes at a later date an acquisition as to which Carlyle has provided significant advisory services, the Company shall pay Carlyle a standard investment banking fee and reimburse Carlyle for the Carlyle Transaction Expenses.

 Description of Convertible Preferred Stock

  The following summary of the material terms of the Convertible Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of (including the definitions of certain terms defined in) the Certificate of Designations, Preferences and Relative, Participating,

Optional and Other Special Rights and Qualifications, Limitations and Restrictions thereof of Cumulative Convertible Participating Preferred Stock (the "Certificate of Designations"), a copy of which is attached as Appendix III to this Proxy Statement.

  Dividends. Holders of Convertible Preferred Stock will be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cumulative annual dividends. Dividends will be payable quarterly in arrears on dates to be specified (each a "Dividend Payment Date"), commencing on the first anniversary of the closing of the Investment for shares paid as PIK Dividends (as defined), and for dividends payable in cash, commencing on the second anniversary of the closing of the Investment. Dividends on the Convertible Preferred Stock payable during the period beginning on the first Dividend Payment Date on or following the first anniversary of the closing of the Investment and ending on the first Dividend Payment Date on or following the second anniversary of the closing of the Investment, shall be paid in fully paid and nonassessable shares of Convertible Preferred Stock (such dividends paid in kind being herein called "PIK Dividends"). Dividends on the Convertible Preferred Stock payable thereafter shall be paid in cash. In addition, if dividends are paid on the Common Stock (which requires the approval of two-thirds of the Convertible Preferred Stock) there must also be paid to holders of the Convertible Preferred Stock the amount of dividends that would have been payable if such shares had been fully converted into Common Stock immediately prior to the record date for such dividend.

  The dividends payable shall be at the "Applicable Dividend Rate" which is defined to mean the following per annum percentages of liquidation preference:
(i) zero percent with respect to dividends payable on the first four Dividend Payment Dates following the closing of the Investment, (ii) three percent with respect to dividends payable on the fifth through eighth Dividend Payment Dates following the closing of the Investment, and (iii) six percent with respect to dividends payable thereafter. PIK Dividends shall be paid by delivering to the record holders of Convertible Preferred Stock a number of shares of Convertible Preferred Stock determined by dividing the total amount of the cash dividend which otherwise would be payable on the Dividend Record Date to such holders (rounded to the nearest whole cent) by the liquidation preference ($1,000 per share).

  Ranking and Liquidation. The Convertible Preferred Stock will rank on a parity with the Company's 7% Preferred Stock and senior to the Common Stock as to payment of dividends, redemption payments and distributions and upon liquidation, dissolution or winding up of the Company. In the event of any such liquidation, dissolution or winding up, each holder of a share of Convertible Preferred Stock will be entitled to receive, before any distribution to the holders of Common Stock, a liquidation preference equal to the liquidation preference of such shares, plus all accrued and unpaid dividends thereon.

  Conversion. A holder of shares of Convertible Preferred Stock shall have the right, at the holder's option, to convert all or a portion of its shares into shares of Common Stock at any time before the close of business on the business day preceding the Redemption Date (See "--Redemption" below). For the purposes of conversion, each share of Convertible Preferred Stock shall be valued at the liquidation preference plus all accrued and unpaid dividends through the Conversion Date, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. The Conversion Price is defined to mean initially $2.00 and thereafter be subject to adjustment from time to time, provided, however, that on the eighth anniversary of the closing of the Investment, the Conversion Price shall be adjusted to equal one half of the then-current conversion price per share of Common Stock, subject thereafter to further adjustment. The Certificate of Designations provides for customary adjustments to the conversion price and number of shares issuable upon conversion in the event of certain dividends and distributions to holders of Common Stock, stock splits, combinations, sales of Common Stock at less than market value and mergers, tender offers and similar transactions. In addition, the Certificate of Designations provides for an adjustment to the conversion price and number of shares issuable upon conversion in the event shares of 7% Preferred Stock are converted into Common Stock at the special conversion price following the closing. See "--Impact of the Transaction on the Company and Existing Stockholders; Certain Considerations--Special Conversion Price of Outstanding 7% Preferred Stock" above.

  Immediately following such conversion, the rights of the holders of converted Convertible Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Convertible Preferred Stock shall be treated as the owners of such Common Stock. The Company is required to maintain a reserve of authorized but unissued shares of Common Stock to permit the conversion of the Convertible Preferred Stock in full.

  Redemption. The Company will be entitled, at its option (as determined by a majority of the Non-Preferred Stock Directors of the Board of Directors), to redeem all, but not less than all, of the outstanding shares of Convertible Preferred Stock at any time after the seventh anniversary of the closing of the Investment. The redemption price upon any redemption will be equal to the Liquidation Preference per share, plus an amount equal to the dollar amount of all accrued and unpaid cumulative dividends through the redemption date.

  Voting Rights. Holders of Convertible Preferred Stock will generally have the right to vote (on an as-converted basis) as a single class with the holders of Common Stock, together with all other classes and series of stock of the Company that are entitled to vote as a single class with the Common Stock, on all matters coming before the Company's stockholders, except (i) matters for which class voting is required by law or under the Company's Certificate of Incorporation, including the Certificate of Designations and
(ii) with respect to the election of the Non-Preferred Stock Directors during the period beginning on the closing date of the Investment and ending on the fifth anniversary thereof (the "Five-Year Period"). In any vote with respect to which Convertible Preferred Stock shall vote with the holders of Common Stock as a single class, each share of Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number which could be cast in such vote by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock is convertible on the date of such vote.

  With respect to any matter for which class voting is required by law or under the Company's Certificate of Incorporation, except as otherwise described herein, the holders of Convertible Preferred Stock will vote as a class and each holder shall be entitled to one vote for each share held.

  The following matters will require the approval of the holders of at least a majority of the issued and outstanding shares of Convertible Preferred Stock, voting together as a separate class:

    (i) the creation, authorization or issuance (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) of any class or series of shares ranking on a parity with or prior to the Convertible Preferred Stock either as to dividends or redemption or upon voluntary or involuntary liquidation, dissolution or winding up;

    (ii) the increase in the authorized shares of, or issuance (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) of any shares of Convertible Preferred Stock, except for the issuance of PIK Dividends in accordance with the Certificate of Designations;

    (iii) the amendment, alteration, waiver of the application of, or repeal (whether by merger, consolidation or otherwise) of any provision of the Company's Certificate of Incorporation, the entering into any agreement or taking of any other corporate action which in any manner would alter, change, or otherwise adversely affect the powers, rights or preferences of the Convertible Preferred Stock;

    (iv) the reorganization, recapitalization, liquidation, dissolution or winding up of the Company, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Company, or the merger or consolidation of the Company with or into any other corporation, if such transaction in any manner would alter, change or otherwise adversely affect the powers, rights, or preferences of the Convertible Preferred Stock; or

    (v) any action which would cause a dividend or other distribution to be deemed to be received by the holders of the Convertible Preferred Stock for federal income tax purposes unless such dividend or other distribution is actually received by such holders.

  Approval of the holders of at least two-thirds of the Convertible Preferred Stock will be required for the payment of any dividend on the Common Stock or any other junior stock of the Corporation.

  For so long as Carlyle continues to beneficially own shares of capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders, then the number of directors comprising the Company's Board of Directors shall be an odd number and the holders of the Convertible Preferred Stock will have the exclusive right, voting separately as a class, to elect (i) during the Five-Year Period, the smallest number of directors that constitutes a majority of the Board and (ii) subsequent to the Five-Year Period, the greatest number of directors that constitutes a minority of the Board of Directors (each such director, a "Convertible Preferred Stock Director") at any special meeting of stockholders called for such purpose, at any annual meeting and in any written consent pursuant to Delaware law. So long as the Convertible Preferred Stock has the right to elect Convertible Preferred Stock Directors pursuant to the foregoing, then (i) during the Five-Year Period the holders of Common Stock shall have the exclusive right to elect the Non-Preferred Stock Directors and (ii) subsequent to the Five-Year Period, each share of Convertible Preferred Stock will entitle the holder thereof to vote, together with the Common Stock as a single class, for the election of Non-Preferred Stock Directors. After such time as Carlyle ceases collectively to beneficially own capital stock having 20% or more of the votes that may be cast at annual or special meetings of stockholders, then the rights of the holders of Convertible Preferred Stock to elect Convertible Preferred Stock Directors shall cease and the holders of Convertible Preferred Stock shall thereupon and thereafter vote for the election of all directors together with the holders of the Common Stock voting as a single class.

  The Convertible Preferred Stock Directors elected as provided in the Certificate of Designations shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify. The Convertible Preferred Stock Directors may be removed with or without cause, and may be removed only by a vote or consent of the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class. Vacancies among the Convertible Preferred Stock Directors will be filled by a majority vote of the remaining Convertible Preferred Stock Directors or by the holders of a majority of Convertible Preferred Stock. Upon any termination of the right of the holders of the Convertible Preferred Stock to elect Convertible Preferred Stock Directors, the Convertible Preferred Stock Directors then serving may continue to hold office for the remainder of their term. Only Non-Preferred Stock Directors shall have the right to vote in the election of any person to fill any vacancy created by the death, resignation, retirement, disqualification or removal from office of a Non-Preferred Stock Director and all such rights will be exercised by a majority of the Non-Preferred Stock Directors. The foregoing provision may not be amended without (x) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and (y) the affirmative vote of the holders of a majority of the outstanding shares of Convertible Preferred Stock.

  In the event that the Convertible Preferred Stock no longer has the right to elect Convertible Preferred Stock Directors as described above and dividends payable on the Convertible Preferred Stock at the time outstanding shall be cumulatively in arrears for six Dividend Periods (whether or not consecutive), then the holders of the Convertible Preferred Stock shall have the right, voting as a class with other parity stock, to elect two directors at the Company's next annual meeting and at each subsequent annual meeting of stockholders. Such right to elect two directors shall continue until all dividends accumulated on such stock have been paid or funds have been set aside for such payment.

  Mergers and Similar Transactions. In the event that the Company is a party to any merger or consolidation in which any class or series of the Common Stock is reclassified, converted, exchanged or canceled, or in case of any sale or transfer of all or substantially all of the assets of the Company each share of Convertible Preferred Stock then outstanding will, without the consent of such holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock (and other securities, if applicable) into which such Convertible Preferred Stock was convertible immediately prior thereto (assuming such holder of Common Stock (and other securities, if applicable) failed to exercise any rights or election and that such Convertible Preferred Stock was then convertible).

  Certain Covenants of the Company. The Certificate of Designations contains customary covenants regarding reservation of shares for issuance upon conversion, compliance with laws regarding registration of securities, maintaining eligibility of the Common Stock for trading, payment of certain taxes, preparation of financial statements and other matters.

  Listing. The Company does not intend to list the Convertible Preferred Stock for trading on the NYSE or any other exchange.

 Description of the Warrant

  Pursuant to a Warrant Agreement to be entered into upon the closing of the Investment (the "Warrant Agreement"), the Company shall issue and sell to Carlyle, or its designees, the Warrants to purchase up to an aggregate of 5,000,000 shares of Common Stock of the Company. The Warrants shall have a term of five years and will be exercisable in full or in part from time to time by means of payment of the Exercise Price ($3.00 per share of Common Stock) in cash or by the election of the holder of the Warrant to receive the shares issuable upon exercise of the Warrants (the "Warrant Shares") on a net basis (based on the fair market value of the Common Stock at the time). The Warrant Agreement provides for customary adjustments to the exercise price in the event of certain dividends and distributions to holders of Common Stock, stock splits, combinations, sales of Common Stock at less than market value and mergers, tender offers and similar transactions. Such provisions are consistent with the similar provisions of the Certificate of Designations.

  The Warrant Agreement also provides for customary provisions with respect to, among other things, payment of taxes, reservation of Warrant Shares, mutilated or missing Warrant certificates, listing of Warrant Shares for trading on the appropriate stock exchange, preparation of financial statements, and notices to holders of Warrants.

 Regulatory Filings and Approvals

  Under the HSR Act and the rules promulgated thereunder, certain transactions, including certain of the transactions contemplated by the Purchase Agreement, may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have been satisfied. In the event that, as a result of the Investment, any of the Carlyle entities purchasing the Convertible Preferred Stock and Warrants in the Investment would hold voting securities of the Company with a value in excess of $15,000,000 or 15% of the voting securities of the Company, then, in the event that no exemption from the reporting requirement and waiting period of the HSR Act were available, each such entity and the Company will be required to file Notification Report Forms with the FTC and the Antitrust Division and to observe the applicable waiting period prior to consummating the Investment. Notwithstanding the termination of the HSR Act waiting period, if applicable, at any time before or after the consummation of the transactions contemplated by the Purchase Agreement, any person may take action under the antitrust laws, including seeking to enjoin the consummation of the transactions contemplated by the Purchase Agreement or seeking the divestiture by Carlyle of all or any part of the securities received by it pursuant to the Purchase Agreement. There can be no assurance that a challenge to the transactions contemplated by the Purchase Agreement on antitrust grounds will not be made or that, if such a challenge is made, it would not be successful.

 Registration Rights

  As of the Closing Date, the Convertible Preferred Stock and the Warrants will not be listed on the NYSE or any other national securities exchange and the issuance of the Convertible Preferred Stock and the Warrants will not be registered with the SEC and therefore they will be restricted securities. On the Closing Date, the Purchase Agreement provides that the Company shall enter into a Registration Rights Agreement with Carlyle (the "Registration Rights Agreement"), pursuant to which Carlyle or its transferee (a "Holder") will be entitled to certain additional rights with respect to the registration under the Securities Act of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock or the exercise of the Warrants (or certain securities issuable with respect to such Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization) ("Registrable Shares").

  The Registration Rights Agreement provides for demand and piggyback registration rights. Holders of at least 20% of the then outstanding Registrable Securities may demand registrations of the Registrable Securities up to five times, provided that the proposed public offering price of such Registrable Securities is at least $5,000,000. Additionally, the Company is not required to file a demand registration statement if such demand is made within six months after the effective date of the Company's most recent Common Stock registration statement unless at holders of 50% of the Registrable Securities make such demand. Generally, the Company bears the expense of the first four such demand registration statements and the Holders who participate in the fifth bear the expense thereof. The Holders have the right to select the managing underwriter of any underwritten public offering covered by a demand registration, subject to approval of a majority of the Non-Preferred Stock Directors of the Company's Board of Directors.

  The Registration Rights Agreement also provides for unlimited "piggyback" registration rights. That is, in the event the Company proposes to register the sale for cash of any of its securities under the Securities Act for its own account or for the account of any other person, the Holders will be entitled to include Registrable Shares in any such registration, subject to the right of the managing underwriter of any such offering in certain circumstances to exclude some or all of such Registrable Shares from such registration. The Company bears the expense of any piggyback registrations. The Registration Rights Agreement also includes (i) customary indemnification and contribution provisions among the Company and the Holders and (ii) a provision allowing the Company to postpone filing or the declaration of effectiveness of, or to require Holders to suspend sales of securities under, an applicable registration statement for up to an aggregate of 60 days if the applicable prospectus contains a misstatement or if there exists material non-public information the disclosure of which would be materially harmful to the Company.

INTEREST OF CERTAIN PERSONS IN THE INVESTMENT

  In connection with the Investment, certain executive officers of the Company will enter into employment agreements with the Company. See "Certain Transactions--Employment Agreements."

PROPOSED COMPENSATION OF CONVERTIBLE PREFERRED STOCK DIRECTORS AND CARLYLE FEE

  Compensation of Directors. It is anticipated that following the completion of the Carlyle Investment: (i) as long as Carlyle has the right to appoint Convertible Preferred Stock Directors, one of the Convertible Preferred Stock Directors will be named Chairman of the Board and will receive compensation at the rate of $120,000 per year, the amount the present chairman receives (see "Election of Directors--Compensation of Directors--Chairman of the Board");
(ii) the remaining non-employee directors will each receive annual compensation of approximately $35,000, which amount will comprise a retainer fee of $6,000 per quarter and a board meeting fee of $2,750 for each board meeting attended (no additional compensation will be given for attendance at committee meetings); and (iii) the directors' compensation may be paid in cash and/or stock, and the Compensation Committee will administer any plan for stock options to be granted to the directors.

  Carlyle Financial Advisory Fees. In addition, it is anticipated that the Company will pay Carlyle (i) an annual financial advisory fee of $100,000, payable quarterly; and (ii) investment banking fees and reimbursement of reasonable out-of-pocket expenses for investment banking services rendered to the Company.

REVERSE STOCK SPLIT, REDUCTION IN NUMBER OF AUTHORIZED SHARES AND REDUCTION OF PAR VALUE

  To accommodate the Investment, an amendment to the Company's Certificate of Incorporation is proposed to (i) effect a reverse stock split pursuant to which each four shares of Common Stock will be exchanged for one share of Common Stock (the "Reverse Stock Split"), (ii) reduce the number of authorized shares of Common

Stock and (iii) decrease the par value of all shares of Common Stock from $1.00 per share to $.01 per share. If all shares were issued that are potentially subject to issuance by reason of the Investment, exercise of all outstanding stock options, conversion of outstanding convertible securities and the proposed 1996 Stock Incentive Plan, the total number of shares outstanding would be 95,629,085. After giving effect to the proposed Reverse Stock Split, such number would be 23,907,271.

  As of September 27, 1996, the Company had outstanding 36,251,130 shares of Common Stock; 2,485,438 additional shares are reserved for issuance upon the exercise of outstanding options and 10,273,920 shares upon conversion of the 7% Preferred Stock. As described above under "--Special Conversion Price of Outstanding 7% Preferred Stock," the number of shares required for issuance upon conversion of the 7% Preferred Stock could be increased to 18,927,000 by reason of the Investment. 23,175,000 shares will be required for conversion of the Convertible Preferred Stock (including shares issuable as PIK dividends), 5,000,000 shares for issuance upon exercise of the Warrants and 1,000,000 shares for issuance pursuant to the proposed 1996 Stock Incentive Plan. As described above under "--Special Conversion Price of Outstanding 7% Preferred Stock," the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock could be increased to as much as 31,965,517 if all shares of 7% Preferred Stock were converted to Common Stock at the special conversion price. As a result, the Company desires to effect the Reserve Stock Split to allow it to reserve for issuance the appropriate number of shares in the Investment while retaining a sufficient number of shares for other corporate purposes. Except for minor differences resulting from the aggregation and sale of fractional shares, as described below, the Reverse Stock Split will not affect any stockholder's percentage ownership interest in the Company or of the outstanding Common Stock.

 Purpose and Effect of Proposed Amendment

  In addition to accommodating the Investment, the Board believes that the Reverse Stock Split is advantageous to the Company and its stockholders as a means of enhancing the liquidity and marketability of the Common Stock. The Board believes that the current low per share market price of the Common Stock may impair the acceptability of the Company's equity securities to the financial community and the investing public. Although, theoretically, the number of shares outstanding should not affect an investor's decision to own shares of Common Stock as an investment, in practice many investors may regard lower-priced stock as unduly speculative in nature and may therefore avoid investment in such stocks. In addition, the Board believes that the current market prices for the Common Stock may reduce the effective marketability of the Company's equity securities because of the potential reluctance of many leading brokerage firms to recommend lower-priced stocks to their clients. Furthermore, certain brokerage house policies and practices may tend to discourage individual brokers with those firms from dealing in lower-priced stocks, and some brokerage houses will not permit clients to carry lower-priced stocks on a margin basis. Finally, the structure of trading commissions also tends to have an adverse impact on holders of lower-priced stocks because the brokerage commission on a sale of lower-priced stock generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

  Although there can be no assurance that the market price per share of Common Stock will increase proportionately to the decrease in the number of outstanding shares following the Reverse Stock Split, the Reverse Stock Split is intended to result in a price level for the Common Stock that will increase investor and broker interest. It is impossible to predict the market's reaction to any reverse stock split or, in this case, to separate that reaction from the market's reaction to the proposed Investment as a whole. However, the Company would expect that immediately after the Reverse Stock Split each share of Common Stock would be valued at a price approximately four times greater than without the split.

  A holder of Common Stock will be entitled to receive a whole number of shares plus a fraction of a share if the number of shares of Common Stock held by him prior to the Reverse Stock Split is not evenly divisible by four. However, no certificates or scrip representing fractional shares of Common Stock will be issued. In lieu of any fractional shares, the transfer agent of the Common Stock on behalf of all persons otherwise entitled to receive fractional shares will, promptly following the effective time of the Reverse Stock Split, aggregate such fractional shares and sell the resulting whole shares of Common Stock for the accounts of those persons in open market transactions on the NYSE. Those persons will thereafter be entitled to receive their allocable portion of the net proceeds of the sale thereof upon surrender of their Common Stock certificates as described below.

  The Company is currently authorized to issue 100,000,000 shares of Common Stock. In connection with the Reverse Stock Split, it is proposed to amend the Company's Certificate of Incorporation to reduce the Company's authorized number of shares of Common Stock to 50,000,000.

  There were 2,130 stockholders of record of the Common Stock as of September 27, 1996. The Reverse Stock Split is not expected to cause a significant change in the number of record holders of the Common Stock. The Company has no plans for the cancellation or purchase of shares of Common Stock from holders of a nominal number of shares following the Reverse Stock Split, and has no present intention to take the Company private through the Reverse Stock Split or otherwise.

  As of September 27, 1996, there were reserved for issuance upon exercise of outstanding options an aggregate of 2,485,438 shares of Common Stock under the Company's 1991 Stock Option Plan and other stock incentive plans. All of such outstanding options include provisions for adjustment in the number of shares covered thereby and the exercise price therefor in the event of a reverse stock split. If the Reverse Stock Split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options a total of approximately 621,360 shares of Common Stock. Each of the outstanding options would thereafter evidence the right to purchase one-fourth of the number of shares of Common Stock previously covered thereby, and the exercise price per share would be four times the previous exercise price.

  If the Reverse Stock Split is approved as part of the Investment, the Company will file an amendment to the Company's Certificate of Incorporation with the Secretary of State of the State of Delaware. The Company will notify holders of Common Stock of the effectiveness of the Reverse Stock Split and will furnish the holders of record of shares of Common Stock at the close of business on such effective date with a letter of transmittal for use in exchanging certificates. The holders of Common Stock will be required to promptly mail their certificates representing shares of Common Stock to the transfer agent, in order that new certificates giving effect to the Reverse Stock Split may be issued and the proceeds of the sale of any fractional shares may be distributed. Commencing with the effective date of the Reverse Stock Split, previously outstanding certificates representing shares of Common Stock will be deemed for all purposes to represent one-fourth of the number of shares previously represented thereby (subject to the treatment of fractional interests as described above).

  Except as otherwise indicated, all share and per share information in this Proxy Statement is presented without giving effect to the Reverse Stock Split.

  Additionally, the Board believes that changing the par value of the Common Stock to $.01 per share is in the best interests of the Company and its stockholders to ensure the Company's ability to adjust the conversion or exercise price of outstanding securities, in accordance with their terms, in the future.

VOTE REQUIRED FOR APPROVAL OF THE INVESTMENT PROPOSAL

  The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote is required to approve Proposal 1.

                                  PROPOSAL 2
                             ELECTION OF DIRECTORS

BOARD OF DIRECTORS FOLLOWING THE INVESTMENT

  Upon completion of the Investment, the Board of Directors of the Company will consist of seven directors, of whom four will be elected by Carlyle, as holder of the Convertible Preferred Stock, acting by written consent without a meeting. As described below under "--Election of Directors at the Annual Meeting," stockholders will elect three directors at the Annual Meeting. Until completion of the Investment (and thereafter if the Investment is not completed), the Board of Directors of the Company will consist of nine directors, including the three directors elected by the stockholders at the Annual Meeting (see "--Current Board of Directors" below). All of such directors, other than Anthony J. DeLuca, E. Martin Gibson and James C. McGill, have advised the Company that they will resign upon completion of the Investment.

  Under the Company's current Certificate of Incorporation, the directors of the Company serve for three-year terms which are staggered to provide for the election of approximately one-third of the Board members each year. See "Proposal 4--Elimination of Cumulative Voting and Classified Board of Directors." Whether or not the Certificate of Incorporation is amended as set forth under Proposal 4, the four directors elected by holders of the Convertible Preferred Stock will serve for annual terms.

  The names of the directors who will remain on the Board of Directors following completion of the Investment (assuming that Mr. McGill is reelected as a director at the Annual Meeting) and the directors proposed to be selected by Carlyle, and their respective terms if Proposal 4 (with respect to elimination of classified terms) is not adopted, are set forth in the following table. If Proposal 4 is adopted then, following the completion of the Investment, all directors will serve one year terms.

 Board of Directors Upon Completion of the Investment:

                                                                   DIRECTOR OF
                                                          TERM TO  THE COMPANY
          NAME            AGE      CURRENT POSITION      EXPIRE(1)    SINCE
          ----            ---      ----------------      --------- -----------
PRESENT DIRECTORS OF THE
COMPANY:
Anthony J. DeLuca........  49 Director, President and      1997       1996
                               Acting Chief Executive
                               Officer
E. Martin Gibson(2)(3)...  58 Director and Chairman of     1998       1994
                               the Board (non-officer
                               position)(4)
James C. McGill(3)(5)....  52 Director                     1999       1990
PROPOSED CONVERTIBLE
PREFERRED STOCK
DIRECTORS:
Daniel A. D'Aniello......  50 Managing Director, Carlyle   1997        n/a
Philip B. Dolan..........  38 Vice President, Carlyle      1997        n/a
James David Watkins......  69 President, Joint             1997        n/a
                              Oceanographic
                               Institutions, Inc.
                               President, Consortium
                               Oceanographic Research
                              and  Education
Robert F. Pugliese.......  63 Special Counsel, Eckert      1997        n/a
                               Seamans Cherin & Mellott

--------
(1) Terms set forth are current terms of each director. If the Investment is consummated, each director will stand for re-election every year. Thus, the terms of each of the directors would expire in 1997.
(2) Member of Compensation Committee.
(3) Member of Nominating Committee.
(4) Mr. Gibson will remain a member of the Board but will resign as Chairman of the Board upon consummation of the Investment.
(5) Member of Audit Committee.

ELECTION OF DIRECTORS AT THE ANNUAL MEETING

  At the Annual Meeting, stockholders will elect three directors to hold office until the 1999 Annual Meeting of Stockholders and until their successors are elected and qualified. All of the directors, other than Messrs. DeLuca, Gibson and McGill have advised the Company that they will resign from the Board of Directors, effective upon completion of the Investment.

  The names of the nominees for election as directors at the Annual Meeting and the present directors whose terms of office do not expire in 1996 are set forth in the following table. The Company has no reason to believe that any nominee for election will not be able to serve as a director. However, should any nominee become unavailable to serve, the proxies solicited hereby may be voted for election of such other person as may be nominated by the Board of Directors.

 Present Board of Directors including Nominees for Re-election:

                                                                    DIRECTOR OF
                                                            TERM TO THE COMPANY
           NAME              AGE          POSITION          EXPIRE     SINCE
           ----              ---          --------          ------- -----------
NOMINEES FOR TERMS EXPIRING
IN 1999:
Kirby L. Cramer(1).........   60 Director                    1999      1995
James C. McGill(2)(3)......   52 Director                    1999      1990
W. Scott Martin(3).........   46 Director                    1999      1994
DIRECTORS WHOSE TERMS
 EXPIRE AFTER 1996 AND WHO
 ARE NOT CURRENTLY NOMINEES
 FOR RE-ELECTION:
Ralph S. Cunningham(1)(2)..   56 Director                    1997      1981
Donald S. Burns(2)(3)......   71 Director                    1997      1989
Anthony J. DeLuca..........   49 Director, President and     1997      1996
                                  Acting Chief Executive
                                  Officer
Henry E. Riggs(3)..........   61 Director                    1998      1995
Jack O. Vance(1)...........   71 Director                    1998      1987
E. Martin Gibson(1)(2).....   58 Director and Chairman of    1998      1994
                                  the Board (non-officer
                                  position)

--------
(1) Member of Compensation Committee.
(2) Member of Nominating Committee.
(3) Member of Audit Committee.

  If Proposal 4 (with respect to eliminating classified terms) is approved and if the Investment is completed, all of the directors will serve for one-year terms.

BACKGROUND OF THE NOMINEES, PROPOSED CONVERTIBLE PREFERRED STOCK DIRECTORS AND CURRENT DIRECTORS

  Mr. DeLuca was named President and Acting Chief Executive Officer and a director of the Company as of July 1, 1996. Prior thereto, Mr. DeLuca had been Senior Vice President and Chief Financial Officer of the Company since March 1990. Before joining the Company, Mr. DeLuca had been a senior partner at the public accounting firm Ernst & Young LLP.

  Mr. Gibson became a director of the Company on October 11, 1994 and was elected Chairman of the Board of Directors, a non-officer, non-employee position, on April 6, 1995. From 1990 until December 1994, Mr. Gibson served as Chairman of Corning Life Sciences, Inc., a subsidiary of Corning Incorporated. Mr. Gibson served in various other senior management capacities with Corning Incorporated during his 32 year career there, including as a Senior Vice President and General Manager of Corning Medical and Scientific Division from 1980 until 1983, and as Group President of Corning Consumer Products and Laboratory Sciences from 1983 until 1990. From 1983 to 1994, Mr. Gibson served on the Board of Directors of Corning Incorporated. Mr. Gibson also serves on the Boards of Directors of Hardinge, Inc. and NovaCare, Inc.

  Mr. McGill is currently, and has been for at least five years, a private investor. He served as Chairman of McGill Environmental Systems, Inc. from 1970 to 1987. Mr. McGill serves on the Board of Trustees of the University of Tulsa and on the Boards of Directors of four private corporations that are engaged in tax consulting, health care, pipeline construction and golf.

  Mr. D'Aniello has been a Managing Director for Carlyle since 1987. Mr. D'Aniello was Vice President, Finance and Development for Marriott Corporation, a hospitality company, from 1981 to 1987. He currently serves on the Board of Directors for GTS Duratek, Inc., an environmental services company, Baker & Taylor, Inc., a wholesale distributor of books, and CB Commercial Real Estate Group, Inc., a commercial real estate firm. Mr. D'Aniello is Chairman of GTS Duratek, Inc. and Vice Chairman of Baker & Taylor, Inc.

  Mr. Dolan has been a Vice President for Carlyle since 1989. Prior to joining Carlyle, Mr. Dolan was an investment analyst and fund manager with the Trust Division of the Mercantile-Safe Deposit and Trust Company and was engaged in management consulting and practiced public accounting with Seidman & Seidman. Mr. Dolan is a Certified Public Accountant.

  Admiral Watkins has been the President of the Joint Oceanographic Institutions, Inc. since 1993 and President of Consortium Oceanographic Research and Education since 1994. Admiral Watkins was appointed Chief of Naval Operations in 1982 by President Reagan and served as Secretary of Energy under President Bush from 1989 to 1993. Prior to his appointment as Secretary of Energy, Admiral Watkins served on the Board of New York Medical College and the Math/Science Advisory Council of the National Executive Service Corps. He also served as a consultant to the Carnegie Corporation of New York, the Education Commission of the States and the Exxon Education Foundation. Additionally, he was a member of the Marymount University's Board of Trustees and co-chair of the National Committee for the Vatican Judaica Exhibition. In 1987, Admiral Watkins was appointed Chairman of the Presidential Commission on the Human Immunodeficiency Virus Epidemic. Admiral Watkins has also served on the Boards of Directors of the Philadelphia Electric Company, a biopharmaceutical company, VESTAR, Inc. and the Ford Aerospace Corporation. After leaving the Department of Energy, Admiral Watkins became a trustee to the Carnegie Corporation of New York, a Director of the Southern California Edison Company and joined the Committee for Economic Development.

  Mr. Pugliese has been Special Counsel to Eckert Seamans Cherin & Mellott since 1993. Mr. Pugliese was Executive Vice President, Legal and Corporate Affairs for Westinghouse Electric Corporation and served as General Counsel from 1976 to 1992. Mr. Pugliese is a member of the Association of General Counsel and a director of St. Clair Memorial Hospital. Mr. Pugliese has served as Secretary to the Board of Directors of Westinghouse Electric Corporation and Chairman of the Board of Trustees at the University of Scranton.

  Mr. Burns has been Chairman, President and Chief Executive Officer of Prestige Holdings, Ltd., a property management and business consulting firm, since 1978. Mr. Burns serves on the Boards of Directors of ESI Corporation and International Rectifier Corporation.

  Mr. Cramer became a director of the Company on November 2, 1995. He is the Chairman Emeritus of Hazleton Laboratories Corporation, a contract biological and chemical research laboratory, which was acquired by Corning Incorporated in 1987. He is also Chairman of Northwestern Trust Company and is the President of Keystone Capital Company, an investment company. Mr. Cramer is a member of the University of Washington Foundation and also is Chairman of the Advisory Board of the University of Washington School of Business Administration. He is the past President and Trustee Emeritus of the Darden School Foundation of the University of Virginia. In addition, Mr. Cramer serves on the Boards of Directors of Immunex Corporation, Unilab Corporation, The Commerce Bank of Washington, N.A., Northwestern Trust Company, Landec Corporation, Advanced Technology Laboratories and Applied Bioscience International.

  Since May 1, 1995, Dr. Cunningham has served as President and Chief Executive Officer of CITGO Petroleum Corporation. From May 1994 to May 1995, he served as the Vice Chairman of the Board of Huntsman Corporation and Huntsman Specialty Chemicals Corporation. Prior to joining Huntsman in 1994 he served as the President of Texaco Chemical Company from 1990 to 1994 when Texaco Chemical Company was acquired by Huntsman Corporation in 1994. From 1989 to 1990, he was Chairman and Chief Executive Officer of Clark Oil Refining Corporation. In 1980, he joined Tenneco Oil Processing and Marketing as Executive Vice President and served as President of that company from 1982 to 1989. Dr. Cunningham served as the Company's Chairman of the Board of Directors from May 5, 1994 to January 5, 1995. Such position was a non-officer, non-employee position. Dr. Cunningham serves as a director of Viridan, Inc. (formerly Sherritt, Inc.), Enterprise Products Company, Huntsman Corporation, CITGO Petroleum Corporation and Bank of Oklahoma.

  Mr. Martin has been President of the Tulsa Loan Production Office of the First Bank & Trust Company, Wagoner, Oklahoma, since September 1994. He was the President, Chief Executive Officer and a member of the Board of Directors of WestStar Bank in Tulsa, Oklahoma, from 1984 until September 1994. He has also served as a member of the Boards of Directors of First Bank & Trust Company, Wagoner, Oklahoma, since 1974; of First Bank of Chandler, Chandler, Oklahoma, since 1977; and of First National Bank, Burkburnett, Texas, since 1983.

  Mr. Riggs became a director of the Company on November 2, 1995. He has been the President of Harvey Mudd College in Claremont, California since August 1, 1988. He was Vice President for Development of Stanford University from 1983 to 1988, and was Chairman of the Stanford University Department of Industrial Engineering and Engineering Management from 1978 to 1982. He is currently a director of several mutual funds managed by The Capital Group.

  Mr. Vance was a director of McKinsey & Company from 1960 until he retired on December 31, 1989. He currently serves as Managing Director of Management Research, Inc., a management consulting firm. Mr. Vance also serves as a member of the Boards of Directors of International Rectifier Corporation, The Olson Company, Vencor, Inc., ESCORP, University Restaurant Group, FCG Enterprises, Inc. and Semtech Corporation.

  All of the nominees named above who are to be elected by holders of the Company's Common Stock at the Annual Meeting were selected by the full board of directors in view of the pendency of the Investment; and no recommendations were made by the Nominating Committee. Messrs. DeLuca, Gibson and McGill were selected by the full Board of Directors to continue as directors following the Investment, in view of the offices held by Messrs. DeLuca and Gibson, as President and Acting Chief Executive Officer and Chairman, respectively, and in view of Mr. McGill's substantial investment in Common Stock of the Company.

CUMULATIVE VOTING AND NOMINATIONS

  Under the Company's current Certificate of Incorporation, stockholders are entitled to cumulate voting rights in the election of directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock the stockholder is entitled to vote. Such votes may be cast for one nominee or distributed among two or more candidates. The candidates for election receiving the highest number of affirmative votes of the shares entitled to vote for them up to the number of directors to be elected by those shares will be elected.

  No stockholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting. In voting by proxy, a stockholder is conferring upon the proxyholders the discretionary authority to cumulate votes in electing directors. If any person is properly nominated for director other than the nominees set forth in the table above, the persons named in the accompanying proxy may vote at their discretion cumulatively for less than all the nominees set forth.

  Under the Company's Bylaws, in order to be effective, nominations for election as a director must be submitted to the Secretary of the Company not later than sixty days in advance of the Annual Meeting or, if later, the fifteenth day following the first public disclosure of the date of the Annual Meeting. Any such notice of nomination must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of Common Stock of the Company entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as director of the Company if so elected. In addition, a stockholder making such a nomination must promptly provide any other information reasonably requested by the Company.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During the period April 1, 1995 through March 29, 1996, the end of the Company's last fiscal year, the Company's Board of Directors held nine meetings. During such fiscal year, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

  The Company's Audit Committee held six meetings from April 1, 1995 through March 29, 1996. The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's independent auditors and reviews with the independent auditors the scope and results of the annual audit. The members of the Audit Committee are set forth in the table above.

  The Company's Compensation Committee held nine meetings from April 1, 1995 through March 29, 1996. The Compensation Committee reviews salaries, bonuses and other aspects of executive compensation and administers the Company's 1991 Plan, which provided for the granting of stock incentive awards to employees and directors of the Company until the Plan expired on March 31, 1996. The members of the Compensation Committee are set forth in the table above.

  The Company's Nominating Committee held four meetings from April 1, 1995 through March 29, 1996. The members of the Nominating Committee are set forth in the table above.

COMPENSATION OF DIRECTORS

  Retainer Fees. Non-employee directors receive a retainer fee of $5,000 per quarter, $1,000 for each Board or committee meeting attended, $500 for each telephonic Board or committee meeting attended (reduced from $1,000 previously), $500 per day for travel on business days and reimbursement of air travel and other expenses incurred in connection with attending Board or committee meetings. Committee chairmen receive $1,500 for each committee meeting attended and $750 for each telephonic committee meeting attended (reduced from $1,500 previously). The fees paid for meeting attendance are limited to no more than one committee meeting for all committee meetings held in tandem with a Board meeting, regardless of the actual number of committee meetings attended. Additionally, in order to more closely align the compensation of the Board members with the interests of Company's stockholders, effective with the third quarter of fiscal year 1996, the quarterly retainer fee payable to each director for the third quarter of each fiscal year is paid in the form of shares of Common Stock, rather than in cash. Such shares are purchased by the Company in the open market and reissued to directors. See "Proposed--Carlyle Investment-- Proposed Compensation of Convertible Preferred Stock Directors and Carlyle Fee."

  Chairman of the Board. Mr. E. Martin Gibson was elected on April 6, 1995 as Chairman of the Board, which is a non-officer, non-employee position. In lieu of the non-employee director fees described above, Mr. Gibson receives compensation at the rate of $120,000 per year. Mr. Gibson serves as a member or ex-officio member of all committees of the Board and spends significant time on Company matters. Mr. Gibson will resign as Chairman of the Board upon the consummation of the Investment, if approved. See "Proposed--Carlyle Investment--Proposed Compensation of Convertible Preferred Stock Directors and Carlyle Fee."

  Stock Options. Prior to expiration of the 1991 Plan on March 31, 1996, each non-employee director also received automatic grants of nonqualified stock options under the 1991 Plan, to purchase 20,000 shares of Common Stock upon his initial election as a director plus options to purchase an additional 10,000 shares of Common Stock at each subsequent annual meeting after having served at least six months. Because the 1991 Plan has expired, no additional awards may be made including option grants to the non-employee directors. The non-employee director options that are outstanding have an exercise price equal to the fair market value of Common Stock at the date of grant; become exercisable in installments of 25% on each of the first four anniversaries of the date of grant; have a five year term; and terminate when the holder ceases to be a director unless due to death, disability or retirement. All such grants were subject to the limitation that a non-employee director may not hold, at any time, nonqualified stock options to purchase a number of shares that, when added to all shares previously purchased by such director under the 1983 Plan or 1991 Plan, exceeds 50,000 shares. The Company has proposed that stockholders adopt a 1996 Stock Incentive Plan. See Proposal 3.

  Retirement Plan. Under the Company's current retirement plan for non-employee directors, non-employee directors qualify for five years of retirement payments if on retirement (i) they have five years of Board service (in which case payments would begin at age 70, or upon retirement if the director is between 70 and 73 when he retires) or (ii) they have ten years of Board service (in which case payments would begin at age 65, or upon retirement if the director is between 65 and 73 when he retires). However, directors who served or have served continuously from December 4, 1984 to retirement are not subject to such requirements and have qualified for the retirement plan, provided that they retire at the conclusion of the annual meeting following the date they reach age 75 unless the Board otherwise provides. In the event of an eligible director's death, the director's beneficiary will be entitled to receive a lump sum payment of the amount that would otherwise have been payable to the director, less any amounts previously paid under the plan. In the event of a director's disability or a change of control (as defined in the plan) pursuant to which a director elects not to remain on the Board, the service and age requirements are waived. Payment will be made in the normal manner upon disability or in a lump sum if a director elects not to remain on the Board in the event of a change of control. As described below, under the current retirement plan the Carlyle Investment would constitute such a change in control. The annual retirement amount is equal to the retainer fee and the meeting and committee fees paid for a normal schedule of meetings during a fiscal year (or the actual schedule of meetings during the 12-month period prior to such director's retirement, if such schedule would result in higher retirement benefits), as determined in accordance with the Board's retirement plan. Additionally, former employees of the Company become eligible to participate in the plan once they have completed five years of service as a non-employee director.

  Pursuant to the terms of the Retirement Plan, the consummation of the Carlyle Investment would cause the payment of certain benefits payable to non-employee directors of the Company who do not elect to remain on the Board of Directors following such a change in control to be accelerated to a lump sum payment. The Company and the non-employee directors of the Company who will not remain on the board following the closing of the Investment have agreed to amend the Retirement Plan, effective upon the consummation of the Carlyle Investment, such that the vested benefits otherwise payable to each director as a lump sum will be paid over a five-year period and that directors whose benefits have not vested prior to the closing of the Investment will have such benefits vest partially under the plan pro rata based on their years of service. In addition, such amendment provides that Messrs. Gibson and McGill will be paid amounts under the Retirement Plan, in lieu of any benefits that may become payable to them under the plan in the future, notwithstanding the fact that it is anticipated that they will remain on the Board following the Carlyle Investment. Each of the non-employee directors of the Company has acknowledged and agreed to a waiver of the right to receive the accelerated lump sum payment. The payments to be received by non-employee directors are significantly less than such waived lump sum payments. Pursuant to the plan as amended, the directors would receive the following payments as of October 31, 1996:

       DIRECTOR        AGE YEARS OF SERVICE(1) VESTED BENEFIT ANNUAL PAYMENT(2)
       --------        --- ------------------- -------------- -----------------
Jack O. Vance.........  71           9           $  200,000       $ 40,000
Donald S. Burns.......  71           7              200,000         40,000
Ralph S. Cunningham...  56          13              200,000         40,000
James C. McGill.......  52           6              200,000         40,000
W. Scott Martin.......  46           2               80,000         16,000
E. Martin Gibson......  58           2               80,000         16,000
Kirby L. Cramer.......  60           1               40,000          8,000
Henry E. Riggs........  61           1               40,000          8,000
                                                 ----------       --------
  TOTAL...............                           $1,040,000       $208,000
                                                 ==========       ========

--------
(1) Directors with five years of service have qualified for the full vested benefit of $200,000. The benefit for directors with less than five years service has been prorated.
(2) Benefits will be paid in equal monthly installments over five years.

                                  PROPOSAL 3
                   APPROVAL OF THE 1996 STOCK INCENTIVE PLAN

OBJECTIVES OF THE PLAN

  The principal objectives of the proposed 1996 Stock Incentive Plan are summarized below and then discussed in detail:

  i. Motivate and retain qualified professionals in a highly competitive industry.

 ii. Recruit and attract new technical and professional talent.

iii. Preserve cash for growth.

 iv. Tie the interests of key employees, directors and consultants to those of stockholders.

  v. Maintain a competitive total compensation package.

  The success of the Company in the highly competitive environmental consulting, engineering and remediation industry depends in large part upon its ability to attract, motivate, and retain a large number of engineers, scientists and other environmental professionals with specialized technical training and experience. The continued volatility in the environmental consulting, engineering and remediation industry has created a shortage of qualified professionals and produced intense competition to recruit and attract those professionals. The Company believes that an increasingly important factor affecting an environmental consulting, engineering and remediation company's ability to motivate and retain its current professional staff, and to attract additional qualified environmental professionals, is its ability to offer compensation packages that make significant use of stock-based incentives.

  The Company's authority to grant awards under its 1991 Plan expired on March 31, 1996.

  With the assistance of independent outside compensation consulting experts, the Company has reviewed its compensation practices in comparison to competitors, general industry and the Company's strategic objectives. As a result, the Company has developed a long-term compensation strategy which makes use of stock-based incentives in lieu of cash payments to tie the interests of management and key professional employees to those of stockholders.

  To increase the aggregate number of shares available for stock-based incentive employees and for non-employee directors and to provide greater flexibility in the type of incentives that may be awarded to employees, the Board of Directors approved the 1996 Stock Incentive Plan (the "1996 Plan") on September 17, 1996 and is submitting it to the stockholders for their adoption at the Annual Meeting. The following description of the 1996 Plan is qualified in its entirety by reference to the full text of such plan, a copy of which is attached as Appendix VI to this Proxy Statement.

1996 STOCK INCENTIVE PLAN

  The purpose of the 1996 Plan is to enable the Company and its subsidiaries to attract, retain and motivate employees by providing for or increasing their proprietary interests in the Company, and to attract non-employee directors and further align their interests with those of the stockholders by providing for or increasing their proprietary interests in the Company. Every employee of the Company or any of its subsidiaries is eligible to be considered for the grant of awards under the 1996 Plan.

  The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the 1996 Plan is 1,000,000 (approximately 2.8% of the number of shares of Common Stock outstanding on September 27, 1996); provided, however, that on April 1 of each of the years 1997, 1998, 1999, 2000 and 2001, such maximum number will be increased by a number equal to 2% of the number of shares of Common Stock issued and outstanding on each of such dates.

  The 1996 Plan will be administered by one or more committees of the Board (any such committee, the "Committee"). Subject to the provisions of the 1996 Plan, the Committee will have full and final authority to adopt, amend and rescind rules and regulations relating to the 1996 Plan, select the employees to whom awards will be granted thereunder, to grant such awards, and to determine the terms and conditions of such awards and the number of shares to be issued pursuant thereto.

AWARDS TO EMPLOYEES, DIRECTORS AND CONSULTANTS

  The 1996 Plan authorizes the Committee to enter into any type of arrangement with any person who is an employee, director or consultant of the Company or any of its subsidiaries or affiliates (an "Eligible Person") that, by its terms, involves or might involve the issuance of Common Stock or any other security or benefit with a value derived from the value of Common Stock. Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares. An award may consist of one such security or benefit, or two or more of them in tandem or in the alternative.

  An award granted under the 1996 Plan to an Eligible Person may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as the achievement of performance goals, the exercise or settlement of a previous award, the satisfaction of an event or condition within the control of the employee or within the control of others, an acquisition of a specified percentage of the voting power of the Company, a change of control of the Company or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transaction. Any stock option granted to an Eligible Person may be a tax-benefited incentive stock option or a nonqualified stock option that is not tax-benefited. See "Tax Treatment" below.

  An award to an Eligible Person may permit the Eligible Person to pay all or part of the purchase price of the shares or other property issuable pursuant to an award, and/or to pay all or part of such Eligible Person's tax withholding obligation with respect to such issuance, by (i) delivering cash,
(ii) delivering other property acceptable to the Committee, (iii) delivering previously owned shares of capital stock of the Company or other property or
(iv) reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option granted to an Eligible Person permitted the Eligible Person to pay for the shares issuable pursuant thereto with previously owned shares, the Eligible Person would be able to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each such transaction to pay the purchase price of the shares acquired in the following transaction, to exercise an option for a large number of shares with no more investment than the original share or shares delivered.

NON-EMPLOYEE DIRECTOR OPTIONS

  The 1991 Plan provided that each person who became a non-employee director of the Company would automatically be granted an option to purchase 20,000 shares of Common Stock, upon the date of such person's initial election as a director of the Company or, if such person became a non-employee director by ceasing to be an employee, upon the last business day of the fiscal year of the Company during which such person ceased to be an employee and further provided for annual options to each non-employee director to purchase 10,000 shares of Common Stock. The 1996 Plan does not contain such automatic grant features. Instead, the Company is not required to make grants to non-employee directors and the grant of such options is discretionary. The Company expects to use such options selectively to attract and incentivize qualified non-employee directors and to pay such directors' retainer and meeting fees.

PLAN DURATION

  The 1996 Plan will become effective upon its adoption by the Company's stockholders. Awards may not be granted under the 1996 Plan after the fifth anniversary of the effective date of the 1996 Plan. Although any award that was duly granted on or prior to such date may thereafter be exercised or settled in accordance with its terms, no shares of Common Stock may be issued pursuant to any award after the fifteenth anniversary of the effective date of the 1996 Plan.

AMENDMENTS

  The Board of Directors may amend, alter or discontinue the 1996 Plan at any time and in any manner, provided that the action may not deprive the recipient of a previously granted award or any rights thereunder without consent, provided that no consent shall be required if the Committee determines that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the award or that any such diminishment has been adequately compensated. Notwithstanding the foregoing, if an amendment to the 1996 Plan would affect the awards' compliance with any law, rule or regulation, and if the Committee determines it is necessary for the awards to so comply, the amendment shall be approved by the Company's stockholders to the extent required for compliance with such law, rule or regulation.

TAX TREATMENT

  The following is a description of the federal income tax treatment that will generally apply to awards made under the 1996 Plan. Such an award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted or unrestricted stock, an award which is payable in cash, or otherwise.

  Pursuant to the 1996 Plan, participants may be granted options which are intended to qualify as incentive stock options ("Incentive Options") under the provisions of Section 422 of the Internal Revenue Code (the "Code"). Generally, the optionee is not taxed and the Company is not entitled to a deduction on the grant or exercise of an Incentive Option. However, if the optionee sells the shares acquired upon the exercise of an Incentive Option at any time within (i) one year after the date of exercise of the Incentive Option or (ii) two years after the date of grant of the Incentive Option, then the optionee will recognize ordinary income in an amount equal to the excess, if any, of the lesser of the sale price or the fair market value on the date of exercise over the exercise price of the Incentive Option. The Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.

  The grant of an option or other similar right to acquire stock that does not qualify for treatment as an Incentive Option is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise (determined as of the date of exercise) over the exercise price of such option, and the Company will be entitled to a deduction equal to such amount.

  Special rules will apply, however, if the optionee is subject to Section 16(b) of the Exchange Act and during any period of time (the "Section 16(b) Period"), a sale of the stock acquired upon exercise of the option could subject such optionee to suit under Section 16(b). In such case, the optionee will not recognize ordinary income, and the Company will not be entitled to a deduction, until the expiration of the Section 16(b) Period.

  Upon such expiration, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, equal to the excess of the fair market value of the stock (determined as of the expiration of the Section 16(b) Period) over the option exercise price. As described below, such an optionee may elect under Code Section 83(b) to recognize ordinary income on the date of exercise, in which case the Company would be entitled to a deduction at that time equal to amount of the ordinary income recognized.

  Awards to employees under the 1996 Plan may also include stock sales, stock bonuses or other grants of stock. Stock issued pursuant to these awards may be subject to certain restrictions. Pursuant to Section 83 of the Code, stock sold or granted under the 1996 Plan will give rise to taxable income at the earliest time at which such stock is not subject to a substantial risk of forfeiture or is freely transferable for purposes of Section 83. At that time, the holder will recognize ordinary income equal to the excess of the fair market value of the shares (determined as of such time) over the purchase price, and the Company will be entitled to a deduction equal to such amount. If the holder of the stock is a person subject to Section 16(b) and if the sale of the stock at a profit could subject such person to suit under
Section 16(b), income will be recognized in accordance with the rules described above regarding stock issued to such persons upon the exercise of an option, unless the holder makes an election under Section 83(b) to recognize income on the date the stock is issued.

  Awards may be granted to employees under the 1996 Plan that do not fall clearly into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 1996 Plan.

  The terms of the agreements pursuant to which specific awards are made to employees under the 1996 Plan may provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company. In that event, and depending upon the individual circumstances of the recipient employee, certain amounts with respect to such awards may constitute "excess parachute payments" under the golden parachute provisions of the Code. Pursuant to these provisions, an employee will be subject to a 20% excise tax on any "excess parachute payment" and the Company will be denied any deduction with respect to such excess parachute payment.

BOARD RECOMMENDATION

  For the reasons set forth under "General" above, the Board of Directors believes that it is in the best interests of the Company and its stockholders to adopt the 1996 Plan in order to help attract, retain and motivate qualified employees and non-employee directors. A majority of the votes cast at the Annual Meeting is necessary for the approval of this proposal.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE 1996 STOCK INCENTIVE PLAN DESCRIBED ABOVE. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

  THE PROPOSAL WITH RESPECT TO THE APPROVAL OF THE 1996 STOCK INCENTIVE PLAN WILL BE VOTED UPON BY THE STOCKHOLDERS SEPARATELY FROM PROPOSALS ONE, TWO AND FOUR. THE IMPLEMENTATION OF PROPOSALS ONE, TWO AND FOUR IS NOT CONDITIONED UPON APPROVAL OF THE APPROVAL OF THE 1996 STOCK INCENTIVE PLAN BY THE STOCKHOLDERS OF THE COMPANY.

                                  PROPOSAL 4
             APPROVAL OF THE ELIMINATION OF CUMULATIVE VOTING AND
             ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS PROPOSAL

  The stockholders are being asked to approve at the Annual Meeting amendments to the Company's Certificate of Incorporation to eliminate cumulative voting in future elections of directors and to eliminate the classified board of directors.

  Cumulative voting is presently permitted by Article NINTH of the Company's Certificate of Incorporation and its effects are described above under Proposal 2 "Election of Directors." Under Delaware law, stockholders do not have cumulative voting rights in the election of directors unless the company's certificate of incorporation specifically provides such rights.

  Article SEVENTH of the Company's Certificate of Incorporation currently provides for three classes of directors with one-third of the directors elected annually to three-year terms (a "classified board"). This provision was designed to help assure continuity of Company policies and make management changes more gradual. This provision also was designed to ensure that any person seeking to acquire control of the Company would seek approval of the Board of Directors, rather than proceeding unilaterally.

PROPOSED AMENDMENTS TO CERTIFICATE OF INCORPORATION

  The amendments to the Company's Certificate of Incorporation to eliminate cumulative voting and the classified board of directors shall be in substantially the form of proposed revised Article SEVENTH and Article NINTH set forth in Appendix V to this Proxy Statement.

FURTHER INFORMATION

 Description of Operation of Cumulative Voting

  Cumulative voting entitles each stockholder to cast a number of votes that is equal to the number of voting shares held by such shareholder multiplied by the total number of directors to be elected, and to cast all such votes for one nominee or distribute the votes among up to as many candidates as there are positions to be filled. See "Proposal 2 Election of Directors" above. Without cumulative voting, a stockholder group or group of stockholders must hold a majority of the voting shares to cause the election of one or more nominees. Cumulative voting enables a minority stockholder or group of stockholders holding a relatively small number of shares to elect a representative or representatives to the Board. For example, in the election of six directors, with cumulative voting, a stockholder or stockholders holding greater than one-seventh (approximately 14.3%) of the voting shares is guaranteed the ability to elect one director.

 Effect of and Reasons for the Amendments

  Given the restructuring of the Company's Board of Directors to be implemented in connection with the Investment (see "Election of Directors-- Board of Directors Following the Investment"), the Board of Directors believes that neither the Company's current classified board of directors nor cumulative voting will be in the best interest of the holders of the Company's Common Stock upon consummation of the Investment. The proposed amendments, if adopted, will enable the holders of the Company's Common Stock to vote each year on the election of directors (other than the directors elected each year by the Convertible Preferred Stock voting as a separate class). The elimination of cumulative voting will make it more difficult for a minority stockholder to obtain representation on the Board of Directors without the concurrence of a holder of a majority of the shares of Common Stock. In addition, the elimination of cumulative voting will prevent the holders of Convertible Preferred Stock from utilizing cumulative voting to elect a majority of the Board of Directors after the lapsing of the Five-Year Period.

VOTE REQUIRED FOR APPROVAL OF THE ELIMINATION OF CUMULATIVE VOTING AND ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS PROPOSAL

  The affirmative vote of the holders of not less than two-thirds of shares of the Company's Common Stock outstanding as of the Record Date will be required to approve the proposed amendments.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" APPROVAL OF THE ELIMINATION OF CUMULATIVE VOTING AND THE ELIMINATION OF CLASSIFIED BOARD OF DIRECTORS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS SPECIFY OTHERWISE.

  IF PROPOSAL ONE IS NOT APPROVED, THE PROPOSAL WITH RESPECT TO THE ELIMINATION OF CUMULATIVE VOTING AND THE ELIMINATION OF THE CLASSIFIED BOARD OF DIRECTORS WILL NOT BE IMPLEMENTED.

                        BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth information as of October 1, 1996 with respect to beneficial ownership of (i) the Company's Common Stock and (ii) the Company's Depositary Shares, each representing 1/100 of a share of 7% Preferred Stock by (a) each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock or Depositary Shares, (b) each director and nominee, (c) the named officers listed in the following Summary Compensation Table (the "Named Officers"), and (d) all directors and persons serving as executive officers as a group.

                                                                     AMOUNT AND NATURE
                           AMOUNT AND NATURE OF   PERCENT OF COMMON    OF BENEFICIAL       PERCENT OF
                          BENEFICIAL OWNERSHIP OF STOCK BENEFICIALLY   OWNERSHIP OF    DEPOSITARY SHARES
NAME AND ADDRESS            COMMON STOCK(1)(2)         OWNED(2)      DEPOSITARY SHARES BENEFICIALLY OWNED
----------------          ----------------------- ------------------ ----------------- ------------------
Wisconsin Investment
 Board(3)...............         3,551,800               9.93%               --               --
Dimensional Fund
 Advisors Inc.(4).......         1,884,300               5.27                --               --
Donald S. Burns.........            20,721                *                  --               --
Kirby L. Cramer.........            55,548                *               10,000               *
Ralph S. Cunningham.....             8,721                *                  --               --
E. Martin Gibson........            33,904                *                5,000               *
W. Scott Martin.........            50,721(5)             *                  --               --
James C. McGill.........            90,354(6)             *                1,000               *
Henry E. Riggs..........            31,740                *                  --               --
Robert B. Sheh(7).......           406,598               1.12                --                *
Jack O. Vance...........            25,071(8)             *                  --               --
Anthony J. DeLuca.......           315,257                *                  --               --
James R. Mahoney........           233,547                *                  --               --
Raymond J. Pompe........           160,802                *                  --               --
Eric Schwartz(9)........           150,590                *                1,200               *
All directors and
 executive officers as a
 group (15 persons).....         1,727,186               4.65%            17,200               *

--------
*  Less than 1%

(1) The number of shares of the Common Stock beneficially owned includes shares of the Common Stock in which the persons set forth in the table have either investment or voting power. Unless otherwise indicated, all of such interests are owned directly, and the indicated person or entity has sole voting and investment power, subject to community property laws where applicable. The number of shares beneficially owned also includes shares that the following individuals have the right to acquire within sixty days of October 1, 1996 upon exercise of stock options (and conversion of Depositary Shares in the case of Messrs. Cramer, Gibson, McGill and Schwartz) in the following amounts: (i) 17,500 shares as to Mr. Burns,
    (ii) 10,000 shares upon exercise of options and 42,808 shares upon conversion of Depositary Shares as to Mr. Cramer, (iii) 2,500 shares as to Dr. Cunningham, (iv) 12,500 shares upon exercise of options and 21,404 shares upon conversion of the Depositary Shares as to Mr. Gibson, (v) 12,500 shares as to Mr. Martin, (vi) 20,000 shares upon exercise of options and 4,281 shares upon conversion of the Depositary Shares as to Mr. McGill, (vii) 10,000 shares as to Mr. Riggs, (viii) 362,500 shares upon exercise of options as to Mr. Sheh, (ix) 20,000 shares as to Mr. Vance, (x) 132,000 shares as to Mr. DeLuca, (xi) 110,000 shares as to
    Mr. Mahoney, (xii) 43,000 shares as to Mr. Pompe; and (xiii) 105,000 shares upon exercise of options and 5,136 shares upon conversion of Depositary Shares as to Mr. Schwartz.

(2) For the purposes of determining the number of shares of Common Stock beneficially owned as well as the percentage of outstanding Common Stock held by each person or group set forth in the table, the number of shares is divided by the sum of the number of outstanding shares of the Common Stock on October 1, 1996 plus (i) the number of shares of Common Stock subject to options exercisable currently or within 60 days of October 1, 1996 by such person or group, and/or (ii) shares of Common Stock into which persons who hold Depositary Shares or other securities may convert the Preferred Stock represented by such Depositary Shares (or otherwise obtain Common Stock), in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended ("Rule 13d-3(d)(1)").

(3) Such information is derived solely from a Schedule 13G filed by such beneficial owner with the SEC dated February 7, 1996. The address of the Wisconsin Investment Board set forth in its Form 13G is P.O. Box 7842, Madison, Wisconsin 53707.

(4) Such information is derived solely from a Schedule 13G dated February 7, 1996 filed by such beneficial owner with the SEC. The address of Dimensional Fund Advisors Inc. set forth in its Form 13G is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(5) Includes 5,000 shares owned by Martcon, Inc., a company owned by Mr. Martin. Mr. Martin disclaims beneficial ownership of such shares.

(6) Includes 4,000 shares of Common Stock and 1,000 Depositary Shares (convertible into 4,281 shares of Common Stock) owned by Mr. McGill's wife, as to which Mr. McGill has no voting or dispositive power, and 5,000 shares owned by McGill Resources, Inc., a company owned by Mr. McGill. Mr. McGill disclaims beneficial ownership of all such shares.

(7) Mr. Sheh resigned as President and Chief Executive Officer and a director of the Company effective July 1, 1996, but will be treated as an employee of the Company through June 26, 1998. See "Certain Transactions--Sheh Agreement."

(8) Includes 300 shares owned by Mr. Vance as a custodian under the California Uniform Gifts to Minors Act. Mr. Vance disclaims beneficial ownership of such shares.

(9) Mr. Schwartz resigned his officer positions pursuant to a separation agreement with the Company dated as of September 30, 1996. See "Certain Transactions--Schwartz Agreement."

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the annual, long-term compensation and other compensation for services in all capacities to the Company for the fiscal years 1996, 1995 and 1994 of those persons who were, as of March 29, 1996, the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Officers").

                                                                 LONG TERM COMPENSATION
                                                                 -----------------------
                                     ANNUAL COMPENSATION                 AWARDS
                              ---------------------------------- -----------------------
                                                    OTHER ANNUAL  RESTRICTED  SECURITIES  ALL OTHER
        NAME AND                                      COMPEN-       STOCK     UNDERLYING   COMPEN-
   PRINCIPAL POSITION    YEAR SALARY($) BONUS($)(5) SATION($)(6) AWARDS($)(7) OPTIONS(#) SATION($)(8)
   ------------------    ---- --------- ----------- ------------ ------------ ---------- ------------
Robert B. Sheh(1)....... 1996 $450,000   $ 26,578     $      0     $475,000          0     $ 52,100
 President and           1995  450,000    225,000            0       74,993    150,000       34,519
 Chief Executive Officer 1994  450,000          0      175,449            0     50,000      103,219
Anthony J. DeLuca(2).... 1996  270,400     12,776            0      296,875          0       17,732
 Senior Vice President   1995  270,400    108,160            0      173,550     77,000       16,519
 and Chief Financial     1994  268,667          0            0            0     22,000       34,759
 Officer
James R. Mahoney........ 1996  260,000     12,285            0      118,750          0       28,579
 Senior Vice President,  1995  256,925    104,000            0      172,163     77,000       20,330
 Technical Operations    1994  232,834          0        5,630            0     22,000       32,420
 and Corporate
 Development
Eric Schwartz(3)........ 1996  250,000     11,813            0      268,750          0       17,575
 Senior Vice President,  1995  250,000    100,000            0       33,330     77,000       11,488
 Law and Administration  1994  245,834          0            0            0     22,000        2,828
 General Counsel and
 Secretary
Raymond J. Pompe(4)..... 1996  206,691      9,923            0      118,750          0       16,250
 Senior Vice President,  1995  192,992     57,000            0      156,498     35,000       11,328
 Project Operations      1994  165,692          0            0            0     18,000        8,423

--------
(1) Mr. Sheh resigned as President and Chief Executive Officer and a director of the Company as of July 1, 1996, but will be treated as an employee of the Company through June 26, 1998. See "Certain Transactions--Sheh Agreement."

(2) As of July 1, 1996, Mr. DeLuca was named President and Acting Chief Executive Officer and a director of the Company.

(3) Mr. Schwartz resigned his officer positions pursuant to a separation agreement with the Company dated as of September 30, 1996. See "Certain Transactions--Schwartz Agreement."

(4) Mr. Pompe, who joined the Company on September 1, 1988, was promoted to the position of Senior Vice President, Project Operations in March 1995.

(5) Bonus amounts are reported in the fiscal year they are earned or accrued, even though the actual cash payment for the fourth quarter may be made in the next fiscal year. All bonus amounts reported for fiscal year 1995 include all cash bonus amounts paid, earned or accrued for the fiscal year even though the actual cash payment for the fourth quarter were actually paid in fiscal year 1996. In lieu of additional cash, each Named Officer also received an award of restricted stock in fiscal year 1996 attributable to the fiscal year 1995 incentive compensation plan. The value of such restricted stock awards is reported in this table under Restricted Stock Awards in 1995. The total value of bonuses, including the aforementioned restricted stock awards, earned in fiscal year 1995, by each of the Named Officers are as follows: Mr. Sheh, $299,993; Mr. DeLuca, $144,210; Mr. Mahoney, $138,663; Mr. Schwartz, $133,330; and Mr. Pompe,
    $75,998.

(6) The dollar value of perquisites and other personal benefits, if any, for each of the Named Officers, except Mr. Sheh and Mr. Mahoney in 1994 was less than the reporting thresholds established by the SEC. The amount shown for Mr. Sheh in fiscal year 1994 includes (i) $58,171 for a tax gross up on the relocation expenses reported under Other Annual Compensation, and (ii) $95,794 for club memberships; all in accordance with terms of agreements between the Company and Mr. Sheh. Of the $95,794 reported for club memberships, $25,000 was a one-time non-refundable admission fee and $59,400 is a membership fee. Mr. Sheh was permitted to retain such membership upon his resignation as President and Chief Executive Officer. See "Certain Transactions--Sheh Agreement." The amount shown for Mr. Mahoney for fiscal year 1994 is a tax gross up on relocation expenses reported under Other Annual Compensation; all in accordance with the terms of agreements between the Company and Mr. Mahoney.

(7) 50,000 shares of restricted stock were awarded to each of Messrs. DeLuca, Mahoney and Pompe on March 2, 1995, with a fair market value of $2.75 per share on the date of grant. The shares vest in 20% increments over five years provided that Messrs. Mahoney, DeLuca and Pompe remain employed by the Company on the vesting dates. 50,000 shares of restricted stock were awarded to Mr. Schwartz on June 1, 1995, with a fair market value of $3.00 per share on the date of the grant. 20,000 of such shares have been returned to the Company pursuant to Mr. Schwartz's separation agreement with the Company (see "Certain Transactions--Schwartz Agreement"). In lieu of cash, each Named Officer received awards of restricted stock in connection with a fiscal year 1995 incentive compensation plan. A total of 63,371 shares of restricted stock were awarded to the Named Officers on July 5, 1995 with a fair market value of $3.125 per share. The shares awarded were as follows: Mr. Sheh, 23,998 shares; Mr. DeLuca, 11,536 shares; Mr. Mahoney, 11,092 shares; Mr. Schwartz, 10,666 shares; and Mr. Pompe, 6,079 shares. With the exception of Mr. Schwartz's shares, which shall be fully vested on September 29, 1997 (see "Certain Transactions-- Schwartz Agreement"), the restrictions on the shares will lapse three years from the date of award provided that each Named Officer remains employed by the Company at that date. On March 28, 1996, the following number of restricted shares were issued to the Named Officers, with a fair market value of $2.375 per share on the date of grant: Mr. Sheh, 200,000 shares (which shares were returned to the Company pursuant to Mr. Sheh's separation agreement with the Company (see "Certain Transactions--Sheh Agreement")); Mr. DeLuca, 125,000 shares; Mr. Mahoney, 50,000 shares; Mr. Schwartz, 50,000 shares (which shares have been returned to the Company pursuant to Mr. Schwartz's separation agreement with the Company (see "Certain Transactions--Schwartz Agreement")); and Mr. Pompe, 50,000 shares. The restrictions on the shares will lapse upon the earlier of: (i) attainment of an average $4.00 or greater price of the Company's Common Stock for any period of sixty consecutive calendar days; (ii) four years from the date of issuance of the restricted shares; or (iii) upon death, disability or retirement of the holder or a change of control (as defined).

(8) For 1994, the amount shown for Mr. Sheh includes $83,679 in moving expenses in accordance with the terms of an agreement between the Company and Mr. Sheh, $10,000 for partial principal forgiveness on a relocation loan to purchase a residence and $9,540 of life insurance premiums in excess of $50,000. The amount shown for Mr. DeLuca includes $23,400 paid for accrued but unused vacation, $1,925 of life insurance premiums in excess of $50,000 and $9,434 for the Company's contribution to the Company's Retirement Plan, a defined contribution plan. Plan participants are fully vested in the plan following six years of service. The amount shown for Mr. Mahoney includes $13,091 in previously unreimbursed moving expenses in connection with his relocation to Southern California, $10,000 for partial principal forgiveness on a relocation loan to purchase a residence, $9,119 for the Company's contribution to the Company's Retirement Plan and $210 of life insurance premiums in excess of $50,000. The amounts shown for Messrs. Pompe and Schwartz include $1,878 and $2,828, respectively, of life insurance premiums in excess of $50,000. For 1995, the amount shown for Mr. Sheh includes $6,572 for the Company's contribution to the Company's Retirement Plan, $10,000 for partial principal forgiveness on a relocation loan to purchase a residence and $17,947 of life insurance premiums in excess of $50,000. The amount shown for Mr. DeLuca includes $6,608 for the Company's contribution to the Company's Retirement Plan, $5,200 paid for accrued but unused vacation and $4,711 of life insurance premiums in excess of $50,000. The amount shown for Mr. Mahoney includes $6,599 for the Company's contribution to the Company's Retirement Plan, $3,731 of life insurance premiums in excess of $50,000 and $10,000 for partial principal forgiveness on a relocation loan to purchase a residence. The amounts shown for Mr. Schwartz and Mr. Pompe represent $4,916 and $4,711, respectively, of life insurance premiums in excess of $50,000 and the Company's contributions to the Company's Retirement Plan. For 1996, the amount shown for Mr. Sheh includes $9,003 for the Company's fixed and 401(k) Company matching contributions to the Company's Retirement Plan, $10,000 for partial forgiveness on a relocation loan to purchase a principal residence and $20,034 of life insurance premiums in excess of $50,000. The amounts shown for Messrs. DeLuca, Schwartz and Pompe represent $5,798, $5,177 and $5,706, respectively, of life insurance premiums in excess of $50,000 and the Company's contributions to the Company's Retirement Plan for the Company's fixed and 401(k) Company matching contributions. The amount shown for Mr. Mahoney includes $7,498 for the Company's contributions to the Company's Retirement Plan for the Company's fixed and 401(k) Company matching contributions, $10,000 for partial forgiveness on a relocation loan to purchase a principal residence and $5,990 of life insurance premiums in excess of $50,000. Although required to be reported as income, the Named Officers pay the cost for all life insurance premiums for coverage in excess of one and one-half times their salary, as do all salaried employees. In addition, each of the Named Officers received in fiscal year 1996 a contribution to the Company's Restoration Plan, a non-qualified supplemental retirement plan, as follows:
   Mr. Sheh, $13,063; Mr. DeLuca, $5,475; Mr. Mahoney, $5,091; Mr. Schwartz, $4,722; and Mr. Pompe, $3,334.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  No stock options were granted to any of the Named Officers during the last fiscal year. No stock appreciation rights ("SARs") were granted during the last fiscal year or at any time under either the 1983 Stock Incentive Plan (the "1983 Plan") or the 1991 Stock Incentive Plan (the "1991 Plan").

AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR AND OPTION VALUES AT END OF LAST FISCAL YEAR

  The following table provides information with respect to the exercise of stock options during the fiscal year ended March 29, 1996 by the Named Officers, and with respect to unexercised "in-the-money" stock options outstanding as of March 29, 1996. In-the-money stock options are options for which the exercise price is less than the market price of the underlying stock at the end of the fiscal year. No executive officer or any other employee of the Company held or exercised any SARs at any time during fiscal year 1996.

                                                  NUMBER OF SECURITIES
                                                 UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED
                          SHARES               OPTIONS AT FISCAL YEAR END   IN-THE-MONEY OPTIONS AT
                         ACQUIRED                     (IN SHARES)            FISCAL YEAR END($)(2)
                            ON       VALUE    ---------------------------- -------------------------
          NAME           EXERCISE REALIZED($) EXERCISABLE UNEXERCISABLE(3) EXERCISABLE UNEXERCISABLE
          ----           -------- ----------- ----------- ---------------- ----------- -------------
Robert B. Sheh(1).......     0        $ 0       250,000       200,000          $ 0          $ 0
Anthony J. DeLuca.......     0          0       107,250        78,750            0            0
James R. Mahoney........     0          0        85,250        76,750            0            0
Eric Schwartz(4)........     0          0        67,750        81,250            0            0
Raymond J. Pompe........     0          0        36,020        43,250            0            0

--------
(1) Mr. Sheh resigned as President and Chief Executive Officer and a director of the Company as of July 1, 1996, but will be treated as an employee of the Company through June 26, 1998. See "Certain Transactions--Sheh Agreement."
(2) Represents the difference between the $2.50 closing market price of the Company's Common Stock at March 29, 1996, minus the exercise price of the options.
(3) Messrs. DeLuca, Mahoney and Pompe's options with respect to 7,500 shares, 6,000 shares and 6,000 shares, respectively, have vested as a result of the passage of time but may not be exercised unless the Company's stock price increases to certain predetermined levels. Because this condition has not been satisfied and the options therefore are not vested, such options are not included in the foregoing "Beneficial Ownership of Shares" table.

(4) Mr. Schwartz resigned his officer positions pursuant to a separation agreement with the Company dated as of September 30, 1996. See "Certain Transactions--Schwartz Agreement."

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is composed of four non-employee directors. No member of the Compensation Committee is a former or current officer or associate of the Company or its subsidiaries and there are no Compensation Committee interlocks. The Compensation Committee reviews management compensation levels and evaluates management performance and related matters. The Compensation Committee also administers the Company's various management incentive plans, including the 1991 Plan. This report relates to the fiscal year ended March 29, 1996.

  To assist the Compensation Committee in performing these functions, the Compensation Committee retains the services of nationally known independent consulting firms specializing in executive compensation issues. Since 1987, these services have been provided primarily by Towers Perrin, which advises the Committee as to executive compensation and its relationship to achieving the Company's goals. In doing so, Towers Perrin prepares and reviews for the Compensation Committee surveys and other materials describing the compensation practices of other companies, including those in the environmental consulting, engineering and remediation industry, and considers other factors which Towers Perrin and the Committee deem relevant.

COMPENSATION PROGRAM OBJECTIVES

  The Compensation Committee has developed and implemented compensation strategies, plans and programs which are designed to attract, retain, and motivate key management and to align the financial interests of the Company's executive officers with those of stockholders. The Company's management compensation programs are designed to provide:

    (i) Base salary levels that are competitive with those of engineering, environmental services, and general industry companies;

    (ii) Competitive total annual cash compensation delivered through annual incentive compensation that varies in a consistent and predictable manner with the financial performance of the Company; and

    (iii) Long-term incentive compensation that focuses management efforts on building stockholder value through attainment of longer-term financial and strategic goals, and encourages management stock ownership.

  A substantial portion of an executive officer's compensation is "at risk" with annual and long-term incentives, at target levels, intended generally to provide between 40% to 60% of total compensation. In designing and administering its management compensation program, the Company attempts to achieve an appropriate balance among the various elements of compensation, each of which is discussed in greater detail below.

  In fiscal year 1996, the Compensation Committee initiated several actions to further align management and stockholder interests, including the linking of a larger portion of management's incentive compensation, both annual incentive bonus and long-term incentive, to the value of the Company's Common Stock.

  The Company's management compensation program and the Committee's actions are discussed in greater detail below.

BASE SALARY

  As a guideline, base salary for the Company is targeted at the sixtieth percentile level of comparable engineering and environmental services and other companies with similar revenues or numbers of employees in order to attract and retain key talent in this highly competitive industry. To meet this objective, the Company, with the assistance of compensation consulting firms, reviews compensation survey data from (i) large engineering companies from which it recruits and with which it competes for human resources,
(ii) environmental services companies with which it competes, including some that are and some that are not in the peer group index in the Five-Year Stock Price Performance Graph included in this Proxy Statement; and (iii) other companies in general industry with similar revenues or numbers of employees. The Company's salary plan for executive officers is approved, on an annual basis, by the Compensation Committee and considers individual performance, the Company's overall financial performance and competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases.

  The Compensation Committee completed an annual review of officer based pay levels in fiscal year 1996. The Committee, upon Management's recommendations, did not grant annual salary increases to the Named Officers other than Mr. Pompe because the compensation policy was to increase the "at risk" compensation under the annual and long-term incentive plans and the salaries of the Named Officers were determined to be within competitive norms. A salary increase of 10.5% was granted to Mr. Pompe to reflect his promotion and increased responsibilities related to an organizational realignment effected in fiscal year 1996.

TOTAL ANNUAL CASH COMPENSATION (BASE SALARY PLUS BONUS)

  As a guideline, total annual cash compensation is set at the sixtieth percentile of comparable engineering and environmental service and other companies when annual objectives and targets are achieved. Upper quartile cash compensation can be earned only if business results significantly exceed Company objectives.

THE INCENTIVE COMPENSATION "BONUS" PLAN

  The Incentive Compensation "Bonus" Plan is designed to reward executive officers and other key employees, on an annual basis, for their contributions to corporate and business unit/division objectives, and for individual performance. Each eligible employee's award is expressed as a percentage of the individual's base salary for such fiscal year. The incentive bonus targets equate to the Company's annual budget objectives as approved by the Board of Directors. If the Company's performance exceeds budget, the maximum bonus payable to participants would be 150% of the target. This compensation structure is based on the Compensation Committee's policy that increasing amounts of compensation should be "at risk" for those employees with greater influence on stockholder value. Company objectives are measured by performance criteria that relate to both individual and Company performance. The Compensation Committee believes that these performance criteria have a high degree of correlation to the price of the Company's Common Stock over time. Company objectives are expressed in specific financial targets that are established as part of the annual budgeting process, which includes a review of performance of a comparable group of environmental consulting, engineering and remediation companies.

  The incentive bonus targets for fiscal 1996 adopted under the Incentive Compensation "Bonus" Plan were intended to provide an incentive to key management to build upon the improved financial performance realized in fiscal year 1995. The Committee selected both operating income and earnings per share, weighted equally, as the key financial measures for fiscal year 1996 and specific financial targets were established both on an annual and quarterly basis under the plan. The financial targets for 1996 were increased from those of 1995. Incentive bonus target awards under the 1996 incentive compensation program ranged from 10% of salary for certain key employees to 50% of salary for the Chief Executive Officer. Incentive bonus awards would begin to be earned when the Company achieved 75% of any quarterly objective and amounts up to 75% of the annual target bonus incentives would be paid in quarterly installments. The residual 25% of the incentive bonus funds accrued would be eligible for distribution at the end of the fiscal year contingent on the performance of the individual and the individual's business unit. An incentive amount equivalent to 25% of the incentive earned could be paid in cash or stock at the discretion of the Committee. For the six most senior executives, including the five Named Officers, the financial measures were modified to also require the Company's stock price to increase to emphasize share price appreciation and stockholder value.

  The minimum financial target relating to operating income was achieved in the first quarter of the fiscal year. Financial targets were not achieved in the subsequent three quarters or for the fiscal year. The distribution of all incentive awards was determined, at the Committee's discretion, according to an assessment of Company and individual performance in relation to pre-established objectives. Cash incentive awards were paid to 142 participants. The total incentive awards earned by the 11 officers (including the Named Officers) was $98,251. The total awards earned by the Named Officers under the plan for fiscal 1996 were as follows: Mr. Sheh, $26,578; Mr. DeLuca, $12,776; Mr. Mahoney, $12,285; Mr. Schwartz, $11,813 and Mr. Pompe, $9,923. These were only incurred because of the first quarter's achievement of the minimum financial target. No incentives were awarded for the next three quarters of the fiscal year.

LONG-TERM INCENTIVE COMPENSATION PROGRAM

  Prior to the expiration of the 1991 Plan on March 31, 1996, the Company's long-term incentive program consisted of the 1991 Plan. At the time the 1991 Plan expired, there were 502,205 shares remaining available for grant, none of which were or will be granted. The Compensation Committee has initiated a review of various long-term incentive alternatives to ensure the Company has a long-term incentive program that is competitive with comparable engineering, environmental services and other companies and will enable the Company to acquire and retain key management talent.

  The 1991 Plan authorized the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. During fiscal year 1996, the Compensation Committee considered the desirability of granting stock-based awards to officers and other key employees under the 1991 Plan. In determining the grant of awards to officers and other key employees, the Compensation Committee considered, among other things, the ability of the individual to influence stockholder value, personal performance and prior option grants. The 1991 Plan gave the Compensation Committee the flexibility to provide longer-term incentive awards in a variety of forms to further align the long-term interest of the Company's management with those of its stockholders.

  During fiscal year 1996, the senior management of the Company was responsible for a number of significant events including: settlement of major litigation; refinancing of senior debt; the recapitalization of the Company's investment in Quanterra and major cost reductions. In recognition of these significant accomplishments of the senior management group in fiscal year 1996 and to encourage an increased focus on share price appreciation, the Compensation Committee, with input from independent compensation consultants, awarded performance-based restricted stock to the five Named Officers. A total of 475,000 shares were granted which will vest upon the earlier of: (i) attainment of an average per share price of $4.00 or greater of the Common Stock for any period of sixty consecutive calendar days; (ii) four years from the date of issuance; or (iii) death, disability or retirement of the holder or a change of control, as defined. The stock grants for the five Named Officers were as follows: Mr. Sheh, 200,000 shares (which shares were relinquished to the Company pursuant to Mr. Sheh's separation agreement with the Company (see "Certain Transactions--Sheh Agreement")); Mr. DeLuca, 125,000 shares and 50,000 shares each for Messrs. Mahoney, Pompe and Schwartz. Mr. Schwartz's shares have been relinquished to the Company pursuant to Mr. Schwartz's separation agreement with the Company (see "Certain Transactions-- Schwartz Agreement").

  In June 1995, Mr. Schwartz was awarded an additional 50,000 shares of restricted stock as a result of his additional responsibilities following the Company's organization realignment and his efforts toward the settlement of a significant legal proceeding (Motco). 20,000 of such shares have been returned to the Company pursuant to Mr. Schwartz's separation agreement with the Company (see "Certain Transactions--Schwartz Agreement").

TOTAL DIRECT COMPENSATION (TOTAL ANNUAL CASH COMPENSATION PLUS THE ANNUALIZED VALUE OF LONG-TERM INCENTIVES)

  As a guideline, total direct compensation, through incentive awards to executive officers under the 1991 Plan, is set between the fiftieth percentile and the upper quartile of comparable environmental consulting, engineering and remediation and other companies, when the Company's long-term goals to increase stockholder value are achieved or exceeded.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

  As of January 1, 1994, the Internal Revenue Code of 1986 was amended to eliminate the deductibility of certain compensation in excess of $1,000,000. Compensation awarded under a "performance-based" compensation program which has been approved by stockholders is exempted from the deduction limitation. The Compensation Committee expects to consider the impact of Section 162(m) on "performance-based" compensation programs adopted in the future and intends to develop a formal policy regarding Section 162(m).

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Mr. Sheh's annual salary for fiscal year 1996 was $450,000 and remained at that rate since he was hired, except for a temporary salary reduction applicable to all senior executives in fiscal year 1993. Mr. Sheh resigned as President and Chief Executive Officer and a director of the Company as of July 1, 1996, but remains an employee of the Company through June 26, 1998. See "Certain Transactions--Sheh Agreement." The Committee assessed the competitiveness of Mr. Sheh's salary for fiscal year 1996 using several compensation data sources. Mr. Sheh's salary was considered to be within the competitive range of the sixtieth percentile of salaries paid by engineering and environmental services companies. No bonus payments were made to Mr. Sheh for fiscal year 1996 except for the payment of $26,578 with respect to the first quarter of fiscal year 1996. In consideration of the competitive data, the incentive opportunities under the incentive compensation bonus plan and the performance-based stock awards, Mr. Sheh's salary was not increased during fiscal year 1996.

  As part of the grant of an aggregate of 475,000 shares to Named Officers described above, Mr. Sheh was granted 200,000 shares of performance-based stock in March 1996 under the 1991 Plan. The shares were granted to link Mr. Sheh's total compensation opportunity to increases in stockholder value and in recognition of his role in the accomplishments of the Company in fiscal year 1996, described above under the caption "Long-Term Incentive Compensation Program." The shares were returned to the Company pursuant to Mr. Sheh's separation agreement with the Company. See "Certain Transactions--Sheh Agreement."

                                          THE COMPENSATION COMMITTEE
                                          Jack O. Vance, Chairman
                                          Kirby L. Cramer
                                          Ralph S. Cunningham
                                          E. Martin Gibson

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph sets forth the Company's cumulative total stockholder return on its Common Stock as compared to the S&P 500 Index and the Smith Barney ("SB") Hazardous Waste Index on March 31 of each listed year. The graph covers the period from March 31, 1991 through March 29, 1996.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
            INTERNATIONAL TECHNOLOGY CORPORATION, S&P 500 INDEX,
                        SB HAZARDOUS WASTE INDEX(1)

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period           INTERNATIONAL      S&P          SB HAZARDOUS
(Fiscal Year Covered)        TECHNOLOGY CORP.   500 INDEX    WASTE
-------------------          ----------------   ---------    --------------
Measurement Pt-  1991        $100               $100         $100
FYE   1992                   $ 57               $112         $ 79
FYE   1993                   $ 54               $128         $ 68
FYE   1994                   $ 28               $129         $ 55
FYE   1995                   $ 22               $150         $ 50
FYE   1996                   $ 23               $197         $ 50

--------
(1) Assumes $100 invested on March 31, 1991 in the Company's Common Stock, the S&P 500 Index, and the SB Hazardous Waste Index, and assumes the reinvestment of all dividends.

  THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

  THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OR THE EXCHANGE ACT OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                             CERTAIN TRANSACTIONS

  Executive Agreements. In connection with his employment as Chief Executive Officer, Mr. Sheh and the Company entered into an agreement dated July 15, 1992. The agreement was intended to specify annual stock option grants and a minimum level of base pay for Mr. Sheh, as well as to address certain other matters. Pursuant to the agreement, Mr. Sheh's annual base salary was $450,000 subject to merit increases and the agreement provides the opportunity to participate in the Company's Incentive Bonus Plan with a bonus of up to 50% of base salary at target levels. Pursuant to the agreement, Mr. Sheh received stock options covering 250,000 shares of Common Stock upon joining the Company and was entitled to receive a minimum specified number of stock options during the first three years of his employment. The agreement provided for certain insurance and other benefits. The agreement also provided that if Mr. Sheh was terminated for "cause," he would be entitled to receive one year of base salary and bonuses.

  Employment Agreements. In connection with the proposed Carlyle Investment, each of Anthony J. DeLuca, Franklin E. Coffman, James R. Mahoney and Raymond
J. Pompe will enter into an employment agreement with the Company effective upon the closing of the Investment for a term of three years, unless terminated. The employment agreements of each of Messrs. DeLuca and Mahoney will replace in their entirety their respective severance benefit agreements with the Company. See "--Severance Benefit Agreements" below.

  The employment agreements provide for initial base salaries at the rates in effect at the present time. Salaries shall be subject to annual upward adjustment at the discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Salaries shall be subject to reduction only in connection with action taken by the Board of Directors for all management employees. Each of the employment agreements will provide for a short-term incentive compensation plan to be administered by the Compensation Committee. The Company shall also maintain long-term incentive plans to be administered by the Compensation Committee, which will make awards, primarily of stock options, based on appropriate performance criteria. The annual awards will be at the discretion of the Compensation Committee but will generally target long-term incentive opportunities. The Company will have "good reason" to terminate Messrs. DeLuca, Coffman, Mahoney or Pompe if such persons fail to meet certain management forecasts for two fiscal years.

  The Company will provide loans to Messrs. DeLuca, Coffman, Mahoney and Pompe to allow them to make substantial purchases of the Company's Common Stock in the open market. Within three months of the closing of the Investment, the agreements provide that Mr. DeLuca will purchase between $100,000 and $125,000 worth of Common Stock and each of Messrs. Coffman, Mahoney and Pompe will purchase between $75,000 and $100,000 worth of Common Stock. In connection with the short-term compensation plan described above, the Company may provide for forgiveness of a certain portion of the loan principle and interest if previously agreed to targets are met or exceeded. The loans shall bear interest and be repayable at mutually agreeable terms. The employment agreements also provide for reimbursement for business expenses and vacation and other benefits consistent with existing Company policies and practices.

  Additionally, as part of their employment agreements, each of Messrs. DeLuca, Coffman, Mahoney and Pompe will be bound by non-compete provisions with the Company if they terminate their employment by resignation.

  Severance Benefit Agreements. The Company currently maintains change in control severance benefit agreements (the "Severance Agreements") with certain executive officers. The Severance Agreements generally have a two-year term. The persons with whom the Company has entered into Severance Agreements are Anthony J. DeLuca and James R. Mahoney expiring on April 2, 1998 and September 15, 1997, respectively. If the Carlyle
Investment is consummated, Messrs. DeLuca and Mahoney will enter into employment agreements with the Company, which employment agreements will replace in their entirety Mr. DeLuca's and Mr. Mahoney's respective Severance Agreements (see "--Employment Agreements" above).

  The Severance Agreements provide, upon the occurrence of certain events, for the payment of lump sum cash compensation equal to 2.99 times the executive officer's annual base salary and the highest aggregate cash bonus paid to the executive officer in the preceding three fiscal years (subject to reduction in certain circumstances, including the limitation that the Company's aggregate severance liability shall not exceed 5% of the Company's market capitalization (as defined in the Severance Agreements). The Company is obligated to pay such compensation to the executive officer if a change in control of the Company as defined in the Severance Agreements occurs and the officer's employment subsequently is terminated by the Company or by the officer for specified reasons. The Severance Agreements also provide that the Company will arrange in such event to provide the officer for two years with disability, life, accident and health insurance substantially similar to those insurance benefits being received by the officer at the time of the termination of employment. The Severance Agreements generally have a two-year term if no change in control of the Company occurs. If there is a change in control of the Company, the Severance Agreements remain in effect for three years from the date of the change in control if it has not been approved by the Board of Directors and for two years if the change in control has been approved by the Board of Directors.

  The purpose of the Severance Agreements is to continue to attract and retain well-qualified executives and key personnel who are an integral part of the management of the Company and whose performance is considered critical to the future success of the Company. To this end, the Severance Agreements are intended to protect the continued employment of such executives and key personnel which would be at risk in the event of a change in control and to provide an incentive to such executives and key personnel to remain in the employ of the Company, notwithstanding the uncertainty in job security caused by an actual or threatened change in control.

  Sheh Agreement. Mr. Robert B. Sheh resigned as President and Chief Executive Officer and a director of the Company as of July 1, 1996. Pursuant to the terms of an agreement between the Company and Mr. Sheh, Mr. Sheh will continue to be treated as an employee of the Company until June 26, 1998, but will have no further duties or responsibilities to the Company. Pursuant to the agreement, until June 26, 1998, Mr. Sheh will continue to be paid $450,000 per annum and will receive a car allowance of $5,850 per annum. Mr. Sheh will also receive a one-time payment of $40,300 for accrued but unused vacation. Additionally, a relocation loan made by the Company to Mr. Sheh with an outstanding principal amount of $150,000 was forgiven. Mr. Sheh will retain a club membership in his name for which the Company has previously paid admission and membership fees. Mr. Sheh remains eligible for certain insurance benefits and is entitled to certain other benefits until the earlier of June 26, 1998 or the date on which Mr. Sheh becomes a full-time employee of another company. Under the agreement, 23,998 shares of restricted Common Stock awarded to Mr. Sheh in July 1995 will become fully vested on June 26, 1998, and options to purchase a total of 450,000 shares of Common Stock will continue to vest in accordance with the terms of the applicable stock option agreements and will become fully vested on April 27, 1998. Finally, 200,000 shares of restricted stock awarded to Mr. Sheh in March 1996 were returned to the Company.

  Schwartz Agreement. Mr. Eric Schwartz resigned his officer positions of Senior Vice President--Law and Administration, General Counsel and Secretary pursuant to a separation agreement dated as of September 30, 1996. Pursuant to the terms of an agreement between the Company and Mr. Schwartz, Mr. Schwartz will remain an employee of the Company until the earlier of his resignation of employment, his obtaining full-time, permanent employment with another company, or September 29, 1997. Pursuant to the agreement until September 29, 1997, Mr. Schwartz will continue to be paid $250,000 per annum and will receive a car allowance of $5,850 per annum. Mr. Schwartz remains eligible for certain insurance benefits and is entitled to certain other benefits until the earlier of September 29, 1997 (December 31, 1998 in the case of medical benefits) or the date on which Mr. Schwartz becomes a full-time employee of another company. Mr. Schwartz will receive a one-time payment of $19,512 for accrued but unused vacation and the Company will reimburse Mr. Schwartz for expenses related to seeking employment up to an amount of $25,000. Mr. Schwartz has relinquished 70,000 shares of restricted stock to the Company. Additionally, the remaining options and restricted shares held by Mr. Schwartz will be treated as follows: (i) 20,000 and 10,666 shares of restricted stock will vest on June 1, 1997 and September 29, 1997, respectively, (ii) options to purchase 128,750 shares of Common Stock will fully vest on April 29, 1997 and (iii) options to purchase 19,250 shares of Common Stock will expire on September 29, 1997.

  Hart Agreement. Mr. Larry M. Hart resigned as Senior Vice President and Chief Operating Officer of the Company effective as of October 1, 1995. Pursuant to the terms of an agreement between the Company and

Mr. Hart, Mr. Hart will remain an employee of the Company until the earlier of his resignation of employment, his obtaining full-time, permanent employment with another company, or November 1, 1996. Pursuant to the agreement, the Company paid Mr. Hart an aggregate of $535,770 in salary and severance payments. Additionally, a relocation loan made by the Company to Mr. Hart remains outstanding, with no interest accruing or payable from October 1, 1995 until September 30, 1996. The loan will become due and payable upon the earlier of the sale of the principal residence purchased with the relocation loan or October 1, 1997. Additionally, pursuant to the agreement, Mr. Hart remains eligible for certain insurance benefits, until the termination of his employment and is entitled to certain other benefits. Finally, under the agreement, 15,998 shares of restricted Common Stock and options to purchase a total of 280,000 shares of Common Stock will become fully vested upon Mr. Hart's termination of his employment.

  Relocation Loans. In certain circumstances, the Company has granted and may in the future grant interest-free loans to executive officers, officers and certain other employees principally for real estate purchases in connection with company-initiated transfers to a new location. All loans are approved by the Compensation Committee and are secured by the principal residence of the individual. Mr. James R. Mahoney, Senior Vice President, entered into a relocation loan arrangement with the Company with an original principal amount of $200,000 and secured by a deed of trust on his respective personal residence. The loan will remain interest free so long as Mr. Mahoney remains an employee. Beginning December 31, 1991 and on each December 31st thereafter until the due date of the loan, 5% of the original principal amount (to a maximum of 50% of the original principal amount) was scheduled to be forgiven by the Company, provided Mr. Mahoney remains employed by the Company. The loan to Mr. Mahoney is due and payable on December 31, 2000. Additionally, Mr. Mahoney has agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under the Company's incentive compensation plan. Since no bonuses were awarded or paid under the Company's incentive compensation plan during fiscal years 1993 and 1994, Mr. Mahoney was not required to make any installment payments to the Company in those years. During the fiscal year ended March 29, 1996, (i) Mr. Mahoney repaid $7,549 of the loan, and (ii) the maximum amount owed by Mr. Mahoney to the Company under the loan was $150,000. As of March 29, 1996, the principal amount outstanding for Mr. Mahoney's loan was $132,451.

  Indemnification. The General Corporation Law of the State of Delaware, the state of incorporation of the Company, and the Bylaws of the Company provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified must be made by a majority of disinterested directors, independent legal counsel or the stockholders.

  Directors and officers of the Company are covered under policies of directors' and officers' liability insurance. The directors and all officers serving the Company as Senior Vice President or in a higher position are parties to Indemnity Agreements (the "Indemnity Agreements"). The Indemnity Agreements provide indemnification for the directors and covered officers in the event the directors' and officers' liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The Indemnity Agreements are generally intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director's or officer's service to the Company.

  Additionally, in 1987 the Company's Certificate of Incorporation was amended with the approval of stockholders to provide that its directors are not to be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by law. This provision is intended to allow the Company's directors the benefit of the Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances, including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

  Compliance with Securities Reporting Requirements. Section 16(a) of the Exchange Act requires directors, certain officers of the Company and persons holding more than 10% of the Company's Common Stock to file reports concerning their ownership of Common Stock by dates established under the Exchange Act and also requires that the Company disclose in this Proxy Statement any noncompliance with those requirements during fiscal year 1996. Based solely upon a review of reports delivered to the Company, all Section 16(a) filing requirements were satisfied, except that (i) Mr. Murray Hutchison, who resigned from the Board of Directors in July 1995, filed one late report with respect to three transactions during October 1995 involving the sale of an aggregate of 23,480 shares of Common Stock in the aggregate, and (ii) Mr. James C. McGill filed one late report with respect to his wife's inheritance of 1,000 Depositary Shares. Mr. McGill disclaims beneficial ownership of such Depositary Shares.

                              INDEPENDENT AUDITOR

  Ernst & Young LLP was the Company's independent auditor for the year ended March 29, 1996 and has been selected as the auditor for the current fiscal year, as recommended by the Audit Committee. A representative of that firm is expected to be at the Annual Meeting and will have an opportunity to make a statement, if desired. The representative will also be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's 1997 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company a reasonable time in advance of the date of mailing the Company's proxy statement. The Company will consider any proposal filed on or before March 30, 1997 to be in compliance with such requirement. The Board of Directors of the Company will review any proposals from eligible stockholders which it receives by that date and, with advice of counsel, will determine whether any such proposal will be included in its 1997 proxy solicitation materials under applicable SEC proxy rules. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

                                 ANNUAL REPORT

  The Company's 1996 Annual Report to Stockholders is being mailed to stockholders together with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, and such information is incorporated in this Proxy Statement by reference and is part of the proxy soliciting material.

                            FORM 10-K ANNUAL REPORT

  The Company will provide to any stockholder, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended March 29, 1996, including financial statements, filed with the SEC, upon the request of any such stockholder. Requests should be directed to International Technology Corporation, Attention: Investor Relations Department, 23456 Hawthorne Boulevard, Torrance, California 90505, 310-378-9933.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The Company hereby incorporates by reference in this Proxy Statement its Annual Report on Form 10-K for the fiscal year ended March 29, 1996 (as amended by Amendment No. 1 on Form 10-K/A dated July 29, 1996), the Quarterly Report on Form 10-Q for the quarter ended June 28, 1996, which Quarterly Report is attached hereto as Appendix II, and the Company's Current Report on Form 8-K filed with the SEC on September 20, 1996.

                           GENERAL AND OTHER MATTERS

  The Company will bear the cost of this solicitation of proxies, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. The Company has engaged D.F. King & Co., Inc. ("D.F. King") to assist in the solicitation of proxies, for which D.F. King will be paid a management fee of $7,000 plus out-of-pocket expenses, which fee and expenses are expected to be in excess of $20,000. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by D.F. King, as well as by directors, officers or employees of the Company, who will receive no additional compensation for such services.

  As of the date of this Proxy Statement, there are no other matters to be brought before the Annual Meeting. Pursuant to the Company's Bylaws, in order to present business at the Annual Meeting other than that proposed by the Board, a stockholder must give written notice to the Secretary of the Company not later than sixty days in advance of the Annual Meeting or, if later, the fifteenth day following the first public disclosure of the date of the Annual Meeting. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (iii) the class, series and number of shares of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. In addition, a stockholder making any such proposal must promptly provide any information reasonably requested by the Company. Should any other matters come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

                                          By Order of the Board of Directors,

                                          LOGO

                                          JAMES G. KIRK
                                          Secretary

October 30, 1996
Torrance, California

                                   APPENDICES

 Appendix I   Opinion of Donaldson, Lufkin & Jenrette Securities Corporation
 Appendix II  International Technology Corporation Form 10-Q for Quarter Ended
              June 28, 1996
 Appendix III Proposed Certificate of Designations of Convertible Preferred
              Stock
 Appendix IV  Proposed Amendment to Certificate of Incorporation Effecting a
              One-for-Four Reverse Stock Split and Reducing the Par Value of
              Shares of Common Stock
 Appendix V   Proposed Amendments to Certificate of Incorporation Eliminating
              Cumulative Voting and Eliminating a Classified Board of Directors
 Appendix VI  1996 Stock Incentive Plan

                                  APPENDIX I

                             DLJ FAIRNESS OPINION

                     [LETTERHEAD OF DONALDSON, LUFKIN

                    & JENRETTE SECURITIES CORPORATION]

                                                          October 30, 1996

The Board of Directors
International Technology Corporation
23456 Hawthorne Boulevard
Torrance, CA 90505

Members of the Board:

  You have requested our opinion as to the fairness from a financial point of view to International Technology Corporation (the "Company") of the Consideration (as defined below) to be received by the Company pursuant to the transactions contemplated by the Securities Purchase Agreement (the "Agreement"), dated as of August 28, 1996, by and between the Company and Carlyle Partners II, L.P., Carlyle Partners III, L.P., Carlyle International Partners II L.P., Carlyle International Partners III L.P. and CIS International Partners (collectively, the "Investors").

  Pursuant to the Agreement, the Investors will purchase (i) an aggregate of 450,000 shares of Cumulative Convertible Participating Preferred Stock (the "Preferred Stock"), $100 par value per share, of the Company and (ii) warrants to purchase 5,000,000 shares of common stock, par value $1.00 per share (the "Common Stock"), of the Company at a purchase price per share of $3.00 for aggregate consideration (the "Consideration") of $45 million (together, the "Proposed Transaction"). Pursuant to the Certificate of Designations relating to the Preferred Stock (the "Certificate of Designations") and subject to the conditions set forth therein, each share of Preferred Stock shall be convertible at the option of the holder thereof into shares of Common Stock at a price of $2.00 per share, subject to certain adjustments, and the holders of the Preferred Stock shall be entitled to elect a majority of the Board of Directors of the Company following completion of the Proposed Transaction. The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement, the Certificate of Designations and the Ancillary Agreements. Certain capitalized terms used herein shall have the meaning ascribed in the Agreement.

  In arriving at our opinion, we have reviewed the Agreement and the exhibits thereto, including the Certificate of Designations and the Ancillary Agreements. We have also reviewed financial and other information that was publicly available or furnished to us by the Company, including information provided during discussions with the Company's management. Included in the information provided during discussions with the Company's management were financial projections of the Company for the period beginning July 1, 1996 and ending March 31, 2001, prepared by the management of the Company. In addition, we have compared certain financial and securities data of the Company with various other companies that we deemed relevant, reviewed the historical stock prices and trading volumes of the Common Stock and the 7% Cumulative Convertible Exchangeable Preferred Stock, par value $100 per share, of the Company, reviewed prices paid in certain business combinations and certain investments by private investors in public companies and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

  In rendering our opinion, we have relied upon and assumed the accuracy, completeness and fairness of the financial and other information that was available to us from public sources, that was provided to us by the Company or its representatives, or that was otherwise reviewed by us. With respect to the financial projections of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company. We have not assumed any responsibility for making any independent evaluation of the Company's assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to all legal matters on advice of counsel to the Company.

  Our opinion is necessarily based upon economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion as to the prices at which the Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Proposed Transaction and other business strategies being considered by the Company's Board of Directors, nor does it constitute a recommendation to any member of the Board as to whether to recommend the Proposed Transaction to stockholders of the Company nor to any stockholder as to how such stockholder should vote on the Proposed Transaction.

  Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services. Such investment banking services include the placement on behalf of the Company of its 8.67% Senior Notes due 2003. In the ordinary course of business, we actively trade in the debt and equity securities of the Company for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

  Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Consideration to be received by the Company is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          Donaldson, Lufkin & Jenrette
                                           Securities Corporation

                                              /s/ Jeffrey A. Klein
                                          By: _________________________________

                                                  Jeffrey A. Klein

                                                 Managing Director

                                                                    APPENDIX II

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM 10-Q

(Mark One)

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934

    FOR QUARTER ENDED JUNE 28, 1996

                                      OR

[_] TRANSACTION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
    EXCHANGE ACT OF 1934

    FOR THE TRANSITION PERIOD FROM    TO

COMMISSION FILE NUMBER 1-9037

                     INTERNATIONAL TECHNOLOGY CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                              33-0001212
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

             23456 HAWTHORNE BOULEVARD, TORRANCE, CALIFORNIA 90505
             (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)   (ZIP CODE)

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (310) 378-9933

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to
such filing requirements for the past 90 days.  Yes [X]   No [_]

At July 31, 1996 the registrant had issued and outstanding an aggregate of 36,602,401 shares of its common stock.

                      INTERNATIONAL TECHNOLOGY CORPORATION

                     INDEX TO QUARTERLY REPORT ON FORM 10-Q
                        FOR QUARTER ENDED JUNE 28, 1996

PART I. FINANCIAL INFORMATION

                                                                          PAGE
                                                                          -----
    Item 1. Financial Statements
            Condensed Consolidated Balance Sheets as of June 28, 1996
             (unaudited) and March 29, 1996.............................      3
            Condensed Consolidated Statements of Operations for the
             First Fiscal Quarter ended June 28, 1996 and June 30, 1995
             (unaudited)................................................      4
            Condensed Consolidated Statements of Cash Flows for the
             First Fiscal Quarter ended June 28, 1996 and June 30, 1995
             (unaudited)................................................      5
            Notes to Condensed Consolidated Financial Statements
             (unaudited)................................................    6-7
    Item 2. Management's Discussion and Analysis of Results of
             Operations and Financial Condition.........................   8-16

PART II. OTHER INFORMATION

    Item 1. Legal Proceedings...........................................     17
    Item 6. Exhibits and Reports on Form 8-K............................     18
            Signatures..................................................     19

                                     PART I

ITEM 1. FINANCIAL STATEMENTS.

                      INTERNATIONAL TECHNOLOGY CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                           JUNE 28,   MARCH 29,
                                                             1996       1996
                                                          ----------- ---------
                                                          (UNAUDITED)
                                                             (IN THOUSANDS)
                         ASSETS
Current assets:
  Cash and cash equivalents..............................  $ 25,104   $ 24,493
  Restricted cash........................................     3,977        --
  Receivables, net.......................................   112,847    126,832
  Prepaid expenses and other current assets..............     4,638      4,315
  Deferred income taxes..................................    12,149     12,149
                                                           --------   --------
    Total current assets.................................   158,715    167,789
Property, plant and equipment, at cost:
  Land and land improvements.............................     1,780      1,783
  Buildings and leasehold improvements...................    10,955     10,961
  Machinery and equipment................................   144,695    144,218
                                                           --------   --------
                                                            157,430    156,962
    Less accumulated depreciation and amortization.......   104,559    101,201
                                                           --------   --------
      Net property, plant and equipment..................    52,871     55,761
Investment in Quanterra..................................    13,450     12,975
Other assets.............................................    38,017     37,084
Long-term assets of discontinued operations..............    41,705     41,705
                                                           --------   --------
    Total assets.........................................  $304,758   $315,314
                                                           ========   ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable.......................................  $ 23,322   $ 27,091
  Accrued liabilities....................................    31,279     32,157
  Billings in excess of revenues.........................     1,062      2,044
  Short-term debt, including current portion of long-term
   debt..................................................    65,259         97
  Net current liabilities of discontinued operations.....    17,094     17,226
                                                           --------   --------
    Total current liabilities............................   138,016     78,615
Long-term debt...........................................       392     65,611
Long-term accrued liabilities of discontinued opera-
 tions...................................................    22,610     24,771
Other long-term accrued liabilities......................     5,351      5,452
Commitments and contingencies............................
Stockholders' equity:
  Preferred stock, $100 par value; 180,000 shares autho-
   rized; 24,000 shares issued and outstanding...........     2,400      2,400
  Common stock, $1 par value; 100,000,000 shares autho-
   rized; 36,601,778 and 36,598,207 shares issued and
   outstanding, respectively.............................    36,602     36,598
  Treasury stock, at cost (27,811 shares)................       (84)       (84)
  Additional paid-in capital.............................   170,069    169,958
  Deficit................................................   (70,598)   (68,007)
                                                           --------   --------
    Total stockholders' equity...........................   138,389    140,865
                                                           --------   --------
  Total liabilities and stockholders' equity.............  $304,758   $315,314
                                                           ========   ========

                            See accompanying notes.

                      INTERNATIONAL TECHNOLOGY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    FIRST FISCAL QUARTER ENDED
                                                    ----------------------------
                                                      JUNE 28,       JUNE 30,
                                                        1996           1995
                                                    -------------  -------------
                                                            (UNAUDITED)
Revenues........................................... $     81,416   $     100,292
Cost and expenses:
  Cost of revenues.................................       73,637          83,348
  Selling, general and administrative expenses.....        9,080          10,023
                                                    ------------   -------------
Operating income (loss)............................       (1,301)          6,921
Equity in net loss of Quanterra....................          --             (955)
Interest, net......................................       (1,356)         (1,991)
                                                    ------------   -------------
Income (loss) before income taxes..................       (2,657)          3,975
(Provision) benefit for income taxes...............        1,116          (1,630)
                                                    ------------   -------------
Net income (loss)..................................       (1,541)          2,345
Less preferred stock dividends.....................       (1,050)         (1,050)
                                                    ------------   -------------
Net income (loss) applicable to common stock....... $     (2,591)  $       1,295
                                                    ============   =============
Net income (loss) per share........................ $       (.07)  $         .04
                                                    ============   =============


                            See accompanying notes.

                      INTERNATIONAL TECHNOLOGY CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                         FIRST FISCAL QUARTER
                                                                 ENDED
                                                         ----------------------
                                                          JUNE 28,    JUNE 30,
                                                            1996        1995
                                                         ----------  ----------
                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)..................................... $  (1,541)  $    2,345
  Adjustments to reconcile net income (loss) to net cash
   provided by operating activities:
    Equity in net loss of Quanterra.....................       --           955
    Depreciation and amortization.......................     4,027        3,874
    Deferred income taxes...............................    (1,225)       1,554
  Changes in assets and liabilities, net of effects from
   acquisitions and dispositions of businesses:
    Decrease (increase) in receivables, net.............    13,985       (1,951)
    Increase in prepaid expenses and other current as-
     sets...............................................      (323)        (537)
    (Decrease) increase in accounts payable.............    (3,769)         813
    Decrease in accrued liabilities.....................      (878)          (5)
    Decrease in billings in excess of revenues..........      (982)      (1,822)
    Decrease in other long-term accrued liabilities.....      (101)        (171)
                                                         ---------   ----------
  Net cash provided by operating activities.............     9,193        5,055
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures..................................      (592)      (1,868)
  Investment in Quanterra...............................      (475)         --
  Restricted cash.......................................    (3,977)         --
  Other, net............................................      (148)        (574)
  Investment activities of discontinued operations......    (2,293)      (2,522)
                                                         ---------   ----------
  Net cash used for investing activities................    (7,485)      (4,964)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of long-term borrowings....................       (57)     (10,933)
  Long-term borrowings..................................       --        13,000
  Dividends paid on preferred stock.....................    (1,050)      (1,050)
  Repurchases of common stock...........................       --          (740)
  Issuances of common stock.............................        10          150
                                                         ---------   ----------
  Net cash (used for) provided by financing activities..    (1,097)         427
                                                         ---------   ----------
Net increase in cash and cash equivalents...............       611          518
Cash and cash equivalents at beginning of period........    24,493        6,547
                                                         ---------   ----------
Cash and cash equivalents at end of period.............. $  25,104   $    7,065
                                                         =========   ==========

                            See accompanying notes.

                     INTERNATIONAL TECHNOLOGY CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  1. The condensed consolidated financial statements included herein have been prepared by International Technology Corporation (Company or IT), without audit, and include all adjustments of a normal, recurring nature which are, in the opinion of management, necessary for a fair presentation of the results of operations for the first fiscal quarter ended June 28, 1996, pursuant to the rules of the Securities and Exchange Commission. The Company's fiscal year includes four thirteen-week fiscal quarters with the fourth quarter ending on the last Friday in March. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations although the Company believes that the disclosures in such financial statements are adequate to make the information presented not misleading.

  These condensed consolidated financial statements should be read in conjunction with the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1996. The results of operations for the fiscal period ended June 28, 1996 are not necessarily indicative of the results for the full fiscal year.

  2. For the first fiscal quarters ended June 28, 1996 and June 30, 1995, the Company had an effective income tax benefit rate of 42% and an income tax rate of 41%, respectively, both of which exceed the 34% federal statutory rate primarily due to state income taxes and nondeductible expenses.

  3. Net income (loss) per common share is computed by dividing net income
(loss) applicable to common stock by the weighted average number of outstanding common shares and common share equivalents during each period as follows:

                                                     AVERAGE COMMON AND COMMON
      FISCAL QUARTER ENDED                         EQUIVALENT SHARES OUTSTANDING
      --------------------                         -----------------------------
      June 28, 1996...............................          36,601,836
      June 30, 1995...............................          35,758,245

  Common stock equivalents relate to dilutive stock options using the treasury stock method. For all periods presented, the computation of net income (loss) per share, assuming conversion into common shares of the Company's Preferred Stock, is antidilutive.

  4. In anticipation of the loss reported by the Company for its current first fiscal quarter, the Company, prior to June 28, 1996, obtained a waiver through August 1996 of certain covenants in its lending arrangements which allows it to maintain compliance with those arrangements as of the end of the first quarter of fiscal year 1997. In connection with this waiver, the Company has agreed to restrict the usage of its credit line to letters of credit during the period of the waiver. The Company is negotiating with its lenders additional modifications to the lending arrangement which will be required upon the expiration of the waiver. In the event such modifications are not obtained, there would be a material adverse effect on the consolidated financial condition of the Company. Additionally, due to the short-term nature of the waiver, the Company's $65,000,000 senior secured notes, which otherwise would have been classified as long-term, have been classified as current in the June 28, 1996 condensed consolidated balance sheet.

  5. In December 1987, the Company's Board of Directors adopted a strategic restructuring program which included a formal plan to divest the transportation, treatment and disposal operations through sale of some facilities and closure of certain other facilities. As of June 28, 1996, two of the Company's inactive disposal sites have been formally closed and the other two are in the process of closure. In connection with the plan of divestiture, from December 1987 through March 31, 1996, the Company recorded a provision for loss on disposition of transportation, treatment and disposal discontinued operations (including the initial provision and three subsequent adjustments) in the amount of $160,192,000, net of income tax benefit of $32,879,000. The

                     INTERNATIONAL TECHNOLOGY CORPORATION

                               (UNAUDITED)
adjustments principally related to a writeoff of the contingent purchase price from the earlier sale of certain assets, increased closure costs principally due to delays in the regulatory approval process, and costs related to certain waste disposal sites where IT has been named a potentially responsible party
(PRP). At June 28, 1996, the Company's condensed consolidated balance sheet included accrued liabilities of $39,704,000 to complete the closure and related post-closure of its inactive disposal sites and related matters.

  The provision for loss on disposition of transportation, treatment and disposal discontinued operations is based on various assumptions and estimates. The adequacy of the provision for loss has been currently evaluated in light of developments since the adoption of the divestiture plan and management believes the provision, as adjusted, is reasonable; however, the ultimate effect of the divestiture on the consolidated financial condition of the Company is dependent upon future events, the outcome of which cannot be determined at this time. Outcomes significantly different from those used to estimate the provision for loss could result in a material adverse effect on the consolidated financial condition of the Company.

  6. For information regarding legal proceedings of the Company's continuing operations, please see the note "Commitments and contingencies" in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1996; current developments regarding continuing operations' legal proceedings are discussed in Part II of this filing. See Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition for information regarding the legal proceedings of the discontinued operations of the Company.

  7. Unbilled receivables of $21,063,000 at June 28, 1996 ($20,945,000 at
March 29, 1996) are included in accounts receivable. Unbilled receivables typically represent amounts earned under the Company's contracts but not yet billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones, negotiation of change orders or completion of the project.

  Included in unbilled receivables at June 28 and March 29, 1996 is approximately $8,500,000 of claims related to the Helen Kramer project, which is subject to a governmental investigation.

  8. In March 1995, the FASB issued Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. SFAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company has adopted SFAS No. 121 in the first quarter of fiscal year 1997 which did not result in any material impact on the results of operations or financial position of the Company. Long-term assets of discontinued operations are accounted for under APB Opinion No. 30, "Reporting the Results of Operations," and are not subject to SFAS No. 121.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

                     INTERNATIONAL TECHNOLOGY CORPORATION

                        FOR QUARTER ENDED JUNE 28, 1996

RESULTS OF OPERATIONS

 Overview

  The Company's services are provided to a broad array of governmental and commercial entities predominantly in the U.S. market. Additionally, the Company pursues selected international business opportunities on a project-specific basis. The Company's business strategy is to provide its environmental services on a full-service basis, particularly by focusing on its capabilities to manage complex environmental issues from the initial assessment of the level and extent of contamination through the design, engineering and execution of a solution which minimizes the client's total cost.

 Revenues

  The Company experienced an 18.8% decrease in revenues from $100,292,000 in the first quarter of fiscal year 1996 to $81,416,000 in the first quarter of fiscal year 1997, primarily reflecting weak demand throughout the industry, combined with ongoing delays in the funding of major existing U.S. Department of Defense contracts. Although revenues are expected to increase progressively from the first quarter level over the course of the year, the impact of the difficult industry-wide trends is expected to cause the Company to continue to show a year-to-year decline in revenues in its second fiscal quarter and possibly beyond.

  The following table shows, for the first fiscal quarters ended June 28, 1996 and June 30, 1995, the Company's revenues attributable to federal, state and local governmental contracts as a percentage of the Company's consolidated revenues:

                                                  FISCAL QUARTER ENDED
                                                  -------------------------
                                                   JUNE 28,       JUNE 30,
   SOURCE                                            1996           1995
   ------                                         ----------     ----------
   Federal government:
     U.S. Department of Defense (DOD)............           46%            50%
     U.S. Department of Energy (DOE).............           14             12
     Other federal agencies......................            2              4
                                                    ----------     ----------
                                                            62             66
   State and local governments...................            6              4
                                                    ----------     ----------
   Total.........................................           68%            70%
                                                    ==========     ==========

  The portion of the Company's revenues derived from the DOD decreased from 52% to 46% primarily due to delays in the funding of the Company's major indefinite delivery order programs over the past several quarters. The Company expects to continue to derive a substantial portion of its revenues from these contracts, which are primarily related to remedial action type of work. Additionally, an expected transition by the DOE over the next several years to emphasize remediation over studies is expected to be positive for the Company based on the Company's favorable experience in winning and executing similar work for the DOD, the Company's experience with the DOE related to its past performance of DOE studies and recent contract awards for such work.

  The Company's revenues from commercial clients declined in the first quarter of fiscal year 1997 compared to the prior year period. The Company believes this is partly due to commercial clients delaying certain work until final Congressional action is taken on the reauthorization of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA). Funding authority under CERCLA lapsed on December 31, 1995, and it is uncertain when reauthorization will occur or what the details of the legislation, including

                   INTERNATIONAL TECHNOLOGY CORPORATION
retroactive liability, cleanup standards, and remedy selection, may include. Uncertainty regarding possible Congressional rollbacks of environmental regulation and enforcement have led commercial clients to delay projects as well, although there are recent indications that significant rollbacks are less likely than previously believed. Contemplated changes in regulations could decrease the demand for certain of the Company's services, as customers anticipate and adjust to the new regulations. However, the proposed legislation could also result in increased demand for certain of the Company's services if regulatory changes decrease the cost of remediation projects or result in more funds being spent for actual remediation. The ultimate impact of the proposed changes will depend upon a number of factors, including the overall strength of the U.S. economy and customers' views on the cost effectiveness of remedies available under the changed regulations.

  A significant portion of IT's revenues (approximately 14% in the first quarter of fiscal year 1997) continue to be derived from large, complex thermal remediation contracts utilizing the Company's Hybrid Thermal Treatment System(R) (HTTS(R)) incineration technology. Incineration as an allowable remedy under CERCLA continues to come under legislative and regulatory pressures. If policies were implemented or regulations were changed such that the Company was unable to permit and use thermal treatment on remediation projects due to either regulatory or market factors, the Company would have to find alternative uses for its HTTS equipment. If alternative uses, such as foreign installations, were not found or were uneconomical, there could be a negative effect to the Company due to impairment of HTTS assets as well as lost project opportunities. The Company's backlog of contracts which utilize HTTS equipment was approximately $14,000,000 at June 28, 1996. The Company is actively pursuing other contract opportunities which utilize HTTS equipment. At June 28, 1996, IT's HTTS equipment had a net book value of approximately $14,000,000.

  The Company's total contract backlog at June 28, 1996 was approximately $1,196,000,000, of which approximately $815,000,000 is future project work the Company estimates it will receive (based on historical experience) under existing governmental indefinite delivery order (IDO) programs which provide for a general undefined scope of work. Revenues from backlog and IDO contracts are expected to be earned over the next one to five years. Backlog increased during the current first fiscal quarter due principally to the $325,000,000 award to IT in May 1996 of the Savannah Total Environmental Restoration Contract IDO Program by the U.S. Army Corps of Engineers. Continued funding of existing backlog could be negatively impacted in the future due to reductions in current and future federal government environmental restoration budgets.

 Gross Margin

  Gross margin percentage for the first quarter of fiscal year 1997 declined to 9.6% of revenues from 16.9% of revenues for the corresponding period of the prior fiscal year. In the current quarter, gross margin was adversely impacted by the declining level of revenues as certain overhead cost elements are fixed in the short term, by lower staff utilization, and by lower pricing due to competitive industry conditions. The Company expects gross margin to improve from the first quarter level upon the anticipated progressive revenue increase noted above as fixed overhead costs are reduced due to organizational streamlining and spread over higher revenues and as staff utilization improves, but competitive pricing is expected to continue to adversely affect gross margin.

 Selling, General and Administrative Expenses

  Selling, general and administrative expenses of $9,080,000 for the first quarter of fiscal year 1997 were $943,000 or 9.4% lower than the prior year level, principally due to continued management attention to expenses. Selling, general and administrative expenses increased from 10.0% to 11.1% of revenues due to the lower revenue level. Selling, general and administrative expenses are expected to decline due to cost savings resulting from the reduction of a number of significantly compensated positions occurring in the second fiscal quarter. As a result, the Company anticipates taking a special charge during that quarter, reflecting severance and other associated costs.

                   INTERNATIONAL TECHNOLOGY CORPORATION

 Interest, Net

  For the first quarter of fiscal year 1997, net interest expense represented 1.7% of revenues compared to the 2.0% of revenues reported in the first quarter of fiscal year 1996. The lower first quarter net interest expense level compared to a year ago is due principally to an increased level of cash and cash equivalents generating more interest income.

 Income Taxes

  For the first fiscal quarters ended June 28, 1996 and June 30, 1995, the Company had an effective income tax benefit rate of 42% and an income tax rate of 41%, respectively, both of which exceed the 34% federal statutory rate primarily due to state income taxes and nondeductible expenses.

  The Company's future tax rate is subject to the full realization of its deferred tax asset of $33,701,000 (net of a valuation allowance of $4,869,000). Realization of the tax asset is expected by management to occur principally as closure expenditures related to the Company's inactive disposal sites (see Note 5 to Condensed Consolidated Financial Statements) over the next several years are deductible in the year the expenditures are made and upon the ultimate tax disposition of the Company's 19% interest in Quanterra (see Management's Discussion and Analysis of Results of Operations and Financial Condition-- Financial Condition), but is subject to the Company having a sufficient level of taxable income and taxable capital gains. The Company evaluates the adequacy of the valuation allowance and the realizability of the deferred tax asset on an ongoing basis.

                     INTERNATIONAL TECHNOLOGY CORPORATION

FINANCIAL CONDITION

  Working capital of $20,699,000 at June 28, 1996 decreased by $68,475,000 or 76.8% from $89,174,000 at March 29, 1996 due principally to the classification of the Company's $65,000,000 of senior secured notes as current in the June 28, 1996 condensed consolidated balance sheet (see Note 4 to Condensed Consolidated Financial Statements). Consequently, the current ratio at June 28, 1996 decreased to 1.15:1 from 2.13:1 at March 29, 1996.

  Cash provided by operating activities for the first quarter of fiscal year 1997 totaled $9,193,000, compared to $5,055,000 provided by operating activities in the corresponding first quarter of the prior fiscal year. During the current period, the increase in cash provided by operating activities is principally due to a net reduction in receivables reflecting the significantly lower revenue level. Additionally, capital expenditures of $592,000 for the current first fiscal quarter were $1,276,000 lower than the $1,868,000 reported for the corresponding period of the prior fiscal year principally due to a lower level of capital requirements reflecting the lower revenue level during the quarter. Management believes capital expenditures for fiscal year 1997 will increase slightly from the $4,696,000 level of fiscal year 1996, excluding any business acquisitions or strategic investments which might be made by the Company.

  With regard to the Company's transportation, treatment and disposal discontinued operations, the Company has previously completed closure of its Montezuma Hills and Benson Ridge facilities and is pursuing closure of its inactive Panoche and Vine Hill Complex facilities. On November 17, 1995, the California EPA, Department of Toxic Substances Control (DTSC) approved the final closure plan and post-closure plan for the Vine Hill Complex facility. The approved final closure plan provides for solidification and capping of waste sludges and installation of underground barriers and groundwater control systems. Substantial remediation has already been completed over the past several years based upon interim approvals by DTSC, and the final closure is scheduled to be completed in fiscal year 1998.

  On June 28, 1996, DTSC released a Draft Environmental Impact Report (DEIR) and Draft Closure Plan for public comment for the Panoche facility. The DEIR evaluates the Company's preferred closure plan as well as several alternative plans and states that the Company's preferred closure plan is the environmentally superior alternative. The alternative plans involve excavation and on-site relocation of substantial quantities of waste materials in addition to landfill capping and groundwater controls which are common to all alternatives. If selected, the alternative plans would extend the closure construction schedule and increase the cost of closure. The DEIR and Draft Closure Plan are subject to a 90-day public comment period during which the Company expects interested parties to support alternative plans. After the completion of the public comment period, DTSC, after considering all comments received, will approve a final closure plan and certify the final EIR. The Company expects the plan and all necessary permits to be approved during fiscal year 1997. Closure construction for the Company's preferred plan is scheduled to be completed within three years of approval of the plan. Although not anticipated, if DTSC were to approve an alternative plan or fail to timely approve any plan, the Company's cost to close the site would increase, which could have a material adverse impact on the consolidated financial condition of the Company.

  Closure construction was completed for the Montezuma Hills and Benson Ridge facilities in December 1991 and December 1992, respectively. Upon completion of closure construction, the Company is required to perform post-closure monitoring and maintenance of its disposal facilities for at least 30 years. Operation of the facilities in the closure and post-closure periods is subject to numerous federal, state and local regulations. The Company may be required to perform unexpected remediation work at the facilities in the future or to pay penalties for alleged noncompliance with regulatory permit conditions.

  Regulations of the DTSC and the United States Environmental Protection Agency (USEPA) require that owners and operators of hazardous waste treatment, storage and disposal facilities provide financial assurance for closure and post-closure costs of those facilities. The Company has provided such financial assurance equal

                   INTERNATIONAL TECHNOLOGY CORPORATION
to its estimate for closure costs at March 1, 1996, which could be subject to increase at a later time as a result of regulatory requirements, in the form of a corporate guarantee of approximately $14,900,000, letters of credit totaling approximately $6,700,000 and a trust fund containing approximately $11,500,000, and has purchased annuities which will ultimately mature over the next 30 years to pay for its estimates of post-closure costs.

  Closure and post-closure costs are incurred over a significant number of years and are subject to a number of variables including, among others, completion of negotiations regarding specific site closure and post-closure plans with DTSC, USEPA, the California State Water Resources Control Board, the California Air Resources Board, Regional Water Quality Control Boards (RWQCBs), Air Quality Management Districts, various other state authorities and certain applicable local regulatory agencies. Such closure costs are comprised principally of engineering, design and construction costs and of caretaker and monitoring costs during closure. The Company has estimated the impact of closure and post-closure costs in the provision for loss on disposition of transportation, treatment and disposal discontinued operations; however, closure and post-closure costs could be higher than estimated if regulatory agencies were to require closure and/or post-closure procedures significantly different than those in the plans developed by the Company or if there are additional delays in the closure plan approval process. Certain revisions to the closure procedures could also result in impairment of the residual land values attributed to certain of the sites.

  The carrying value of the long-term assets of transportation, treatment and disposal discontinued operations of $41,705,000 at June 28, 1996 is principally comprised of residual land at the inactive disposal facilities (a substantial component of which is adjacent to those facilities and was never used for waste disposal) and assumes that sales will occur at current market prices estimated by the Company based on certain assumptions (entitlements, development agreements, etc.), taking into account market value information provided by independent real estate appraisers. The Company has an agreement with a real estate developer to develop some of this property as part of a larger development in the local area involving a group of developers. The entitlement process has been delayed pending approval of the Company's closure plan for its adjacent disposal facility and local community review of growth strategy. If the developers' plans change or the developers are unable to obtain entitlements as planned, the carrying value of this property could be significantly impaired. With regard to this property or any of the other residual land, there is no assurance as to the timing of sales or the Company's ability to ultimately liquidate the land for the sale prices assumed. If the assumptions used to determine such prices are not realized, the value of the land could be materially different from the current carrying value.

  In June 1986, USEPA notified a number of entities, including the Company, that they were PRPs under CERCLA with respect to the Operating Industries, Inc. (OII) Superfund site in Monterey Park, California, and as such, faced joint and several liability for the cost to investigate and clean up this site. Subsequently, USEPA alleged that the Company had generated approximately 2% by volume of the hazardous wastes disposed of at the site and that the Company's share of certain past costs totaled not less than $8,500,000. Between October 1994 and May 1995, the Company was served with summons and complaints in two lawsuits (National Railroad Passenger Corporation, et al. v. Harshaw Filtrol, U.S.D.C., Central District, California, Case No. CV 94-2861 WMB (GHKx) and National Railroad Passenger Corporation v. ACF United, U.S.D.C., Central District, California, Case No. CV 95-2050 LGB (RMBx)) brought by members of a group of PRPs (the Steering Committee), which sought from the Company at least $2,700,000 for costs incurred by Steering Committee members pursuant to the first three settlements (partial consent decrees) negotiated between the USEPA and the Steering Committee. (The Company has not been named as a defendant in any of the several personal injury and property damage lawsuits brought by area residents.)

  In October 1995, the Company and the USEPA agreed to a settlement of the Company's alleged liability for response costs incurred by the USEPA pursuant to the first three partial consent decrees entered into in connection with the OII site. The settlement with USEPA, in the form of a consent decree (the Fifth Partial

                   INTERNATIONAL TECHNOLOGY CORPORATION

Consent Decree), was approved by the U.S. District Court on July 10, 1996. Pursuant to the settlement, the Company made an initial payment of $1,000,000 in July 1996 and will pay to the USEPA approximately $4,400,000 in three additional installments within one year, which amounts had been previously accrued by the Company. Additionally, the Company has received from the USEPA contribution protection and a covenant not to sue as to the matters addressed in the Fifth Partial Consent Decree. While resolving the Company's alleged liability for response costs incurred by the USEPA pursuant to the first three partial consent decrees, the settlement does not include any costs for future or final OII remedies. The USEPA has released a feasibility study and proposed the final remedy for the site. Selection of the final remedy is subject to public notice and comment. Response costs for the final remedy are estimated by USEPA to range from $96,000,000 to $115,000,000 for the USEPA's preferred alternative to $234,000,000 for the most expensive alternative.

  In April 1996, the Company and the Steering Committee reached a settlement of the Harshaw Filtrol and the ACF United lawsuits, pursuant to which the Company will pay $250,000 in settlement of the Steering Committee's claims. The Company and the Steering Committee also agreed, as a part of the settlement, to cooperate and share on a pro-rata basis certain response and other defense costs with respect to certain groundwater cleanup actions which may be a part of the final remedy for the site. The Company and the Steering Committee have not agreed to share all costs related to the final remedy at the site, inasmuch as the Steering Committee claims that pursuant to earlier consent decrees it is excused from paying for or performing certain actions which may be required as a part of any final remedy and for which the Company and other persons who settled with USEPA pursuant to the Fifth Partial Consent Decree may be liable. The Company does not agree with these claims. The Company's agreement with the Steering Committee to cooperate and share costs with respect to certain groundwater cleanup actions may be terminated voluntarily by either party, including in the event of a dispute as to the parties' respective obligations to pay for or perform the final remedy for the site.

  Should the costs of the final remedy be greater than expected, or should the Company be forced to assume a disproportionate share of the costs of the final remedy (whether because of differences in the protections obtained by the Steering Committee and the Company under the various consent decrees, or otherwise), the cost to the Company of concluding this matter could materially increase.

  In September 1987, the Company was served with a Remedial Action Order (RAO) issued by the DTSC, concerning the GBF Pittsburg landfill site near Antioch, California, a site which had been proposed by the USEPA to be added to the National Priorities List under CERCLA. IT and 17 other firms and individuals were characterized as responsible parties in the RAO and directed to undertake investigation and potential remediation of the site which consists of two contiguous parcels. From the 1960's through 1974, a predecessor to IT Corporation operated a portion of one parcel as a liquid hazardous waste site. The activity ceased in 1974, and the disposal facility was closed pursuant to a closure plan approved by the appropriate RWQCB. Both of the parcels were then operated by other parties as a municipal and industrial waste site (overlying the former liquid hazardous waste site) and, until 1991, continued to accept municipal waste. Water quality samples from monitoring wells in the vicinity of the site were analyzed by the property owner in August 1986 and indicated the presence of volatile organics and heavy metals along the periphery of the site.

  Additional PRPs, consisting primarily of known waste generators, were subsequently served with an amended RAO by the DTSC. IT and other PRPs (the PRP group) are participating to further investigate the nature and extent of any subsurface contamination beneath the site and beyond its borders. The PRP group has submitted Remedial Investigation and Feasibility Study (RI/FS) reports to the DTSC. The studies indicate that groundwater quality impact is not affecting drinking water supplies and is not attributable solely to the portion of the site previously operated by IT's predecessor.

                   INTERNATIONAL TECHNOLOGY CORPORATION

  In July 1993, the Company, along with the other PRPs at the site, was issued a revised RAO and Imminent and Substantial Endangerment Order that, although it appears primarily to restate previous RAOs, also directs all previously named PRPs to undertake specific additional tasks including the closure of the municipal landfill.

  In November 1995, the DTSC, by letter, required the PRP group to submit for public comment and DTSC approval a draft Remedial Action Plan (RAP) describing a remedial alternative not supported by the PRP group. The PRP group disputed the timing and content of the draft RAP as required by DTSC as not justified by the RI/FS process, but in January 1996 submitted a draft RAP discussing a number of remedial alternatives. In its November 1995 letter, the DTSC estimated that the costs of the remedial alternatives to range from approximately $4,100,000 for the PRP group's preferred alternative to between $18,300,000 to $32,600,000 for DTSC's favored alternative depending upon whether certain options for discharge of produced waters were available. The options range from continued limited site monitoring to actively pumping and treating groundwater from both the alleged source points of contamination and the allegedly contaminated groundwater plume emanating from the site. The DTSC has advised the PRP group that it has reviewed the group's data and arguments, and nevertheless intends to complete and release for public review and comment by the second quarter of fiscal year 1997 a draft RAP selecting DTSC's preferred alternative. The PRP group received this draft RAP on June 26, 1996 and submitted its comments in late July 1996. The PRP group is evaluating its potential remedies with respect to the DTSC's action.

  As a part of the draft RAP that the PRP group submitted in January 1996, the group asserted that other PRPs at the site (principally, the current and past owner/operators of the site) were responsible for approximately 85% of the site's remediation costs, and that the PRP group was responsible for no more than approximately 15% of such costs. The current owner/operators recently submitted to DTSC their own proposal in which they claim that the Company and other members of the PRP group are responsible for at least 89% of the site's remediation costs and that they are responsible for only a small percentage of the site's remediation costs, and have demanded indemnity from the Company pursuant to the lease agreement under which IT Corporation's predecessor operated the site. The DTSC has not adopted either allocation. The Company has paid approximately 50% of the PRP group's costs to-date on an interim basis. The PRP group is initiating litigation against the current owner/operators of the site and other non-cooperating PRPs to cause them to bear their proportionate share of site remedial costs. The current owner/operators of the site have not cooperated with the PRP group in its efforts to study and characterize the site, except for limited cooperation which was offered shortly after the September 1987 RAO. The current owner/operators are expected to vigorously defend the PRP group's litigation, and the outcome of the litigation cannot be determined at this time.

  Failure of the PRP group to effect a satisfactory resolution with respect to the choice of appropriate remedial alternatives or to obtain an appropriate contribution towards site remedial costs from the current owner/operators of the site and other non-cooperating PRPs, could substantially increase the cost to the Company of remediating the site, which would have a material adverse effect on the Company's consolidated financial condition.

  In March 1995, IT was notified by the DTSC that it was among 13 companies identified as potentially responsible for costs associated with investigation and cleanup of the Environmental Protection Corporation (EPC) site known as the Eastside Facility near Bakersfield, California. The DTSC notice letter states that IT is believed to have arranged for disposal of hazardous substances at the Eastside Facility during the period between 1972 and 1985 when it was permitted and operated as a land treatment facility.

  IT transported various waste streams both generated by IT and on behalf of its customers to the Eastside Facility at various times during that facility's operations and it was a minority shareholder in EPC for a period of its operations. In its March 1995 letter, the DTSC directed IT and the other parties which were notified to form a group and to respond to a proposed administrative order directing them to characterize the facility and

                   INTERNATIONAL TECHNOLOGY CORPORATION
undertake any appropriate remedial action to deal with any releases or threatened releases identified. In January 1996, the PRP group (of which the Company is a member) and the DTSC entered into an agreement for the performance of a RI/FS for the site, as well as for cost sharing for the RI/FS among the group and the DTSC. IT is cooperating with other group members to perform the work outlined in the agreement. Because of the early stage of the matter, IT has no estimate of its potential costs associated with the remediation of the Eastside Facility.

  The provision for loss on disposition of transportation, treatment and disposal discontinued operations is based on various assumptions and estimates, including those discussed above. Management believes that the provision, as adjusted, is reasonable; however, the ultimate effect of the divestiture on the consolidated financial condition of the Company is dependent upon future events, the outcome of which cannot be determined at this time. Outcomes significantly different from those used to estimate the provision for loss could result in a material adverse effect on the consolidated financial condition of the Company.

  The Company's shareholder agreements relating to Quanterra (an environmental analytical services business 81% owned by an affiliate of Corning Incorporated and 19% owned by IT) contain certain provisions which have affected and, in the future, could affect liquidity. IT was required by these agreements to contribute $2,500,000 to Quanterra in October 1995 and an additional $2,500,000 to Quanterra in January 1996. In connection with a recapitalization of Quanterra in January 1996, the Company committed to contribute up to an additional $2,500,000 to Quanterra (of which $475,000 was paid in each of March, April and July 1996) and has the option to contribute more in order to maintain its 19% interest. Due to the operating losses which Quanterra has been incurring and the requirement to contribute additional capital to Quanterra, the Company will continue to evaluate the ultimate recoverability of its investment in Quanterra, which is carried at $13,450,000 on the June 28, 1996 condensed consolidated balance sheet. As a result of Quanterra's continuing operating losses, the Company will assess the value of its investment in Quanterra on an ongoing basis and will recognize any impairment in value should it occur.

  The Company's lending arrangements, consisting of $65,000,000 of senior secured notes and a $60,000,000 bank line of credit, contain various financial ratio and net worth covenants. In addition, the facilities contain certain other restrictive covenants, including prohibitions on the payment of cash dividends on common stock (and, if the Company is in default under the facilities, on the preferred stock), and on the repurchase of stock other than to fund IT's compensation plans, limitations on capital expenditures, the incurrence of other debt and the purchase or sale of assets and a negative pledge on substantially all of the Company's assets not pledged to the facilities.

  In anticipation of the loss reported by the Company for its current first fiscal quarter, the Company, prior to June 28, 1996, obtained a waiver through August 1996 of certain covenants which allows it to maintain compliance with the lending arrangements as of the end of the first quarter of fiscal year 1997. (See Note 4 to Condensed Consolidated Financial Statements.) The Company is negotiating with its lenders additional modifications to the lending arrangement which will be required subsequent to the expiration of the waiver. In the event such modifications are not obtained, there would be a material adverse effect on the consolidated financial condition of the Company.

  In aggregate, at June 28, 1996, letters of credit totaling approximately $29,000,000 related to the Company's insurance program, financial assurance requirements and bonding requirements were outstanding against the Company's bank line of credit. There were no borrowings under the credit line. Due to the significant reduction in the Company's accounts receivable (which are the principal collateral to the lending arrangements) during the three months ended June 28, 1996 related to the reduction in revenue, the Company posted $3,977,000 of cash as additional collateral to its lending arrangements during the quarter, and there was no availability under the line of credit. Excluding this cash collateral, the Company had invested cash of approximately $21,000,000 at June 28, 1996.

                   INTERNATIONAL TECHNOLOGY CORPORATION

  The Company continues to have significant cash requirements, including working capital, capital expenditures, expenditures for the closure of its inactive disposal sites and PRP matters (which are expected to increase from recent levels over the next several years), dividend obligations on the depositary shares and contingent liabilities. The recent decline in the Company's business combined with these significant cash requirements has reduced and is expected to further reduce the Company's combined cash position and availability under its bank line; however, subject to the anticipated progressive recovery of the Company's business during the remainder of fiscal year 1997, the Company's liquidity position is expected to be sufficient to meet the foreseeable requirements.

  On February 6, 1996, the Company announced that it had retained an investment banking firm and a consultant to advise it on ways to actively participate in the current environmental management industry consolidation, with the ultimate goal of maximizing shareholder value. This ongoing effort is directed toward responding to the challenges facing the environmental industry and seeking to reposition IT to create a platform which provides competitive advantage in its existing businesses and facilitates the exploitation of new and existing markets. The Company's chairman and its president and acting chief executive officer are jointly and actively leading this effort and all opportunities have been and are being aggressively explored, including possible mergers, acquisitions, opportunities for capital infusion, and strategic alliances. There can be no assurance, however, that any transaction will occur or what the timing of any such transaction may be.

FORWARD LOOKING STATEMENTS

  All statements in the preceding discussion that are not historical are forward looking statements. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in any of the forward looking statements. Such risks and uncertainties include, but are not limited to, additional delays in federal budget authorization and in the funding of federal government contracts, ongoing regulatory uncertainties which affect both governmental and commercial clients, industrywide market factors, liabilities and regulatory developments related to the Company's discontinued operations, negotiations with lenders, and financial and liquidity trends.

                                    PART II

                     INTERNATIONAL TECHNOLOGY CORPORATION

ITEM 1. LEGAL PROCEEDINGS.

  The following matter and other continuing operations litigation to which the Company is a party are more fully discussed in the note "Commitments and contingencies" in the Notes to Consolidated Financial Statements in the Company's Annual Report on Form 10-K for the fiscal year ended March 29, 1996. See also Management's Discussion and Analysis of Results of Operations and Financial Condition--Financial Condition for information regarding litigation related to the discontinued operations of the Company.

 Class Action Lawsuit

  Pursuant to the tentative settlement of the litigation, the Company paid $3,000,000 into an escrow account on July 23, 1996, such amount plus accrued interest thereon to be released to plaintiffs upon completion of the settlement and approval by the class and the court.

                   INTERNATIONAL TECHNOLOGY CORPORATION

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K.

  (a) Exhibits. These exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

     EXHIBIT NO.                         DESCRIPTION
     -----------                         -----------
       10(ii)    15. Consent and Waiver, dated as of June 27, 1996 to the
                     Credit Agreement and the Note Purchase Agreement, both
                     dated October 24, 1995, among IT Corporation and the
                     Several Lenders from Time to Time Parties to the Credit
                     Agreement and the respective Purchasers under the Note
                     Purchase Agreement.
       27         1. Financial Data Schedule for the quarter ended June 28,
                     1996.

  (b) Reports on Form 8-K.

  Current report on Form 8-K, dated June 27, 1996, reporting under Item 5, "Other Events," related to a press release, dated July 2, 1996, announcing the appointment of a new president and acting chief executive officer for the Company.

                   INTERNATIONAL TECHNOLOGY CORPORATION

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

International Technology Corporation
         (Registrant)

           Anthony J. Deluca                         August 12, 1996
_____________________________________
           ANTHONY J. DELUCA
      PRESIDENT AND ACTING CHIEF
      EXECUTIVE OFFICER AND DULY
          AUTHORIZED OFFICER

          Philip H. Ockelmann                        August 12, 1996
_____________________________________
          PHILIP H. OCKELMANN
  VICE PRESIDENT, FINANCE, TREASURER
   AND PRINCIPAL ACCOUNTING OFFICER

                   CERTIFICATE OF DESIGNATIONS, PREFERENCES
                   AND RELATIVE, PARTICIPATING, OPTIONAL AND
                           OTHER SPECIAL RIGHTS AND
                          QUALIFICATIONS, LIMITATIONS
                           AND RESTRICTIONS THEREOF

                                      OF

                     CUMULATIVE CONVERTIBLE PARTICIPATING
                                PREFERRED STOCK

                                      OF

                     INTERNATIONAL TECHNOLOGY CORPORATION

                               ----------------

                        PURSUANT TO SECTION 151 OF THE
               GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                               ----------------

  The Undersigned, being, respectively, the President and Secretary of International Technology Corporation, a Delaware corporation (the "Corporation") do hereby certify that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, as amended, (the "Certificate of Incorporation") and in accordance with the provisions of
Section 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation at a meeting duly called and held on
     , 1996 adopted the following resolution, which resolution remains in full force and effect on the date hereof:

  Resolved, that there is hereby established a series of authorized preferred stock, having a par value of $100 per share, which series shall be designated as "Cumulative Convertible Participating Preferred Stock" (the "Convertible Preferred Stock"), shall consist of 46,375 shares and shall have the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as follows:

  1. Certain Definitions.

  Unless the context otherwise requires, the terms defined in this paragraph 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

  "Affiliate" means (i) with respect to any Person, any other Person that directly or indirectly controls or manages, is controlled or managed by, or is under common control or management with such Person, whether through the ownership of equity interests, by contract or otherwise; and (ii) with respect to an individual, in addition to any Person specified in clause (i), the spouse, any parent or any child of such individual and any trust for the benefit of such individual's spouse, parent or child.

  "Applicable Dividend Rate" means the following per annum percentages of Liquidation Preference: (i) zero percent (0%) with respect to dividends payable on the first four Dividend Payment Dates following the Initial Issuance Date, (ii) three percent (3%) with respect to dividends payable on the fifth through eighth Dividend Payment Dates following the Initial Issuance Date, and (iii) six percent (6%) with respect to dividends payable thereafter.

  "Business Day" means a day other than a Saturday or Sunday or any federal, New York or California holiday.

                                     III-1

  "Carlyle Affiliate" means, at any time, any of Carlyle Partners II, L.P., a Delaware limited partnership, Carlyle Partners III, L.P., a Delaware limited partnership, Carlyle International Partners II, L.P. a Cayman Islands limited partnership, Carlyle International Partners III, L.P., a Cayman Islands limited partnership, C/S International Partners, a Cayman Islands limited partnership, and any of their Affiliates at such time, including, but not limited to, The Carlyle Group, L.P., TC Group LLC and their respective affiliates.

  "Commission" means the United States Securities and Exchange Commission.

  "Common Equity" means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

  "Common Stock" means the common stock, par value $1.00 per share, of the Corporation.

  "Conversion Date" shall have the meaning set forth in subparagraph 5(b) below.

  "Conversion Price" shall initially mean $2.00 and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 5 below, provided, however, that on the eighth anniversary of the Initial Issue Date, the Conversion Price shall be adjusted to equal one half of the then current Conversion Price per share of Common Stock, subject thereafter to further adjustment pursuant to paragraph 5 below.

  "Convertible Exchangeable Preferred Stock" means the 7% Cumulative Convertible Exchangeable Preferred Stock, $100 par value per share, of the Corporation.

  "Convertible Exchangeable Preferred Stock Certificate of Designation" means the Certificate of Designation of the 7% Cumulative Convertible Exchangeable Preferred Stock, $100 par value per share, of the Corporation.

  "Convertible Preferred Stock" has the meaning set forth in paragraph 2 below.

  "Current Market Price" means, for a share of Common Stock on any date, the average of Quoted Prices for thirty (30) consecutive Trading Days commencing forty-five (45) Trading Days before the date in question.

  "Director" means a member of the Corporation's Board of Directors.

  "Dividend Payment Date" has the meaning set forth in subparagraph 3(c) below.

  "Dividend Period" means the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each quarterly period from, and including, each Dividend Payment Date to, but not including, the next Dividend Payment Date.

  "Five Year Period" means the period commencing on the Initial Issue Date and ending on the fifth anniversary of the Initial Issue Date.

  "Initial Issue Date" means the date that shares of Convertible Preferred Stock are first issued by the Corporation.

  "Junior Stock" means Common Equity, and any class or series of stock of the Corporation authorized after the Initial Issue Date which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Cumulative Preferred Stock and any other Parity Stock shall have been so paid or declared and set apart for payment, and for purposes of paragraph 4 below, shall mean Common Equity and any class or series of stock of the Corporation authorized after the

                                     III-2

Initial Issue Date which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Convertible Preferred Stock and any other Parity Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

  "Liquidation Preference" shall mean $1,000 per share.

  "Market Capitalization" means, as of any date, the product of the Current Market Price of the Common Stock as of such date multiplied by the number of shares of Common Stock outstanding as of such date.

  "Non-Preferred Stock Director" means a Director of the Corporation other than a Preferred Stock Director.

  "Parity Stock" means, for purposes of paragraph 3 below, the Convertible Exchangeable Preferred Stock, and any other class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive payment of dividends on a parity with the Convertible Preferred Stock without preference or priority of one over the other and, for purposes of paragraph 4 below, shall mean the Convertible Exchangeable Preferred Stock and any class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Convertible Preferred Stock without preference or priority of one over the other.

  "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity or corporation.

  "PIK Dividends" has the meaning set forth in subparagraph 3(b) below.

  "Preferred Stock Director" has the meaning set forth in paragraph 7(d) below.

  "Quoted Price" means, with respect to Common Stock, the last reported sales price for Common Stock as reported by the National Association of Securities Dealers, Inc. Automatic Quotations System--National Market System, or, if the Common Stock is listed or admitted for trading on a securities exchange, the last reported sales price of the Common Stock on the principal exchange on which the Common Stock is listed or admitted for trading (which shall be for consolidated trading if applicable to such exchange), or if not so reported or listed or admitted for trading, the last reported bid price of the applicable security in the over-the-counter market. In the event that the Quoted Price cannot be determined as aforesaid, the Board of Directors (by a vote of the majority of the Non-Preferred Stock Directors), of the Corporation shall determine the Quoted Price on the basis of such quotations as it in good faith considers appropriate. Such determination may be challenged in good faith by holders of a majority of the shares of Convertible Preferred Stock then outstanding, and any dispute shall be resolved at the Corporation's cost, by the determination of an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of Convertible Preferred Stock, which determination shall be made in good faith and be conclusive absent manifest error; provided, however, that in the event that the determination of the Quoted Price by the investment banking firm deviates by no more than 5% from the Company's determination of the Quoted Price, then the cost to the Corporation of the retention of the investment banking firm shall be borne by the holders of the Convertible Preferred Stock challenging the Corporation's determination.

  "Record Date" means the date designated by the Board of Directors of the Corporation at the time a dividend is declared; provided, however, that such Record Date shall not be more than sixty (60) days nor less than ten (10) days prior to the respective Dividend Payment Date or such other date designated by the Board of Directors for the payment of dividends.

  "Redemption Date" means any date fixed by the Corporation pursuant to subparagraph 6(b) for redemption of the Convertible Preferred Stock.

  "Redemption Price" means a price per share equal to the Liquidation Preference per share, plus an amount equal to all cumulative dividends accrued and unpaid on such share to the Redemption Date.

                                     III-3

  "Rights" means any rights, options or warrants entitling a holder thereof to substitute for or purchase any share of Common Stock of the Corporation.

  "Trading Day" means, with respect to any security, any day on which any market in which the applicable security is then traded and in which a Quoted Price may be ascertained is open for business.

  2. Number of Shares and Designation. 46,375 shares of the preferred stock, $100 par value per share, of the Corporation are hereby constituted as a series of the preferred stock designated as Cumulative Convertible Participating Preferred Stock (the "Convertible Preferred Stock").

  3. Dividends.

  (a) The record holders of Convertible Preferred Stock shall be entitled to receive dividends, when, as and if declared by the Board of Directors of the Corporation, out of funds legally available for payment of dividends. Such dividends shall be payable by the Corporation at the Applicable Dividend Rate.

  (b) Dividends on the Convertible Preferred Stock payable during the period beginning on the first Dividend Payment Date on or following the first anniversary of the Initial Issue Date and ending on the first Dividend Payment Date on or following the second anniversary of the Initial Issue Date, shall be paid in fully paid and nonassessable shares of Convertible Preferred Stock (such dividends paid in kind being herein called "PIK Dividends"). Dividends on the Convertible Preferred Stock payable thereafter shall be paid in cash. Dividends of additional shares of Convertible Preferred Stock shall be paid by delivering to the record holders of Convertible Preferred Stock a number of shares of Convertible Preferred Stock determined by dividing the total amount of the cash dividend which otherwise would be payable on the Dividend Payment Date to such holders (rounded to the nearest whole cent) by the Liquidation Preference. The issuance of any such PIK Dividend in such amount shall constitute full payment of such dividend. The Corporation shall not issue fractional shares of Convertible Preferred Stock to which holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall deliver its check in an amount equal to the applicable fraction of the Liquidation Preference. Any additional shares of Convertible Preferred Stock issued pursuant to this paragraph shall be governed by this resolution and shall be subject in all respects, except as to the date of issuance and date from which dividends accrue and cumulate as set forth below, to the same terms as the shares of Convertible Preferred Stock originally issued hereunder.

  (c) Dividends on shares of Convertible Preferred Stock shall accrue and be cumulative from and including the Initial Issue Date to and including the date on which such shares shall have been converted into Common Stock or redeemed pursuant to paragraph 6 hereof. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends. Dividends shall be payable quarterly in arrears when
and as declared by the Board of Directors of the Corporation on    ,    ,    ,
and     of each year [NOTE: THE FOREGOING DATES WILL BE AT QUARTERLY INTERVALS
FROM THE CLOSING DATE] (a "Dividend Payment Date"), commencing on    , 1997,
and for shares paid as PIK Dividends, commencing on the first Dividend Payment Date after such shares are issued. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable on Convertible Preferred Stock for each full Dividend Period shall be computed by dividing by four (4) the annual dividend at the Applicable Dividend Rate set forth in subparagraph 3(a) above. Dividends shall be paid to the holders of record of the Convertible Preferred Stock as their names shall appear on the share register of the Corporation on the Record Date for such dividend. Dividends payable in any Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a ninety (90) day quarterly period and actual days elapsed in such Dividend Period. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the Record Date therefor. For any Dividend Period in which dividends are not paid in full on the Dividend Payment Date first succeeding the end of such Dividend Period, then on such Dividend Payment Date such accrued and unpaid dividends shall be added (solely for the purpose of calculating

                                     III-4
dividends payable on the Convertible Preferred Stock) to the Liquidation Preference of the Convertible Preferred Stock effective at the beginning of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid and shall thereafter accrue additional dividends in respect thereof at the rate set forth in subparagraph 3(a) above until such accrued and unpaid dividends have been paid in full.

  (d) So long as any shares of Convertible Preferred Stock shall be outstanding, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever, whether in cash, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries of which it owns not less than a majority of the outstanding voting power (except as currently required pursuant to the terms of the Corporation's 401(k) plan, Non-Employee Directors Retirement Plan or any other similar plan or program for employees and/or directors, whether now existing or hereafter created, that provides for actions that would not otherwise be permitted under this subparagraph (d)) nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless (i) all dividends to which the holders of Convertible Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money or PIK Dividends, as applicable (as provided in subparagraph 3(b)) sufficient for the payment thereof has been set apart and
(ii) the holders of at least sixty-seven percent (67%) of all of the outstanding shares of Convertible Preferred Stock have given their consent to the payment of such dividends (given in person or by proxy, either by written consent pursuant to Section 228 of the Delaware General Corporation Law or by a vote at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of Convertible Preferred Stock voting as a class and with each share of Convertible Preferred Stock having one vote). In addition, in the event that the Corporation declares or pays any dividend or other distribution on the Common Stock (other than a dividend payable solely in shares of Common Stock), the Corporation shall, at the time of such declaration and payment, declare and pay a dividend or other distribution on the Convertible Preferred Stock consisting of the dividend or distribution that would have been payable on the shares of Common Stock had the Cumulative Preferred Stock been converted into Common Stock immediately prior to the date on the record date for such dividend or distribution, or, if no such record was taken, the date as of which the record holders of Common Stock entitled to such dividend or distribution were determined. Any such dividend or distribution declared, or required to be declared or to be paid, on the Cumulative Preferred Stock shall be deemed to have "accrued" on the Preferred Stock for all purposes of this Paragraph 3 and shall remain an "accrued dividend" on the Cumulative Preferred Stock for all purposes of this Section until paid.

  (e) In the event that full dividends are not paid or made available to the holders of all outstanding shares of Convertible Preferred Stock and of any Parity Stock and funds available for payment of dividends shall be insufficient to permit payment in full to holders of all such stock of the full preferential amounts to which they are then entitled, then the entire amount available for payment of dividends shall be distributed ratably among all such holders of Convertible Preferred Stock and of any Parity Stock in proportion to the full amount to which they would otherwise be respectively entitled.

  (f) Notwithstanding anything contained herein to the contrary, no dividends on shares of Convertible Preferred Stock shall be declared by the Board of Directors of the Corporation or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

  4. Distributions Upon Liquidation, Dissolution or Winding Up.

  (a) In the event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise), before

                                     III-5
any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value as determined by the Board of Directors of the Corporation an amount per share equal to the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon to the date of such liquidation or dissolution or such other winding up. Except as provided in this paragraph, holders of Convertible Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation.

  (b) If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the assets of the Corporation shall be insufficient to permit the payment in full of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Convertible Preferred Stock and the full liquidating payments on all Parity Stock, then the assets of the Corporation or the proceeds thereof shall be ratably distributed among the holders of Convertible Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be entitled if all amounts payable thereon were paid in full. Neither the consolidation or merger of the Corporation into or with another corporation or corporations, nor the sale, lease, transfer or conveyance of all or substantially all of the assets of the Corporation to another corporation or any other entity for cash, securities or other property shall be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this paragraph 4.

  (c) Written notice of any liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when and the place where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the shares of Convertible Preferred stock at their address as the same shall appear in the records of the Corporation.

  5. Conversion Rights.

  (a) A holder of shares of Convertible Preferred Stock shall have the right, at such holder's option, to convert all or any portion of its shares of Convertible Preferred Stock into Common Stock at any time before the close of business on the Business Day preceding the Redemption Date (unless the Corporation shall default in payment of the Redemption Price, in which case, the right of conversion shall be reinstated). For the purposes of conversion, each share of Convertible Preferred Stock shall be valued at the Liquidation Preference plus all accrued and unpaid dividends through the Conversion Date, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Convertible Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Convertible Stock shall be treated for all purposes as having become the owners of such Common Stock.

  (b) To convert Convertible Preferred Stock, a holder must (i) surrender the certificate or certificates evidencing the shares of Convertible Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, at the office of the Corporation or transfer agent for the Convertible Preferred Stock, if any, (ii) notify the Corporation at such office that he elects to convert Convertible Preferred Stock, and the number of shares he wishes to convert, (iii) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (iv) pay any transfer or similar tax if required (provided, however, that no such payment shall be required if the Common Stock issuable upon conversion is to be issued in the name of the converting holder of Convertible Preferred Stock). In the case of lost or destroyed certificates evidencing ownership of shares of Convertible Preferred Stock to be surrendered for conversion, the holder shall submit proof of loss or destruction, and such indemnity as shall be reasonably required by the Corporation. In the event that a holder fails to notify the Corporation of the number of shares of Convertible Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practicable after the Conversion Date, the Corporation shall deliver or shall deliver through its transfer agent a certificate for the number of full shares of Common Stock

                                     III-6
issuable upon the conversion, a check for any fractional share and a new certificate representing the unconverted portion, if any, of the shares of Convertible Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. All shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be fully paid and nonassessable and shall rank pari passu with the other shares of Common Stock outstanding from time to time. In the case of Convertible Preferred Stock that has been converted after any Record Date but before the next succeeding Dividend Payment Date, dividends that are payable on such Dividend Payment Date shall be payable on such Dividend Payment Date notwithstanding such conversion, and such dividends shall be paid to the holder of such Convertible Preferred Stock on such Record Date (and shall not constitute "accrued and unpaid dividends" for purposes of paragraph 5(a)). No other payment or adjustment for dividends, or for any dividends in respect of shares of Common Stock shall be made upon conversion. Holders of Common Stock issued upon conversion shall not be entitled to receive any dividend payable to holders of Common Stock as of any record time before the close of business on the Conversion Date. If a holder of Convertible Preferred Stock converts more than one share at a time the number of full shares of Common Stock issuable upon conversion shall be based on the total value of all shares of Convertible Preferred Stock converted.

  (c) The Corporation shall not issue a fractional share of Common Stock upon conversion of Convertible Preferred Stock. Instead, the Corporation shall deliver a check for an amount equal to the value of the fractional share. The value of a fraction of a share is determined by multiplying the Current Market Price of the Common Stock as of the Conversion Date by the fraction, rounded to the nearest cent.

  (d) A holder delivering Convertible Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

  (e) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Convertible Preferred Stock in full. All shares of Common Stock which may be issued upon conversion of Convertible Preferred Stock shall be fully paid and nonassessable. The Corporation will use its best efforts to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Convertible Preferred Stock and will use its best efforts to list such shares on each national securities exchange on which the Common Stock is listed.

  (f) If the Corporation:

    (i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Equity;

    (ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

    (iii) combines its outstanding shares of Common Stock into a smaller number of shares; or

    (iv) issues by reclassification of its Common Stock any shares of its capital stock;

then the Conversion Price and the number and kind of shares of capital stock of the Company issuable upon conversion (as in effect immediately prior to such action) shall be proportionately adjusted so that the holder of Convertible Preferred Stock thereafter converted may receive for the same aggregate Conversion Price the aggregate number and kind of shares of capital stock of the Corporation that he would have owned immediately following such action if he had converted Convertible Preferred Stock immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of dividend or distribution and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be

                                     III-7
made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Convertible Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the Conversion Price between the classes of capital stock. After such allocation, the conversion rights and the Conversion Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this subparagraph 5(f).

  (g) If the Corporation distributes any Rights to all holders of its Common Stock entitling them to purchase shares of Common Stock at a price per share less than the Current Market Price per share on the date of distribution of such Rights, the Conversion Price shall be adjusted in accordance with the formula:

                                       N x P
                                       -----
                            C' = C x O + M
                                     -----
                                     O + N

where:

  C'= the adjusted Conversion Price.
  C = the then current Conversion Price.
  O = the number of shares of Common Stock outstanding on the record date.
  N = the number of additional shares of Common Stock offered.
  P = the offering price per share of the additional shares of Common Stock. M = the Current Market Price per share of Common Stock on the record date.

The adjustment shall be made successively whenever any such Rights are issued and shall become effective immediately after the record date for the determination of stockholders entitled to receive such Rights. If at the end of the period during which such Rights are exercisable, not all Rights shall have been exercised, the Conversion Price shall be immediately readjusted to what it would have been if "N" in the above formula had been the number of shares actually issued.

  (h) If the Corporation distributes to all holders of shares of its Common Stock (i) any shares of any class of capital stock of the Corporation other than its Common Equity, (ii) any evidence of indebtedness or other securities of the Corporation or any subsidiary of the Corporation, or (iii) cash or any other assets of the Corporation (including securities, but excluding (x) those dividends, Rights and distributions referred to above in subparagraphs 5(f) and 5(g) and in subparagraphs 5(i) and 5(j), (y) dividends and distributions paid exclusively in cash and (z) distributions upon mergers or consolidations to which paragraph 5(m) applies), the Conversion Price shall be adjusted in accordance with the formula:

                                C' = C x M - F
                                         -----
                                           M

where:

  C'= the adjusted Conversion Price.
  C = the then current Conversion Price.
  M = the Current Market Price per share of Common Stock on the record date mentioned below.
  F = the fair market value on the record date of the capital stock, indebtedness, other securities, cash or assets distributed per share of Common Stock.

The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution.


                                     III-8

  (i) If the Corporation issues shares of Common Stock for a consideration per share less than the Current Market Price per share on the date the Corporation issues such additional shares, the Conversion Price shall be adjusted in accordance with the formula:

                                         P
                                         -
                            C' = C x O + M
                                     -----
                                       A

  where:

  C'= the adjusted Conversion Price.
  C = the then current Conversion Price.
  O = the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares.
  P = the aggregate consideration received for the issuance of such additional shares.
  M = the Current Market Price per share on the date of issuance of such additional shares.
  A = the number of shares of Common Stock outstanding immediately after the issuance of such additional shares.

  The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. This subparagraph 5(i) does not apply to (i) any transaction or issuance described in subparagraphs 5(f), 5(g) or 5(h) above or subparagraph 5(j) below, (ii) the conversion of Convertible Preferred Stock or Convertible Exchangeable Preferred Stock, or the exercises of the warrants to purchase Common Stock issued to Carlyle Affiliates on the Initial Issue Date, or the conversion, exchange or exercise of other securities whose issuance was the subject of an adjustment pursuant to subparagraph 5(g) or 5(h) above or subparagraph 5(j) below, (iii) Common Stock issued to the Corporation's employees under bona fide employee benefit plans adopted by the Board of Directors of the Corporation and approved by the holders of Common Stock when required by law, if such Common Stock would otherwise by covered by this subparagraph 5(i), but only to the extent that (x) such shares are issued pursuant to employee stock options with an exercise price not less than the Current Market Price on the date of issuance of such option or (y) the aggregate number of shares otherwise excluded hereby (together with the aggregate number of shares issuable upon conversion, exchange or exercise of the securities excluded by clause (iii) of subparagraph 5(j) below) and issued after the Initial Issue Date do not exceed 5% of the Common Stock outstanding at the time of any such issuance, (iv) Common Stock issued to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's-length transaction between the Corporation and an unaffiliated third party, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, or (v) Common Stock issued in a bona fide public offering pursuant to a firm commitment underwriting.

  (j) If the Corporation issues any Rights (other than Convertible Preferred Stock or securities issued in transactions described in subparagraph 5(g) or 5(h) above) and for a consideration per share of Common Stock initially deliverable upon conversion, exchange or exercise of such Rights that is less than the Current Market Price per share on the date of issuance of such Rights, the Conversion Price shall be adjusted in accordance with the formula:

                                         P
                                         -
                            C' = C x O + M
                                     -----
                                     O + D

where:

  C'= the adjusted Conversion Price.
  C = the then current Conversion Price.
  O = the number of shares of Common Stock outstanding immediately prior to the issuance of such Rights.

                                     III-9

  P = the aggregate consideration received for the issuance of such Rights.
  M = the Current Market Price per share of Common Stock on the date of issuance of such Rights.
  D = the maximum number of shares deliverable upon conversion or in exchange for or upon exercise of such Rights at the initial conversion, exchange or exercise rate.

  The adjustment shall be made successively whenever any such issuance is made, and shall become effective immediately after such issuance. If all of the Common Stock deliverable upon conversion, exchange or exercise of such Rights has not been issued when such Rights are no longer outstanding, then the Conversion Price shall promptly be readjusted to the Conversion Price that would then be in effect had the adjustment upon the issuance of such Rights been made on the basis of the actual number of shares of Common Stock issued upon conversion, exchange or exercise of such Rights. This subparagraph 5(j) does not apply to (i) the issuance of any such securities to acquire, or in the acquisition of, all or any portion of a business as a going concern, in an arm's-length transaction between the Corporation and an unaffiliated third party, whether such acquisition shall be effected by purchase of assets, exchange of securities, merger, consolidation or otherwise, (ii) the issuance of any such securities in a bona fide public offering pursuant to a firm commitment underwriting, (iii) the issuance of any such securities to the Corporation's employees under bona fide employee benefit plans adopted by the Board of Directors of the Corporation and approved by the holders of Common Stock when required by law, if such securities would otherwise be covered by this subparagraph 5(j) (but only to the extent that the aggregate number of shares issuable upon the conversion, exchange or exercise of the aggregate number of securities excluded hereby (together with the aggregate number of shares excluded by clause (iii)(y) of subparagraph 5(i) above) and issued after the Initial Issue Date shall not exceed 5% of the Common Stock outstanding at the time of any such issuance), or (iv) shares issued as PIK Dividends.

  (k) In case the Corporation or any of its subsidiaries shall, by dividend or otherwise, make distributions exclusively in cash (excluding any cash that is distributed upon a merger or consolidation to which Section 5(m) applies or as part of a distribution covered by Section 5(h)) to all the holders of Common Stock in an aggregate amount that, combined together with (i) the aggregate amount of all other such all-cash distributions to all holders of its Common Stock made within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this Section 5(k) or Section 5(l) has been made and (ii) the aggregate of any cash plus the fair market value of other consideration payable in respect of any tender or exchange offer or other stock repurchase program by the Corporation or any of its subsidiaries for all or any portion of the Common Stock concluded within the 12 months preceding the date of payment of such distribution and in respect of which no adjustment pursuant to this Section 5(k) or Section 5(l) has been made exceeds 12.5% of the Corporation's Market Capitalization on the record date for such distribution then, and in each such case, immediately after the close of business on such date of such determination, the Conversion Price shall be adjusted in accordance with the formula:

                                C' = C X M - E
                                         -----
                                           M

where:

  C'= the adjusted Conversion Price.
  C = the then current Conversion Price.
  M = the Current Market Price per share of Common Stock on the date fixed for determination times the number of shares of Common Stock outstanding on such date.
  E = the total amount of cash to be distributed at such time to holders of Common Stock.

  (l) In the case of the consummation of a tender offer, exchange offer (other than an odd-lot offer) or other stock repurchase program made by the Corporation or any subsidiary thereof for all or any portion of the Common Stock involving the payment by the Corporation or such subsidiary of an aggregate consideration that, together with (i) any cash or other consideration payable in a tender offer, exchange offer or other stock repurchase program by the Corporation or any of its subsidiaries for Common Stock consummated within

                                    III-10

12 months preceding the consummation of such tender offer, exchange offer or other stock repurchase program (the "Expiration Time") in respect of which no adjustment has been made pursuant to this paragraph 5(l) or Section 5(k) and
(ii) the aggregate amount of all such all-cash distributions referred to in
Section 5(k) above to all holders of Common Stock within the 12 months preceding such Expiration Time in respect of which no adjustments have been made, exceeds 12.5% of the Corporation's Market Capitalization as of the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced in accordance with the formula:

                                C' = C X M - E
                                         -----
                                           N

where:

  C'= the adjusted Conversion Price.
  C = the then current Conversion Price.
  M = the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time times the number of shares of Common Stock outstanding at the Expiration Time (including any tendered, exchanged or purchased shares).
  N = the Current Market Price per share of Common Stock on the Trading Day next succeeding the Expiration Time times the number of shares of the Common Stock outstanding at the Expiration Time, less any shares purchased in such tender offer, exchange offer or other stock repurchase program.
  E = the fair market value of the aggregate consideration payable to stockholders upon consummation of such tender offer, exchange offer or other stock repurchase program.

The reduction shall become effective immediately prior to the opening of business on the day following the Expiration Time.

  (m) In case of any consolidation, amalgamation, arrangement or merger of the Corporation with or into another Person or any merger of another Person with or into the Corporation (other than a transaction to which paragraph 5(f) applies), or in case of any sale or transfer of all or substantially all of the assets of the Corporation, each share of Convertible Preferred Stock then outstanding will, without the consent of the holder of any Convertible Preferred Stock, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock (and other securities, if applicable) into which such Convertible Preferred Stock was convertible immediately prior thereto (assuming such holder of Common Stock (and other securities, if applicable) failed to exercise any rights of election and that such Convertible Preferred Stock was then convertible). Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the person to which such sale or conveyance shall have been made, shall enter into a supplemental agreement so providing and further providing for adjustments which shall be as equivalent as may be practicable to the adjustments provided for in this Section.

  (n) In addition, in the event that any other transaction or event occurs as to which the foregoing adjustment provisions are not strictly applicable but the failure to make any adjustment would adversely affect the conversion rights represented by the Convertible Preferred Stock in accordance with the essential intent and principles of such provisions, then, in each such case, either (i) the Corporation shall appoint an investment banking firm of recognized national standing, or any other financial expert that does not (or whose directors, officers, employees, affiliates or stockholders do not) have a direct or material indirect financial interest in the Corporation or any of subsidiaries, who has not been, and, at the time it is called upon to give independent financial advice to the Corporation, is not (and none of its directors, officers, employees, affiliates or stockholders are) a promoter, director or officer of the Corporation or any of its subsidiaries, which will give their opinion upon or (ii) the Board of Directors (by a majority of the Non-Preferred Stock Directors) shall determine, consistent with such directors' fiduciary duties to the Corporation's stockholders, the adjustment, if any, on a basis consistent with the essential intent and principles established in the foregoing conversion price adjustment provisions, necessary to preserve, without dilution, the conversion rights represented by the Convertible Preferred

                                    III-11

Stock. Upon receipt of such opinion or determination, the Corporation shall promptly mail a copy thereof to the holders of the Convertible Preferred Stock and will make the adjustments described therein.

  (o) For purposes of any computation respecting consideration received pursuant to a transaction described or contemplated by this paragraph 5, the following shall apply:

    (i) in case of the issuance of shares of Common Stock for cash, the consideration shall be the amount of such cash, provided that in no case shall any deduction be made for any commissions, discounts or other expenses incurred by the Corporation for any underwriting of the issue or otherwise in connection therewith;

    (ii) in the case of the issuance of shares of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof (irrespective of the accounting treatment thereof);

    (iii) whenever this Certificate of Designation calls for the determination of "fair market value," such fair market value shall be determined in good faith by the Board of Directors (by a majority of the Non-Preferred Stock Directors) as evidenced by a written resolution thereof, and subject to the provisions of subparagraph 5(v) below; and

    (iv) in the case of the issuance of Rights, the aggregate consideration received therefor shall be deemed to be the consideration received by the Corporation for the issuance of such Rights plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange or exercise thereof (the consideration in each case to be determined in the same manner as provided in clauses (i) and (ii) of this subparagraph 5(o)).

  (p) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments which by reason of this subparagraph (p) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

  (q) No adjustment in the Conversion Price need be made under this paragraph 5 for (i) rights to purchase Common Stock pursuant to a Corporation plan for reinvestment of dividends or interest, or (ii) any change in the par value or no par value of the Common Stock. The Corporation shall take no action that would cause any adjustment under this paragraph 5 that would reduce the Conversion Price below the par value of the Common Stock. If an adjustment is made to the Conversion Price upon the establishment of a record date for a distribution subject to subparagraphs 5(g) or 5(h) above and if such distribution is subsequently canceled, the Conversion Price then in effect shall be readjusted, effective as of the date when the Board of Directors of the Corporation determines to cancel such distribution, to the Conversion Price which would have been in effect if such record date had not been fixed. No adjustment in the Conversion Price need be made under subparagraphs 5(h), 5(k) and 5(l) above if the Corporation issues or distributes to each holder of Convertible Preferred Stock the shares of capital stock, evidences of indebtedness, other securities of the Corporation or any subsidiary of the Corporation, assets, Rights or cash, referred to in those subparagraphs that each holder would have been entitled to receive had Convertible Preferred Stock been converted into Common Stock prior to the happening of such event or the record date with respect thereto.

  (r) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Convertible Preferred Stock, first class, postage prepaid, a notice of the adjustment and a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it. Subject to subparagraph 5(v) below, the certificate shall be conclusive evidence that the adjustment is correct.

  (s) The Corporation from time to time may, by a vote of the Board of Directors (by a majority of the Non-Preferred Stock Directors) reduce the Conversion Price by any amount for any period of time if the period is at least twenty (20) Business Days and if the reduction is irrevocable during the period, but in no event may the

                                    III-12

Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of Convertible Preferred Stock a notice of the reduction. The Corporation shall mail the notice first class, postage prepaid, at least 20 days before the date the reduction in the Conversion Price is to take effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A reduction of the Conversion Price pursuant to this subparagraph 5(s) does not change or adjust the Conversion Price otherwise in effect for purposes of subparagraphs 5(f), 5(g), 5(h), 5(i), 5(j), 5(k) and 5(l) above.

  (t) If:

    (i) the Corporation takes any action that would require an adjustment in the Conversion Price pursuant to subparagraph 5(g) or 5(h) above, or clause
  (iv) of subparagraph 5(f) above;

    (ii) the Corporation consolidates or merges with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Corporation must approve the transaction; or

    (iii) there is a dissolution or liquidation of the Corporation;

a holder of Convertible Preferred Stock may want to convert such stock into shares of Common Stock prior to the record date for or the effective date of the transaction so that he may receive the Rights, assets or securities which a holder of shares of Common Stock on that date may receive. Therefore, the Corporation shall mail to such holders a notice, first class, postage prepaid, stating the proposed record or effective date, as the case may be. The Corporation shall mail such notice at least twenty (20) days before such date. Failure to mail the notice or any defect in such notice shall not affect the validity of any transaction referred to in clause (i), (ii) or (iii) of this subparagraph 5(t).

  (u) In any case in which this paragraph 5 shall require that an adjustment as a result of any event become effective from and after a record date, the Corporation may elect to defer until after the occurrence of the event triggering the adjustment (i) the issuance to the holder of any shares of Convertible Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock or other capital stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment and (ii) a check for any remaining fractional shares of Common Stock as provided in subparagraph 5(c) above; provided, however, that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares and cash upon the occurrence of the event requiring the adjustment.

  (v) Except as provided in the immediately following sentence, any determination that the Corporation or its Board of Directors (including by a majority of the Non-Preferred Stock Directors) must make pursuant to this paragraph 5 shall be conclusive. Whenever the Corporation or its Board of Directors (including by a majority of the Non-Preferred Stock Directors) shall be required to make a determination under this paragraph 5, such determination shall be made in good faith and may be challenged in good faith by the holders of a majority of the shares of Convertible Preferred Stock then outstanding (with any shares held by the Corporation or any of its Affiliates not being considered to be outstanding for purposes of this Certificate of Designation), and any dispute shall be resolved, at the Corporation's expense, by an investment banking firm of recognized national standing selected by the Corporation and acceptable to such holders of Convertible Preferred Stock; provided, however, that in the event the determination by such investment banking firm deviates by no more than 5% from the Corporation's determination, then the cost to the Corporation of the retention of the investment banking firm shall be borne by the holders of the Convertible Preferred Stock challenging the Corporation's determination.

  (w) All shares of Convertible Preferred Stock converted pursuant to this paragraph 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Convertible Preferred Stock.

  (x) In the event that all holders of Convertible Exchangeable Preferred Stock shall not have waived their rights that accrue pursuant to Section 8 of the Convertible Exchangeable Preferred Stock Certificate of

                                    III-13

Designations as a result of the Company's issuance of Convertible Preferred Stock on the Initial Issuance Date, then (i) the Company shall send to the holders of the Convertible Exchangeable Preferred Stock not providing such waiver, as promptly as possible following the Closing Date, the Special Conversion Notice (as defined in the Convertible Exchangeable Preferred Stock Certificate of Designation) and (ii) upon expiration of the forty-five (45) day period following the provision of such Special Conversion Notice, the Conversion Price shall be adjusted in accordance with the following formula to adjust for the effects of the conversion of Convertible Exchangeable Preferred Stock at the Special Conversion Price (as defined in the Convertible Exchangeable Preferred Stock Certificate of Designation):

                     C' = C X (O/(O + P - ((D/0.135)/X)))

where:

  C'= the adjusted Conversion Price.
  C = the then current Conversion Price.
  O = the number of shares of Common Stock outstanding immediately prior to the conversion of shares of Convertible Exchangeable Preferred Stock into Common Stock at the Special Conversion Price.
  P = the number of shares of Common Stock issued upon conversion of shares of Convertible Exchangeable Preferred Stock at the Special Conversion Price.
  D = the amount of annual dividends payable on the shares of Convertible
      Exchangeable Preferred Stock converted into Common Stock at the Special Conversion Price.
  X = the regular Conversion Price of the Convertible Exchangeable Preferred
      Stock (i.e., $5.84).

  6. Redemption by the Corporation.

  (a) The Convertible Preferred Stock may be redeemed in whole, but not in
part, at any time after    , 2003 at the option of the Corporation, as
determined by the Board of Directors (by a majority of the Non-Preferred Stock Directors), at the Redemption Price. If the Redemption Date is on or after a Record Date and on or before the related Dividend Payment Date, the dividend payable shall be paid to the holder in whose name the Convertible Preferred Stock is registered at the close of business on such record date.

  (b) Notice of any redemption shall be sent by or on behalf of the Corporation not more than sixty (60) days nor less than thirty (30) days prior to the Redemption Date, by first class mail, postage prepaid, to all holders of record of the Convertible Preferred Stock at their respective last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Convertible Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which Convertible Preferred Stock may be listed or admitted to trading, such notice shall state:
(i) the Redemption Date; (ii) the Redemption Price; (iii) the place or places in the United States where certificates for such shares are to be surrendered for payment of the Redemption Price; (iv) that dividends on the shares to be redeemed will cease to accrue on the Redemption Date; (v) the Conversion Price; (viii) that Convertible Preferred Stock called for redemption may be converted at any time before the close of business on the Redemption Date; and
(vi) that holders of Convertible Preferred Stock must satisfy the requirements of paragraph 5 above if such holders desire to convert such shares. Upon the mailing of any such notices of redemption, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

  (c) If notice has been mailed in accordance with subparagraph 6(b) above and provided that on or before the Redemption Date specified in such notice, all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds in trust for the pro rata benefit of the holders of the shares so called for redemption, so as to be, and to continue to be available therefor, then, from and after the Redemption Date, dividends on the shares of the Convertible Preferred Stock so called for redemption shall cease

                                    III-14
to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as shareholders of the Corporation (except the right to receive from the Corporation the Redemption Price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the Redemption Price.

  (d) Any funds deposited with a bank or trust corporation for the purpose of redeeming Convertible Preferred Stock shall be irrevocable except that:

    (i) the Corporation shall be entitled to receive from such bank or trust corporation the interest or other earnings, if any, earned on any money so deposited in trust, and the holders of any shares redeemed shall have no claim to such interest or other earnings; and

    (ii) any balance of monies so deposited by the Corporation and unclaimed by the holders of the Convertible Preferred Stock entitled thereto at the expiration of two (2) years from the applicable Redemption Date shall be repaid, together with any interest or other earnings earned thereon, to the Corporation, and after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation shall look only to the Corporation for payment without interest or other earnings.

  (e) No Convertible Preferred Stock may be redeemed except with funds legally available for the payment of the Redemption Price.

  (f) All shares of Convertible Preferred Stock redeemed pursuant to this paragraph 6 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than shares of Convertible Preferred Stock.

  7. Voting Rights.

  In addition to any voting rights provided by law, the holders of shares of Convertible Preferred Stock shall have the following voting rights:

  (a) So long as any shares of the Convertible Preferred Stock remain outstanding, each share of Convertible Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock (except during the Five Year Period with respect to the election of the Non-Preferred Stock Directors), voting together with the Common Stock as a single class (together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock) at all meetings of the stockholders of the Corporation. In any vote with respect to which the Convertible Preferred Stock shall vote with the holders of Common Stock as a single class together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock, each share of Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock is convertible on the date of such vote. Such voting right of the holders of the Convertible Preferred Stock may be exercised at any annual meeting of stockholders, any special meeting of stockholders, or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law.

  (b) On any matter on which the holders of Convertible Preferred Stock are entitled by law or under the Certificate of Incorporation to vote separately as a class, each such holder shall be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast unless Delaware law or this Certificate of Designations requires approval by a higher percentage.

  (c) During such time as any shares of Convertible Preferred Stock are outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least a majority of the issued and outstanding

                                    III-15
shares of Convertible Preferred Stock voting together as a separate class, (i) create, authorize or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any class or series of shares ranking on a parity with or prior to the Convertible Preferred Stock, either as to dividends or redemption or upon voluntary or involuntary liquidation, dissolution or winding up, (ii) increase the authorized shares of, or issue (including on conversion or exchange of any convertible or exchangeable securities or by reclassification) any shares of Convertible Preferred Stock, except for the issuance of PIK Dividends in accordance with Section 3(b), (iii) amend, alter, waive the application of, or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation of the Corporation, enter into any agreement or take any other corporate action which in any manner would alter, change, or otherwise adversely affect the powers, rights or preferences of the Convertible Preferred Stock, (iv) effect the reorganization, recapitalization, liquidation, dissolution or winding up of the Corporation, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation, or the merger or consolidation of the Corporation with or into any other corporation, if such transaction in any manner would alter, change or otherwise adversely affect the powers, rights, or preferences of the Convertible Preferred Stock or (v) take any action which would cause a dividend or other distribution to be deemed to be received by the holders of the Convertible Preferred Stock for federal income tax purposes unless such dividend or other distribution is actually received by such holders.

  (d) Unless and until Carlyle Affiliates cease collectively to beneficially own shares of capital stock having 20% or more of the votes that may be cast generally at annual or special meetings of stockholders, then the number of Directors comprising the Board of Directors shall at all times be an odd number, and the holders of Convertible Preferred Stock, voting separately as a class, shall have the exclusive right to elect (i) during the Five Year Period, the smallest number of Directors that constitutes a majority of the Board of Directors and (ii) subsequent to the Five Year Period, the greatest number of Directors that constitutes a minority of the Board of Directors (each such Director, a "Preferred Stock Director") at any special meeting of stockholders called for such purpose, at each annual meeting of stockholders and in any written consent of stockholders pursuant to Section 228 of the Delaware General Corporation Law. So long as the holders of the Convertible Preferred Stock have the right to elect Preferred Stock Directors pursuant to the preceding sentence, then (i) during the Five Year Period, the holders of the Common Stock, voting separately as a class, will have the exclusive right (subject to the rights of the holders of Convertible Exchangeable Preferred Stock pursuant to Section 10 of the Convertible Exchangeable Preferred Stock Certificate of Designations) to elect the Non-Preferred Stock Directors and
(ii) subsequent to the Five Year Period (subject to the rights of the holders of Convertible Exchangeable Preferred Stock pursuant to Section 10 of the Convertible Exchangeable Preferred Stock Certificate of Designations) each share of Convertible Preferred Stock shall entitle the holder thereof to vote, together with the Common Stock as a single class (together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock) for the election of the Non-Preferred Stock Directors at any such meeting and in any written consent of stockholders pursuant to Section 228 of the Delaware General Corporation Law. From and after the date on which Carlyle Affiliates cease collectively to beneficially own shares of capital stock having 20% or more of the votes that may be cast generally at annual or special meetings of stockholders, the right of the holders of the Convertible Preferred Stock to elect the Preferred Stock Directors shall terminate in the manner set forth in subparagraph 7(e) and each share of Convertible Preferred Stock shall thereafter entitle the holder thereof to vote together with the Common Stock as a single class (together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock) for the election of all directors of the Corporation as provided in subparagraph 7(a) (subject to the provisions of subparagraph 7(f) below and Section 10 of the Convertible Exchangeable Preferred Stock Certification of Designations).

  (e) The Preferred Stock Directors elected as provided herein shall serve until the next annual meeting or until their respective successors shall be elected and shall qualify. Any Preferred Stock Director may be removed with or without cause by, and shall not be removed other than by, the vote of the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class, at a meeting called for such purpose or by written consent in accordance with Section 228 of the Delaware General Corporation Law. If the

                                    III-16
office of any Preferred Stock Director becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining Preferred Stock Directors, by majority vote, may elect a successor, or, alternatively, the holders of a majority of the outstanding shares of Convertible Preferred Stock, voting separately as a class, at a meeting called for such purpose or by written consent in accordance with
Section 228 of the Delaware General Corporation Law may elect a successor. Any such successor shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Convertible Preferred Stock to vote for and elect Preferred Stock Directors as herein provided, the Preferred Stock Directors then serving on the Board of Directors may continue to hold their office for the remainder of their term. Only Non-Preferred Stock Directors shall have the right to vote in the election of any person to fill any vacancy created by the death, resignation, retirement, disqualification or removal from office or otherwise of any Non-Preferred Stock Director and all such rights with respect to the Non-Preferred Stock Directors shall be exercised for and on behalf of the Board of Directors by a majority of the Non-Preferred Stock Directors. This subparagraph (e) may not be amended without (x) the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and (y) the affirmative vote of the holders of a majority of the outstanding shares of Convertible Preferred Stock.

  (f) (i) Whenever, at any time or times when the Convertible Preferred Stock is no longer entitled to elect Preferred Stock Directors pursuant to subparagraph 7(d), dividends payable on the shares of Preferred Stock at the time outstanding shall be cumulatively in arrears for six Dividend Periods (whether or not consecutive), the holders of Convertible Preferred Stock shall have the exclusive right, voting separately as a class with holders of shares of any Parity Stock upon which like voting rights have been conferred and are exercisable (the Convertible Preferred Stock and any such Parity Stock, collectively for purposes of this subparagraph 7(f), the "Defaulted Preferred Stock"), to elect two Directors at the Corporation's next annual meeting of stockholders and at each subsequent annual meeting of stockholders; provided, however, that if such voting rights shall become vested more than 90 days or less than 20 days before the date prescribed for the annual meeting of stockholders, thereupon the holders of the shares of Defaulted Preferred Stock shall be entitled to exercise their voting rights at a special meeting of the holders of shares of Defaulted Preferred Stock as set forth in clauses (ii) and (iii) of this subparagraph 7(f). At elections for such Directors, each holder of Preferred Stock shall be entitled to one hundred votes for each share held (the holders of shares of any other series of Defaulted Preferred Stock ranking on such a parity being entitled to such number of votes, if any, for each share of stock held as may be granted to them). Upon the vesting of such right of the holders of Defaulted Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two and the two vacancies so created shall be filled by vote of the holders of outstanding Defaulted Preferred Stock as hereinafter set forth. The right of holders of Defaulted Preferred Stock, voting separately as a class without regard to series, to elect members of the Board of Directors as aforesaid shall continue until such time as all dividends accumulated on Defaulted Preferred Stock shall have been paid or declared and funds set aside for payment in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

  (ii) Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of shares of Defaulted Preferred Stock called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing Directors, and thereafter at such meetings or by the written consent of such holders pursuant to Section 228 of the General Corporation Law of the State of Delaware.

  (iii) At any time when such voting right shall have vested in the holders of shares of Defaulted Preferred Stock entitled to vote thereon, and if such right shall not already have been initially exercised, an officer of the Corporation shall, upon the written request of holders of record of 10% of the voting power represented by the shares of such Defaulted Preferred Stock then outstanding, addressed to the Treasurer of the Corporation, call a special meeting of holders of shares of such Defaulted Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Treasurer of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal

                                    III-17
service of such written request upon the Treasurer of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Treasurer of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the voting power represented by the shares of Defaulted Preferred Stock then outstanding may designate in writing any person to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph. Any holder of shares of Defaulted Preferred Stock then outstanding that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called or held during a period within 45 days immediately preceding the date fixed for the next annual meeting of stockholders.

  (iv) The directors elected pursuant to this subparagraph 7(f) shall serve until the earlier of (i) the next annual meeting or until their respective successors shall be elected and shall qualify or (ii) until such time as all dividends accumulated on Defaulted Preferred Stock shall have been paid or declared and funds set aside for payment in full; any Director elected by the holders of Defaulted Preferred Stock may be removed by, and shall not be removed otherwise than by, the vote of the holders of a majority of the voting power of the outstanding shares of the Defaulted Preferred Stock who were entitled to participate in such election of directors, voting as a separate class, at a meeting called for such purpose or by written consent as permitted by law and the Certificate of Incorporation and Bylaws of the Corporation. If the office of any Director elected by the holders of Defaulted Preferred Stock, voting as a class, becomes vacant by reason of death, resignation, retirement, disqualification or removal from office or otherwise, the remaining Director elected by the holders of Defaulted Preferred Stock, voting as a class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Upon any termination of the right of the holders of Defaulted Preferred Stock to vote for directors as herein provided, the term of office of all Directors then in office elected by the holders of Defaulted Preferred Stock, voting as a class, shall terminate immediately. Whenever the terms of office of the Directors elected by the holders of Defaulted Preferred Stock, voting as a class, shall so terminate and the special voting powers vested in the holders of Defaulted Preferred Stock shall have expired, the number of Directors shall be such number as may be provided for in the Bylaws or Certificate of Incorporation irrespective of any increase made pursuant to the provisions of this subparagraph 7(f).

  8. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Convertible Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Convertible Preferred Stock shall have no preemptive or subscription rights in respect of any securities of the Corporation.

  9. Financial Statements.

  (a) Whether or not required by the rules and regulations of the Commission, so long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall furnish to the holders of Convertible Preferred Stock (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Corporation were required to file such Forms, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Corporation's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Corporation were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Corporation shall file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any Convertible Preferred Stock remains outstanding, the Corporation shall furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

                                    III-18

  (b) The Corporation shall, so long as any of the shares of Convertible Preferred Stock are outstanding, deliver to the holders of Convertible Preferred Stock, forthwith upon any Executive Officer of the Corporation becoming aware of any default under this Certificate of Designations, an Officers' Certificate specifying such default and what action the Corporation is taking or proposes to take with respect thereto.

  10. Ranking. With regard to rights to receive dividends, redemption payments and distributions upon liquidation, dissolution or winding up of the Corporation, the Convertible Preferred Stock shall rank pari passu with any Parity Stock and senior to the Common Stock and any other equity securities or other securities into which any convertible indebtedness is convertible which are issued by the Corporation after the date of this Certificate of Designations. The Convertible Preferred Stock shall not be subject to the creation of capital stock senior with regards to the right to receive dividends, redemption payments and distribution upon liquidation, dissolution or winding up of the Corporation.

  11. Modification and Waiver.

  (a) Except as otherwise provided above, the terms of this Certificate of Designations may be amended and the rights hereunder may be waived with the consent of holders of a majority of the shares of the Convertible Preferred Stock then outstanding, provided, that no such modification or waiver shall change the dividend rights or the terms for conversion of the Convertible Preferred Stock without the consent of each holder of Convertible Preferred Stock.

  (b) The Convertible Preferred Stock shall also be subject to the miscellaneous provisions regarding the Corporation's preferred stock set forth in the Certificate of Incorporation, as amended.

  12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

  13. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and any qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock or qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Convertible Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

  14. Record Holders. The Corporation and the transfer agent for the Convertible Preferred Stock may deem and treat the record holder of any shares of Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

  15. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 5(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate) with postage prepaid, addressed: if to the Corporation, to its offices at 23456 Hawthorne Boulevard, Torrance, California 90505
Attention: Secretary or to an agent of the Corporation designated as permitted by this Certificate, or, if to any holder of the Convertible Preferred Stock, to such holder at the address of such holder of the Convertible

                                    III-19

Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Preferred Stock); or to such other address as the Company or holder, as the case may be, shall have designated by notice similarly given.

  In Witness Whereof, the Corporation has caused this certificate to be duly executed by [Name and Title of Officer] and attested by [Name of Secretary]
its secretary, this     day of    , 199 .

                                          International Technology Corporation

                                          By: _________________________________

Attest:                                     Name: _____________________________

                                            Title: ____________________________

By: _________________________________

  Name: _____________________________
               Secretary

                                    III-20

                                  APPENDIX IV

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                 EFFECTING A ONE-FOR-FOUR REVERSE STOCK SPLIT,
           REDUCING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
             AND REDUCING THE PAR VALUE OF SHARES OF COMMON STOCK

EXISTING ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION:

  FOURTH: The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is 100,180,000; the total number of shares of Preferred Stock shall be 180,000 and each such share shall have a par value of one hundred dollars ($100.00); and the total number of shares of Common Stock shall be 100,000,000 and each such share shall have a par value of one dollar ($1.00).

  Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION SHALL BE AMENDED TO READ IN FULL AS FOLLOWS:

  FOURTH: The corporation shall be authorized to issue two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock"; the total number of shares which the Corporation shall have authority to issue is 50,180,000; the total number of shares of Preferred Stock shall be 180,000 and each such share shall have a par value of one hundred dollars ($100.00); and the total number of shares of Common Stock shall be 50,000,000 and each such share shall have a par value of one cent ($.01).

  Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and to fix the number of shares constituting such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding).

  On the effective date of this Amendment, the number of outstanding shares of Common Stock of the corporation shall be reduced so that each four (4) shares of Common Stock issued and outstanding be automatically combined and changed into one share of Common Stock (the "Reverse Stock Split"). No fractions of shares will be issued, and, as of the effective date of this Amendment, stockholders otherwise entitled to receive fractions of shares shall have no further interest as a stockholder in respect of such fractions of shares. The corporation will pay in cash the fair value, as determined by the Board of Directors, of fractions of shares which otherwise would result from the Reverse Stock Split.

                                  APPENDIX V

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                         ELIMINATING CUMULATIVE VOTING

EXISTING ARTICLE NINTH OF THE CERTIFICATE OF INCORPORATION:

  NINTH: At all elections of directors of the Corporation, a holder of any class or series of stock the entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (except for this Article as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected in the election in which his class or series of stock is entitled to vote, and each stockholder may cast all of such votes for a single nominee for directors or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

ARTICLE NINTH OF THE CERTIFICATE OF INCORPORATION SHALL BE AMENDED TO READ IN FULL AS FOLLOWS:

  NINTH: There shall be no right with respect to shares of stock of this corporation to cumulate votes in the election of directors.

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                 ELIMINATING THE CLASSIFIED BOARD OF DIRECTORS

EXISTING ARTICLE SEVENTH OF THE CERTIFICATE OF INCORPORATION:

  SEVENTH: The Board of Directors shall be and is divided into three classes, Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first elected to Class I shall serve for a term ending on the annual meeting next following the end of the calendar year 1983; that the directors first elected to Class II shall serve for a term ending on the second annual meeting next following the end of the calendar year 1983; and that the directors first elected to Class III shall serve for a term ending on the third annual meeting next following the end of the calendar year 1983. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall resign, become disqualified, disabled or shall otherwise be removed. A director shall be subject to removal without cause by the vote of the holders of not less than two-thirds of the total voting power of all outstanding shares of voting stock of the Corporation.

  At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes.

  Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to one of two or more classes, the Board shall allocate it to that of the available classes whose term of office in due to expire at the earliest date following such allocation.

  ARTICLE SEVENTH OF THE CERTIFICATE OF INCORPORATION SHALL BE DELETED AND THE REMAINING ARTICLES OF THE CERTIFICATE WOULD BE RENUMBERED ACCORDINGLY.

                                  APPENDIX VI
                           1996 STOCK INCENTIVE PLAN

                     INTERNATIONAL TECHNOLOGY CORPORATION

                           1996 STOCK INCENTIVE PLAN

  Section 1. Purpose of Plan

  The purpose of this 1996 Stock Incentive Plan ("Plan") of International Technology Corporation, a Delaware corporation (the "Company"), is to enable the Company to attract, retain and motivate its employees and non-employee directors by providing for or increasing the proprietary interests of such employees and non-employee directors in the Company, and to enable the Company to attract, retain and motivate its non-employee directors and further align their interest with those of the shareholders of the Company by providing for or increasing the proprietary interest of such directors in the Company.

  Section 2. Persons Eligible Under Plan

  Any person who is an employee or director of the Company or any of its subsidiaries, consultants or affiliates (an "Eligible Person") shall be eligible to be considered for the grant of Awards (as hereinafter defined) hereunder.

  Section 3. Awards

  (a) The Committee (as hereinafter defined), on behalf of the Company, is authorized under this Plan to enter into any type of arrangement with an Eligible Person that is not inconsistent with the provisions of this Plan and that, by its terms, involves or might involve the issuance of (i) shares of Common Stock, one dollar ($1.00) par value, of the Company or of any other class of security of the Company which is convertible into shares of the Company's Common Stock ("Shares") or (ii) a right or interest with an exercise or conversion privilege at a price related to the Shares or with a value derived from the value of the Shares, which right or interest may, but need not, constitute a "Derivative Security," as such term is defined in Rule 16a-1 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as such Rule may be amended from time to time. The entering into of any such arrangement is referred to herein as the "grant" of an "Award."

  (b) Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights, limited stock appreciation rights, phantom stock, dividend equivalents, performance units or performance shares, and an Award may consist of one such security or benefit, or two or more of them in tandem or in the alternative. The terms upon which an Award is granted shall be evidenced by a written agreement executed by the Company and the Eligible Person to whom such Award is granted.

  (c) Subject to paragraph (d)(ii) below, Awards may be issued, and Shares may be issued pursuant to an Award, for any lawful consideration as determined by the Committee, including, without limitation, services rendered by the Eligible Person.

  (d) Subject to the provisions of this Plan, the Committee, in its sole and absolute discretion, shall determine all of the terms and conditions of each Award granted under this Plan, which terms and conditions may (but need not) include, among other things:

    (i) provisions permitting the Committee to allow or require the recipient of such Award, including any Eligible Person who is a director or officer of the Company, or permitting any such recipient the right, to pay the purchase price of the Shares or other property issuable pursuant to such Award, and/or such recipient's tax withholding obligation with respect to such issuance, in whole or in part, by any one or more of the following means:

      (A) the delivery of cash;

      (B) the delivery of other property deemed acceptable by the Committee;

      (C) the delivery of previously owned shares of capital stock of the Company (including "pyramiding") or other property; or

      (D) a reduction in the amount of Shares or other property otherwise issuable pursuant to such Award;

    (ii) provisions specifying the exercise or settlement price for any option, stock appreciation right or similar Award, or specifying the method by which such price is determined, provided that the exercise or settlement price of any option, stock appreciation right or similar Award that is intended to qualify as "performance-based compensation" for purposes of
  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") provided that such price shall be not less than the fair market value of a Share on the date such Award is granted;

    (iii) provisions relating to the exercisability and/or vesting of Awards, lapse and non-lapse restrictions upon the Shares obtained or obtainable under Awards or under the Plan and the termination, expiration and/or forfeiture of Awards;

    (iv) provisions conditioning or accelerating the grant of an Award or the receipt of benefits pursuant to such Award, either automatically or in the discretion of the Committee, upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the exercise or settlement of a previous Award, the satisfaction of an event or condition within the control of the recipient of the Award or within the control of others, a change of control of the Company, an acquisition of a specified percentage of the voting power of the Company, the dissolution or liquidation of the Company, a sale of substantially all of the property and assets of the Company or an event of the type described in Section 7 hereof;

    (v) provisions required in order for such Award to qualify (A) as an incentive stock option under Section 422 of the Code (an "Incentive Stock Option"), (B) as "performance-based compensation" under Section 162(m) of the Code, and/or (C) for an exemption from Section 16 of the Exchange Act; and/or

    (vi) provisions restricting the transferability of Awards or Shares issued under Awards.

  (e) Unless otherwise provided by the Committee, the terms of any stock option granted under the Plan shall provide:


    (i) that the term of such option shall be ten years from the date of grant;

    (ii) that if the Eligible Person to whom such option was granted (the "Participant") ceases to be an Eligible Person for any reason other than death, disability, or retirement the option shall not thereafter become exercisable to an extent greater than it could have been exercised on the date the Participant's status as an Eligible Person ceased, and that on the death or disability of a Participant the option shall become fully exercisable;

    (iii) that (a) upon the retirement of the Participant the option shall fully vest and shall expire on the expiration date set forth in the option agreement; (b) upon the death or disability of the Participant the option shall fully vest and shall expire one year from the termination of the Participant's employment, (c) upon a termination for cause of the Participant no unvested portion of the option shall thereafter vest and the option shall expire one month from the termination of Participant's employment, and (d) upon the Participant's cessation to be an Eligible Person for any reason other than the foregoing, no unvested portion of the option shall thereafter vest and the option shall expire ninety (90) days after the termination of Participant's employment; and

    (iv) that the option shall not be assignable or otherwise transferable except by will or by the laws of descent and distribution or pursuant to a domestic relations order, and during the lifetime of the Participant, the option shall be exercisable only by the Participant or the transferee under a domestic relations order.

  (f) The exercise price of any stock option granted under the Plan shall not be less than 100% of the market value of a share of Common Stock on the date the option is granted;

  (g) The Committee may establish the performance criteria and level of achievement versus these criteria which shall determine the target and maximum amount payable under an Award, which criteria may be based on financial performance and/or personal performance evaluations. Notwithstanding anything to the contrary herein, the performance criteria for any Award that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m) shall be a measure based on one or more Qualifying Performance Criteria (as defined below) selected by the Committee and specified at the time the Award is granted. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied prior to payment or settlement of any Award that is intended by the Committee to satisfy the requirements for "performance-based compensation" under Code Section 162(m). For purposes of this Plan, the term "Qualifying Performance Criteria" shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either on an absolute basis or relative to a pre-established target, to previous years' results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow, (ii) earnings per share (including earnings before interest, taxes and amortization), (iii) stock price, (iv) return on equity, (v) total stockholder return, (vi) return on capital, (vii) return on assets or net assets, (viii) revenue, (ix) income or net income, (x) operating income or net operating income, (xi) operating profit or net operating profit, (xii) operating margin, (xiii) return on operating revenue, and (xiv) market share.

  Section 4. Stock Subject to Plan

  (a) Subject to adjustment as provided in Section 7 hereof, at any time, the aggregate number of Shares issued and issuable pursuant to all Awards (including all Incentive Stock Options) granted under this Plan shall not exceed 1,000,000, provided, however, that on April 1 of each of the years 1997, 1998, 1999, 2000 and 2001, such maximum number shall be increased by a number equal to two percent (2%) of the number of Common Shares issued and outstanding on each of such dates (with respect to any date, such maximum number shall be referred to herein as the "Share Limitation"). Such maximum number does not include the number of Shares subject to the unexercised portion of any Incentive Stock Option granted under this Plan that expires or is terminated.

  (b) Subject to adjustment as provided in Section 7 hereof, the aggregate number of Shares subject to Awards granted during any calendar year to any one Eligible Person (including the number of shares involved in Awards having a value derived from the value of Shares) shall not exceed 500,000.

  (c) The aggregate number of Shares issued under this Plan at any time shall equal only the number of shares actually issued upon exercise or settlement of an Award and not settled in cash or returned to the Company upon forfeiture of an Award or in payment or satisfaction of the purchase price, exercise price or tax withholding obligation of an Award.

  Section 5. Nature and Duration of Plan

  (a) This Plan is intended to constitute an unfunded arrangement for a select group of management or other key employees.

  (b) No Awards shall be made under this Plan after the fifth anniversary of the Effective Date of the Plan (as provided in Section 9). Although Shares may be issued after the fifth anniversary of the Effective Date pursuant to Awards made prior to such date, no Shares shall be issued under this Plan after the fifteenth anniversary of the Effective Date.

  Section 6. Administration of Plan

  (a) This Plan shall be administered by one or more committees of the Board (any such committee, the "Committee"). If no persons are designated by the Board to serve on the Committee, the Plan shall be administered by the Board and all references herein to the Committee shall refer to the Board. The Board shall have the discretion to appoint, add, remove or replace members of the Committee, and shall have the sole authority to fill vacancies on the Committee. Unless otherwise provided by the Board: (i) with respect to any Award for which such is necessary and desired for such Award to be exempted by Rule 16b-3 of the Exchange Act, the Committee shall consist of the Board of directors or of two or more directors each of whom is a "non-employee director" (as such term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time), (ii) with respect to any Award that is intended to qualify as "performance-based compensation" under Section 162(m) of the Code, the Committee shall consist of two or more directors, each of whom is an "outside director" (as such term is defined under Section 162(m) of the Code), and (iii) with respect to any other Award, the Committee shall consist of one or more directors (any of whom also may be an employee who has been granted or is eligible to be granted Awards under the Plan).

  (b) Subject to the provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan with respect to the Awards over which such Committee has authority, including, without limitation, the following:

    (i) adopt, amend and rescind rules and regulations relating to this Plan;

    (ii) determine which persons are Eligible Persons and to which of such Eligible Persons, if any, and when Awards shall be granted hereunder;

    (iii) grant Awards to Eligible Persons and determine the terms and conditions thereof, including the number of Shares subject thereto and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events (including events which the Board or the Committee determine constitute a change of control), or other factors;

    (iv) at any time cancel an Award, with or without the consent of the holder thereof, and grant a new Award to such holder in lieu thereof, which new Award may be the same or a different type of Award, may be for a greater or lesser number of Shares, may have a higher or lower exercise or settlement price and otherwise may have similar or dissimilar terms to the cancelled Award;

    (v) determine whether, and the extent to which adjustments are required pursuant to Section 7 hereof; and

    (vi) interpret and construe any terms and conditions of, and define any terms used in, this Plan, any rules and regulations under the Plan and/or any Award granted under this Plan.

  All decisions, determinations, and interpretations of the Committee shall be final and conclusive upon any Eligible Person to whom an Award has been granted and to any other person holding an Award.

  (c) The Committee may, in the terms of an Award or otherwise, temporarily suspend the exercisability of an Award and/or the issuance of Shares under an Award if the Committee determines that securities law or other considerations so warrant.

  Section 7. Adjustments

  If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, merger, consolidation, recapitalization, restructuring, reclassification, dividend (other than a regular, quarterly cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the Committee shall make appropriate and proportionate adjustments in (i) the number and type of shares or other securities or cash or other property that may be acquired pursuant to Awards theretofore granted under this Plan other than Incentive Stock Options and the exercise or settlement price of such Awards, and (ii) the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan; provided, however, that notwithstanding the foregoing, (A) such aggregate number of Shares shall be subject to adjustment under this Section 7 only to the extent that such will not affect the status of any Award intended to qualify as "performance based compensation" under Section 162(m) of the Code; and (B) the maximum number and type of shares or other securities that may be acquired pursuant to Incentive Stock Options theretofore granted under this Plan and that may be subject to Incentive Stock Options thereafter granted under this Plan (which need not correspond to the maximum number and type of shares or other securities that may be issued pursuant to such Awards thereafter granted under this Plan) shall be determined under this Section 7 in a manner consistent with the requirements for Incentive Stock Options.

  Section 8. Amendment and Termination of Plan

  The Board may amend, alter or discontinue the Plan or any agreement evidencing an Award made under the Plan, but no amendment or alteration shall be made which would impair the rights of any Award holder, without such holder's consent, under any Award theretofore granted, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any change of control (as defined, if applicable, in the agreement evidencing such Award) that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated. The Committee may determine whether or not any amendment to a previously granted Award is, for purposes of the Plan, deemed to be a cancellation and new grant of the Award. Notwithstanding the foregoing, if an amendment to the Plan would affect the ability of Awards granted under the Plan to comply with any law, rule or regulation (including any rule of a self-regulatory organization), and if the Committee determines that it is necessary or desirable for any Awards theretofore or thereafter granted that are intended to comply with any such provision to so comply, the amendment shall be approved by the Company's stockholders to the extent required for such Awards to continue to comply with such law, rule or regulation.

  Section 9. Effective Date of Plan

  The Effective Date of this Plan shall be the date upon which it is approved by the affirmative votes of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at the Company's annual meeting of stockholders.

  Section 10. Compliance with Other Laws and Regulations

  The Plan, the grant and exercise of Awards thereunder, and the obligation of the Company to sell and deliver shares under such Awards, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law or issuance of any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable.

  Section 11. No Right to Company Employment

  Nothing in this Plan or as a result of any Award granted pursuant to this Plan shall confer on any individual any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate an individual's employment at any time. The agreement evidencing an Award may contain such provisions as the Committee may approve with respect to the effect of approved leaves of absence.

  Section 12. Liability of Company

  The Company and any affiliate which is in existence or hereafter comes into existence shall not be liable to an Eligible Person or other persons as to:

  (a) The Non-Issuance of Shares. The non-issuance or sale of shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company's counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

  (b) Tax Consequences. Any tax consequence expected, but not realized, by any Eligible Person or other person due to the issuance, exercise, settlement, cancellation or other transaction involving any Award granted hereunder.

  Section 13. Governing Law

  This Plan and any Awards and agreements hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law.

  IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing by directors of the Company, International Technology Corporation has caused these presents to be duly executed in its name and behalf by its
proper officers thereunto duly authorized as of this   day of November, 1996.

                                     INTERNATIONAL TECHNOLOGY CORPORATION

                                                    Anthony J. DeLuca,

                                                    President and

                                              Acting Chief Executive Officer


ATTEST:

             James G. Kirk
               Secretary

                                   P R O X Y
-------------------------------------------------------------------------------


                     INTERNATIONAL TECHNOLOGY CORPORATION

                        ANNUAL MEETING OF STOCKHOLDERS

                            NOVEMBER 20, 1996

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

  The undersigned constitutes and appoints ANTHONY J. DELUCA and E. MARTIN GIBSON and each of them, attorneys-in-fact and proxies of the undersigned, to represent the undersigned and to vote all shares of Common Stock, $1.00 par value, of International Technology Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company (the "1996 Annual Meeting") to be held at 9:00 a.m. Pacific Standard Time, on Wednesday, November 20, 1996, at the Sheraton Grande Hotel, located at 333 South Figueroa Street, Los Angeles, California 90071, and at any adjournment or postponement thereof. All proxies shall be voted as directed, or, if no direction is given, for Proposals 1, 3 and 4 listed on the reverse side and for the nominees named on the reverse side.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE                SEE REVERSE
                                                              SIDE
                                                          -----------

-------------------------------------------------------------------------------
                        -- FOLD AND DETACH HERE --

                                              [X] PLEASE MARK YOUR VOTES
                                                  AS IN THIS EXAMPLE


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INTERNATIONAL TECHNOLOGY CORPORATION.


1. APPROVAL OF PROPOSED CARLYLE INVESTMENT INCLUDING ONE-FOR-FOUR REVERSE STOCK SPLIT, REDUCTION IN THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK AND REDUCTION IN PAR VALUE OF COMMON STOCK

                      FOR          AGAINST        ABSTAIN
                      [_]            [_]            [_]



2. ELECTION OF DIRECTORS: Nominees: Kirby L. Cramer, James C. McGill and W. Scott Martin

                            FOR           WITHHELD
                            [_]             [_]


                                --------------------------------------
                [_]             For all nominees except as noted above


3. APPROVAL OF THE 1996 STOCK INCENTIVE PLAN

                      FOR          AGAINST        ABSTAIN
                      [_]            [_]            [_]



4. APPROVAL OF AMENDMENTS TO THE CERTIFICATE OF INCORPORATION ELIMINATING CUMULATIVE VOTING AND ELIMINATING CLASSIFIED BOARD OF DIRECTORS

                      FOR          AGAINST        ABSTAIN
                      [_]            [_]            [_]



5. In the discretion of the proxyholders with respect to any other matter that may properly come before the 1996 Annual Meeting and at any adjournment(s) or postponement(s) thereof. The Board of Directors is not aware of any other matters that will be presented at the meeting.


                             MARK HERE FOR ADDRESS   [_]
                            CHANGE AND NOTE AT LEFT


PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

Please date and sign exactly as your name or names appear hereon. If more than one owner, all should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should indicate their fiduciary capacity or full title when signing.


Signature:_________________________     Date:________________________

Signature:_________________________     Date:________________________